Prospectus Supplement No. 6 Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 28, 2022)
Registration Statement No. 333-264374

Prospectus Supplement No. 6 Filed Pursuant to Rule 424(b)(3)

(to Prospectus dated April 28, 2022)

Registration Statement No. 333-259446
Prospectus Supplement No. 6 Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 28, 2022)
Registration Statement No. 333-256137

Airspan Networks Holdings Inc.

Up to 12,045,000 Shares of Common Stock

and

Up to 72,934,201 Shares of Common Stock and

Up to 7,358,078 Warrants to Purchase Common Stock

Offered By the Selling Securityholders

9,000,000 Shares of Common Stock Underlying 9,000,000 Warrants

This prospectus supplement (“Prospectus Supplement”) further updates, amends and supplements (i) the prospectus dated April 28, 2022 (the “Prospectus”), which forms a part of our registration statements on Form S-1, File Nos. 333-259446 and 333-264374, relating to the issuance of up to 12,045,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), consisting of (a) 11,500,000 shares of our Common Stock issuable upon exercise of a like number of warrants to purchase our Common Stock at an exercise price of $11.50 per share originally issued as part of units in our initial public offering and (b) 545,000 shares of our Common Stock issuable upon exercise of a like number of warrants (the “Private Placement Warrants”) to purchase our Common Stock at an exercise price of $11.50 per share originally issued as part of units sold in a private placement in connection with our initial public offering, as well as the offer and sale, from time to time, by the selling securityholders named in the Prospectus, or any of their pledgees, donees, assignees and successors-in-interest (“permitted transferees” and, collectively with such selling securityholders, the “Selling Securityholders”), of (a) up to an aggregate of 7,500,000 shares of our Common Stock that were issued to certain investors in connection with the sale of shares for a purchase price of $10.00 per share in a private placement immediately prior to the closing of our business combination agreement, (b) up to an aggregate of 2,750,000 shares initially purchased by New Beginnings Sponsor, LLC, a Delaware limited liability company, in a private placement in September 2020, (c) up to an aggregate of 45,496,960 shares of our Common Stock otherwise held by the Selling Securityholders, (d) up to an aggregate of 100,000 shares of our Common Stock that may be issued upon exercise of a Warrant, dated as of March 5, 2021, by and between Airspan Networks Inc. and DISH Network Corporation, a Nevada corporation, (e) up to an aggregate of 545,000 shares of our Common Stock that may be issued upon exercise of the Private Placement Warrants, (f) up to an aggregate of 2,271,026 shares of our Common Stock that may be issued upon exercise of warrants to purchase one share of our Common Stock per warrant, at an exercise price of $12.50 (“Post-Combination $12.50 Warrants”), (g) up to an aggregate of 2,271,026 shares of our Common Stock that may be issued upon exercise of warrants to purchase one share of our Common Stock per warrant, at an exercise price of $15.00 (“Post-Combination $15.00 Warrants”), (h) up to an aggregate of 2,271,026 shares of our Common Stock that may be issued upon exercise of warrants to purchase one share of our Common Stock per warrant, at an exercise price of $17.50 (“Post-Combination $17.50 Warrants”), (i) up to an aggregate of 9,729,163 shares of our Common Stock that may be issued upon conversion of senior secured convertible notes issued on August 13, 2021, (j) up to an aggregate of 545,000 Private Placement Warrants, (k) up to an aggregate of 2,271,026 Post-Combination $12.50 Warrants, (l) up to an aggregate of 2,271,026 Post-Combination $15.00 Warrants and (m) up to an aggregate of 2,271,026 Post-Combination $17.50 Warrants; and (ii) the prospectus dated April 28, 2022 (the “Warrant Prospectus” and together with the Prospectus, the “Prospectuses”), which forms a part of our registration statement on Form S-4, File No. 333-256137, relating to the issuance of up to 9,000,000 shares of our Common Stock, issuable from time to time upon the exercise of 9,000,000 outstanding warrants, consisting of (i) 3,000,000 Post-Combination $12.50 Warrants, (ii) 3,000,000 Post-Combination $15.00 Warrants and (iii) 3,000,000 Post-Combination $17.50 Warrants, in each case, that were issued by us on August 13, 2021 as part of the consummation of a business combination transaction between us (then known as New Beginnings Acquisition Corp.), Artemis Merger Sub Corp. and Airspan Networks Inc.

This Prospectus Supplement is being filed to further update, amend and supplement the information included or incorporated by reference in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2023 (the “Report”). Accordingly, we have attached the Report to this Prospectus Supplement and the Report is incorporated by reference into this Prospectus Supplement.

The attached information further updates, amends and supplements certain information contained in the Prospectuses. To the extent information in this Prospectus Supplement differs from, updates or conflicts with information contained in the Prospectuses, the information in this Prospectus Supplement is the more current information. This Prospectus Supplement is not complete without, and should not be delivered or utilized, except in conjunction with the Prospectuses, including any supplements and amendments thereto. You should read this Prospectus Supplement in conjunction with the Prospectuses, including any supplements and amendments thereto.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of the Prospectus and page 6 of the Warrant Prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this Prospectus Supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 9, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2023

Airspan Networks Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39679	85-2642786
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 310, Boca Raton, FL 33431
(Address of principal executive offices) (Zip Code)

(561) 893-8670
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MIMO	NYSE American
Warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	MIMO WS	NYSE American
Warrants, exercisable for shares of common stock at an exercise price of $12.50 per share	MIMO WSA	NYSE American
Warrants, exercisable for shares of common stock at an exercise price of $15.00 per share	MIMO WSB	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 8, 2023, Airspan Networks Holdings Inc., a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Airspan Networks Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Seller”), Mimosa Networks, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Seller (“Mimosa”), and Radisys Corporation, an Oregon corporation (“Buyer”), pursuant to which Seller will sell all of the issued and outstanding shares of common stock of Mimosa to Buyer for an aggregate purchase price of approximately $60,000,000 in cash (subject to customary adjustments as set forth in the Purchase Agreement) on the terms and subject to the conditions set forth in the Purchase Agreement (the “Transaction”).

Mathew Oommen, President of Reliance Jio Infocomm Limited, an affiliate of Buyer (“Reliance Jio”) is a member of the board of directors of the Company (the “Board”). Each of Reliance Jio and Buyer is a wholly-owned subsidiary of Jio Platforms Limited, an Indian multinational company that is a subsidiary of Reliance Industries Limited. Reliance Jio is a shareholder of the Company and was one of the Company’s largest customers by revenue for the year ended December 31, 2022, primarily for products sold by Mimosa.

On March 6, 2023, the Board approved the Company’s entry into the Purchase Agreement. Mr. Oommen recused himself from the Board’s consideration and approval of the Transaction.

The Purchase Agreement contains customary representations, warranties and covenants by the parties thereto subject to specified exceptions and qualifications set forth more fully in the Purchase Agreement. Among other things, between the date of the Purchase Agreement and the consummation of the Transaction, Mimosa has agreed, subject to certain exceptions, to carry on its business in the ordinary course consistent with past practice and to use commercially reasonable efforts to preserve intact its business. The Purchase Agreement also contains a non-competition covenant prohibiting the Company and its subsidiaries from engaging in business activities that compete with certain business activities of Mimosa and from soliciting employees of Mimosa or its subsidiaries for a period of five years following the closing of the Transaction.

The Purchase Agreement provides that Seller will, following the closing of the Transaction, indemnify Buyer and its affiliates for certain losses arising out of or relating to (i) any inaccuracies in, or breaches of, certain representations and warranties made by the Seller or Mimosa in connection with the Transaction, (ii) breaches of certain covenants made by the Seller or Mimosa in connection with the Transaction, (iii) any fraud or willful misconduct by the Company, Seller, or Mimosa in connection with the Transaction, (iv) certain actions based on ownership or rights as securityholders of Mimosa, (v) claims for indemnification brought by certain officers or directors of Mimosa, (vi) certain expenses incurred in connection with the Transaction, (vii) certain litigation, including costs and expenses thereof, in connection with the Transaction, and (viii) certain liabilities for taxes. The Purchase Agreement also provides that Buyer will, following the closing of the Transaction, indemnify Seller for certain losses arising out of or relating to (i) any inaccuracies in, or breaches of, certain representations and warranties made by the Buyer in connection with the Transaction, (ii) breaches of certain covenants made by the Buyer in connection with the Transaction, (iii) any fraud or willful misconduct by the Buyer in connection with the Transaction, and (iv) certain litigation, including costs and expenses thereof, in connection with the Transaction. Subject to certain specified exceptions contained in the Purchase Agreement, each party’s representations and warranties designated as fundamental will survive for a period of twenty-four months following the closing of the Transaction, and non-fundamental representations and warranties will survive for a period of eighteen months following the closing of the Transaction, after which time the non-breaching party and its affiliates will have no liability under the Purchase Agreement with respect to breaches thereof. The foregoing indemnification obligations are subject to certain exceptions and limitations set forth more fully in the Purchase Agreement.

In connection with the Transaction, Buyer purchased representation and warranty insurance policies with respect to breaches of the representations and warranties of Seller and Mimosa set forth in the Purchase Agreement, and Seller has agreed to reimburse Buyer for 50% of the premium and certain other costs related to such policies. The policies are subject to a retention amount, policy exclusions, policy limits and certain other customary terms and conditions. At the closing of the Transaction, an aggregate amount of $600,000 of the purchase price will be deposited into an escrow account for up to one year from the closing date of the Transaction to satisfy indemnification obligations of the Seller.

1

Each party’s obligations to consummate the Transaction pursuant to the Purchase Agreement are subject to customary closing conditions as set out in the Purchase Agreement, including, among others, (i) approval of the Transaction by the Committee on Foreign Investment in the United States (“CFIUS”), (ii) approval of the Transaction by the Competition Authority of the Republic of Turkey (“CART”), (iii) transfer of ownership of specified intellectual property used in the business of Mimosa from Seller or its subsidiaries (other than Mimosa and its subsidiaries) to Mimosa or a subsidiary of Mimosa, (iv) the consents, waivers, authorizations and approval of the Company’s lender required in connection with the consummation of the Transaction, and (v) entry into by Mimosa, or assignment to Mimosa by Seller and the Company, of certain specified agreements between one or more of Seller and its affiliates and their respective suppliers.

The Purchase Agreement also provides that, at the closing of the Transaction, Seller and Mimosa will enter into, among other agreements, a reseller agreement, pursuant to which Mimosa will provide Seller products of Mimosa for resale following the closing of the Transaction on the terms and conditions set forth therein; a transition services agreement, pursuant to which Seller will provide to Mimosa certain transition services following the closing of the Transaction on the terms and conditions set forth therein; and a license agreement pursuant to which Seller will grant to Mimosa a non-exclusive license to Seller’s Netspan element management system and related tools on the terms and conditions set forth therein.

The Purchase Agreement contains customary termination rights for each of Seller and Buyer, including the right of either Seller or Buyer to terminate the Purchase Agreement if the closing of the Transaction has not occurred within the later of (x) the date that is 130 days from the date of the Purchase Agreement and (y) in the event that notice for CFIUS approval has not been submitted on or before the date that is 30 days from the date of the Purchase Agreement, the date that is 100 days from the date of submission of such notice; provided however, that such period may be extended by either Buyer or Seller for an additional 80 days only if approval of the Transaction by CFIUS or CART has not been obtained at such time.

The above description of the Purchase Agreement and the Transaction is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specified dates, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement. The representations and warranties have been made for the purpose of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts and may be subject to a contractual standard of materiality different from what might be viewed as material to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, Seller, Mimosa, or Buyer. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 2.02 Results of Operations and Financial Condition.

On March 9, 2023, the Company issued a press release announcing certain of its preliminary financial results for the fourth quarter and year ended December 31, 2022. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing

Item 7.01. Regulation FD Disclosure.

On March 8, 2023, the Company issued a press release announcing its entry into the Purchase Agreement, a copy of which is furnished as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.2, shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

2

Forward Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, including the Transaction, as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this Current Report on Form 8-K are made as of the date of this Current Report on Form 8-K, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the Company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the satisfaction of the closing conditions of the Transaction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated as of March 8, 2023, by and among Airspan Networks Holdings Inc, Airspan Networks Inc., Mimosa Networks, Inc., and Radisys Corporation.

99.1	Press Release issued by Airspan Networks Holdings Inc. on March 9, 2023.

99.2	Press Release issued by Airspan Networks Holdings Inc. on March 8, 2023.

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 9, 2023	Airspan Networks Holdings Inc.

	By:	/s/ Eric Stonestrom
Eric Stonestrom
Chairman and Chief Executive Officer

4

Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

RADISYS CORPORATION,

AIRSPAN NETWORKS INC.

MIMOSA NETWORKS, INC.

and

AIRSPAN NETWORKS HOLDINGS INC.

Dated as of March 8, 2023

TABLE OF CONTENTS

Article I

PURCHASE AND SALE

1.1	Purchase and Sale	1
1.2	Closing	1
1.3	Closing Purchase Price	2
1.4	Transactions to be Effected at the Closing	2
1.5	Taxes; Withholding	4
1.6	Closing Purchase Price Adjustment	4

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Organization, Standing and Power	7
2.2	Capitalization; Consideration	7
2.3	Subsidiaries	8
2.4	Power and Authority; Binding Agreement; Authorization	9
2.5	Powers of Attorney	9
2.6	Solvency	9
2.7	No Conflict; Required Approvals	9
2.8	Financial Statements	10
2.9	Absence of Certain Changes	11
2.10	Taxes	14
2.11	Owned and Leased Real Properties	15
2.12	Intellectual Property	17
2.13	Contracts	21
2.14	Customers and Suppliers	24
2.15	Effect of the Acquisition	24
2.16	Litigation	24
2.17	Environmental Matters	25
2.18	Employee and Benefits Matters	26
2.19	Compliance With Laws; Permits	30
2.20	Insurance	31
2.21	Product Liability	31
2.22	Privacy and Information Security; Regulatory Matters	32
2.23	Absence of Undisclosed Liabilities	33
2.24	Related Party Transactions	33
2.25	Trade Controls Laws	34
2.26	Government Contract Matters	34
2.27	Anti-Corruption Laws	35
2.28	Title to and Sufficiency of Assets	35

i

2.29	Books and Records	36
2.30	Directors and Officers; Bank Accounts	36
2.31	PPP Loan	36
2.32	Brokers	36
2.33	No Other Representations or Warranties	36

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.1	Organization, Standing and Power	37
3.2	Authority; No Conflict; Required Filings and Consents	37
3.3	Title to Shares	38
3.4	Litigation	38
3.5	Brokers	38
3.6	No Other Representations or Warranties	38

Article IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

4.1	Organization, Standing and Power	39
4.2	Authority; No Conflict; Required Filings and Consents	39
4.3	Litigation	40
4.4	Sufficient Funds	40
4.5	Securities Act	40
4.6	Brokers	40
4.7	No Additional Representations; No Reliance	40

Article V

COVENANTS

5.1	Confidentiality	41
5.2	Public Disclosure	43
5.3	Tax Matters	43
5.4	Indemnification of Directors and Officers	46
5.5	Interim Operations of the Company	47
5.6	Consents, Approvals, and Filings	47
5.7	Access and Reports; Consultation	49
5.8	Restrictive Covenants	50
5.9	R&W Insurance	51
5.10	IP Transfer	51
5.11	Employee Matters	52
5.12	Employee Benefits	53

5.13	Notice of Material Events	55
5.14	Intercompany Arrangements	55
5.15	Contact with Customers and Suppliers	55
5.16	Subsidiary Dissolution	55
5.17	Delivery of Financial Statements	56
5.18	Transition Services Agreement	56
5.19	Transfer of Seller Homologations	56
5.20	Additional Pre-Closing Actions	56

Article VI

INDEMNIFICATION

6.1	Survival of Representations and Warranties	57
6.2	Indemnification of the Buyer	57
6.3	Indemnification of the Seller	58
6.4	Limitations on Indemnification	58
6.5	Other Limitations and Guidelines	60
6.6	Third Party Claims	61
6.7	Remedies	62
6.8	Tax Treatment of Indemnification Claims	62
6.9	Damages	63
6.10	Release of Funds in Indemnification Escrow Account	63

Article VII

DEFINITIONS

7.1	Certain Terms	63

Article VIII

CLOSING CONDITIONS

8.1	Conditions to Each Party’s Obligation to Consummate the Transactions	77
8.2	Conditions to Obligations of the Buyer	77
8.3	Conditions to Obligations of the Company and the Seller	78
8.4	Frustration of Closing Conditions	79

Article IX

TERMINATION

9.1	Termination	79
9.2	Effect of Termination and Abandonment	80

Article X

MISCELLANEOUS

10.1	Notices	80
10.2	Entire Agreement	81
10.3	No Third Party Beneficiaries	82
10.4	Assignment	82
10.5	Severability	83
10.6	Counterparts and Signature	83
10.7	Interpretation	83
10.8	Governing Law	84
10.9	Remedies	84
10.10	Consent to Jurisdiction	85
10.11	Waiver of Jury Trial	85
10.12	Company Disclosure Schedule	86
10.13	Knowledge	86
10.14	Fees and Expenses	87
10.15	Amendment	87
10.16	Joint Drafting	87
10.17	Fulfillment of Obligations	87

ANNEXES AND EXHIBITS

Annex A	Consents, Approvals, and Filings

Exhibit A	Sample Estimates Statement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Reseller Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of License Agreement
Exhibit F	Form of Resignation Letters
Exhibit G	Sample Calculation of Closing Working Capital
Exhibit H	Excluded Representations
Exhibit I	R&W Insurance Policies
Exhibit J	Additional Pre-Closing Actions
Exhibit K	Additional Closing Conditions

v

TABLE OF DEFINED TERMS

Defined Term	Reference
Accounting Principles	Section 1.3(a)
Accounts Receivable	Section 2.8(b)
Acquisition	Section 1.1
Action	Section 2.16
Adjusted Purchase Price	Section 1.6(f)
Adjustment Escrow Account	Article VII
Adjustment Escrow Amount	Article VII
Affiliate	Article VII
Aggregate Cap	Section 6.4(a)
Agreement	Preamble
Airspan Indemnitees	Section 6.3
Ancillary Agreement	Article VII
Anti-Corruption Laws	Section 2.27
Author	Section 2.12(f)
Bankruptcy and Equity Exception	Section 2.4
Base Purchase Price	Section 1.3(b)
Benefit Plans	Article VII
Business	Article VII
Business Data	Article VII
Business Day	Article VII
Business Employee	Article VII
Buyer	Preamble
Buyer Fundamental Representations	Article VII
Buyer Indemnitees	Section 6.2
Buyer Material Adverse Effect	Article VII
Buyer Plan	Section 5.12(h)
Buyer’s Health FSA	Section 5.12(f)
Capital Stock	Article VII
Cash and Cash Equivalents	Article VII
CFIUS	Article VII
CFIUS Approval	Article VII
CFIUS Notice	Section 5.6(b)
Closing	Section 1.2
Closing Cash	Article VII
Closing Date	Section 1.2
Closing Indebtedness	Article VII
Closing Purchase Price	Section 1.3(b)
Closing Statement	Section 1.6(a)
Closing Working Capital	Article VII
Code	Article VII
Collateral Source	Section 6.5(a)
Common Stock	Article VII

Defined Term	Reference
Company	Preamble
Company Balance Sheet	Section 2.8(a)
Company Capital Stock	Article VII
Company Disclosure Schedule	Article II
Company Financial Statements	Section 2.8(a)
Company Group	Article VII
Company Intellectual Property	Article VII
Company IT Systems	Article VII
Company Leases	Section 2.11(b)
Company Material Adverse Effect	Article VII
Company Material Contracts	Section 2.13(a)
Company Permits	Section 2.19(b)
Company Personnel	Section 2.18(g)
Company Plans	Article VII
Company Transaction Expenses	Article VII
Company’s Knowledge,	Section 10.13
Company-Owned Intellectual Property	Article VII
Confidential Information	Section 5.1(a)
Confidentiality Agreement	Article VII
Consolidated Returns	Section 5.3(a)(ii)
Continuation Period	Section 5.11(a)
Contract	Section 2.7(a)
Current Assets	Article VII
Current Liabilities	Article VII
Design Agreement	Section 2.13(c)
Disclosing Party	Section 5.1(a)
Dispute Notice	Section 1.6(b)
Disputed Item	Section 1.6(b)
DPA	Article VII
Environmental Law	Article VII
ERISA	Article VII
ERISA Affiliate	Article VII
Escrow Account	Article VII
Escrow Agent	Article VII
Escrow Agreement	Section 1.4(a)(vii)
Escrow Amount	Article VII
Estimated Closing Cash	Section 1.3(a)
Estimated Closing Indebtedness	Section 1.3(a)
Estimated Closing Working Capital	Section 1.3(a)
Estimated Company Transaction Expenses	Section 1.3(a)
Estimates Statement	Section 1.3(a)
Exchange Act	Article VII
Excluded Licenses	Article VII
Excluded Representations	Article VII

Defined Term	Reference
Execution Date	Preamble
Existing Credit Documentation	Article VII
Extraordinary Action	Section 5.6(a)
FCC Laws	Article VII
FCC License	Article VII
Final Allocation	Section 5.3(g)
Foreign Plan	Section 2.18(b)
Fraud	Article VII
Fundamental Representations	Article VII
GAAP	Article VII
Government Bid	Section 2.26(a)
Government Contract	Article VII
Governmental Entity	Article VII
Hazardous Substance	Article VII
ICC	Section 5.6(d)
Indebtedness	Article VII
Indemnification Escrow Account	Article VII
Indemnification Escrow Amount	Article VII
Indemnified Party	Section 6.6(a)
Indemnified Persons	Section 5.4(a)
Indemnified Taxes	Article VII
Indemnifying Party	Section 6.6(a)
Infringement	Article VII
Initial Allocation	Section 5.3(g)
Insurance Policies	Section 2.20
Intellectual Property	Article VII
Intellectual Property Representations	Article VII
IP Transfer	Section 5.10
Know-How	Article VII
Known to the Company,	Section 10.13
Law	Section 2.7(a)
Law No. 6698	Article VII
Leased Real Property	Section 2.11(b)
Liabilities	Article VII
License Agreement	Section 1.4(a)(x)
Liens	Section 2.7(a)
Lookback Date	Article VII
Losses	Article VII
Material Customers	Section 2.14(a)
Material Suppliers	Section 2.14(a)
Mimosa International	Section 5.16
Negative Adjustment Amount	Section 1.6(f)(ii)
New Bonuses	Section 5.11(a)
Non-U.S. Transferred Employees	Section 5.11(d)

Defined Term	Reference
Open Source License	Section 2.12(j)
Open Source Materials	Section 2.12(j)
Order	Section 2.7(a)
Parent	Preamble
Parent Restricted Parties	Section 5.8(a)
Participant	Section 2.9(ix)
Patents	Article VII
Payoff Letters	Article VII
Permitted Liens	Article VII
Person	Section 2.7(a)
Personal Information	Article VII
Positive Adjustment Amount	Section 1.6(f)(i)
Post-Closing Tax Period	Article VII
Post-Closing Tax Return	Section 5.3(a)(iii)
PPP Loan	Article VII
Pre-Closing Tax Period	Article VII
Pre-Closing Taxes	Article VII
Predecessor	Section 2.12(f)
Privacy and Information Security Requirements	Article VII
Process	Article VII
Processing	Article VII
Protected Employees	Section 5.8(b)
Purchase Price	Section 1.1
Qualified Accounting Firm	Article VII
R&W Costs	Section 5.9
R&W Insurance Policies	Article VII
R&W Insurers	Article VII
Receiving Party	Section 5.1(a)
Recipients	Section 5.1(a)
Referee	Section 1.6(d)
Reference Time	Article VII
Registered Company IP	Section 2.12(d)
Related Party	Section 2.24
Required PTO Payment	Section 5.11(c)
Reseller Agreement	Section 1.4(a)(viii)
Resolution Period	Section 1.6(c)
Restricted Cash	Article VII
Restriction Period	Section 5.8(a)
Restrictive Covenants	Section 5.8(c)
Retention Amount	Article VII
Section 338(h)(10) Election	Section 5.3(g)
Securities Act	Section 2.2(b)
Security Incident	Article VII

Defined Term	Reference
Seller	Preamble
Seller Homologations	Section 5.19
Seller Material Adverse Effect	Article VII
Seller Plans	Article VII
Seller’s Health FSA	Section 5.12(f)
Shareholder Agreement	Section 2.2(b)
Shares	Recitals
Software	Article VII
Straddle Tax Period	Article VII
Subsidiary	Article VII
Survival Period	Section 6.1
Systems	Article VII
Target Maximum Working Capital	Article VII
Target Minimum Working Capital	Article VII
Tax Claim	Section 5.3(e)
Tax Representations	Article VII
Tax Returns	Article VII
Taxes	Article VII
Termination Date	Section 9.1(b)
Third Party Claim	Section 6.6(a)
Third Party Intellectual Property	Section 2.12(c)
Third Party Service Provider	Article VII
to the Knowledge of the Company	Section 10.13
Trade Control Laws	Section 2.25(a)
Transfer Taxes	Section 5.3(b)
Transferred Employees	Section 5.11(d)
Transferred Intellectual Property	Section 5.10
Transition Services Agreement	Section 1.4(a)(ix)
Turkish Competition Board	Article VII
Turkish Competition Law	Article VII
Turkish Competition Law Approval	Article VII
Turkish Subsidiary	Article VII
Unresolved Items	Section 1.6(d)
U.S. Transferred Employees	Section 5.11(d)

x

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 8, 2023 (the “Execution Date”), by and among Radisys Corporation, an Oregon corporation (the “Buyer”), Airspan Networks Inc., a Delaware corporation (the “Seller”), Mimosa Networks, Inc., a Delaware corporation (the “Company”) and, solely with respect to Section 5.8, Article VI and Article X, Airspan Networks Holdings Inc., a Delaware corporation (“Parent”).

WHEREAS, the Seller owns one hundred percent (100%) of the issued and outstanding shares of Common Stock (collectively, the “Shares”); and

WHEREAS, the Buyer wishes to purchase from the Seller, and the Seller wishes to sell to the Buyer, at the Closing, the Shares, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

PURCHASE AND SALE

1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) the Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, the Shares and (b) the Buyer shall pay and deliver the Closing Purchase Price as set forth in Section 1.3(b) and subject to adjustment as set forth in Section 1.6(f) (the “Purchase Price”). The purchase and sale of the Shares and the payment of the Purchase Price pursuant to the terms and subject to the conditions hereof are collectively referred to in this Agreement as the “Acquisition”.

1.2 Closing. The closing of the Acquisition (the “Closing”) shall take place remotely via the exchange of documents and signatures by electronic means, as soon as practicable, but not later than the tenth (10th) Business Day following the satisfaction (or waiver by the parties entitled to the benefit thereof) of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time, place and date as the Buyer and the Seller mutually agree in writing (email shall suffice). For purposes of this Agreement, the “Closing Date” shall be the date on which the Closing occurs. All of the actions to be taken and documents to be delivered at the Closing shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery shall be effective until all are complete, except as specifically provided herein.

1.3 Closing Purchase Price.

(a) At least ten (10) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a statement consistent with the sample statement set forth in Exhibit A (the “Estimates Statement”) setting forth, in reasonable detail, a good faith calculation of the Seller’s estimate of (i) Closing Cash (“Estimated Closing Cash”), (ii) Company Transaction Expenses (“Estimated Company Transaction Expenses”), (iii) Closing Indebtedness (“Estimated Closing Indebtedness”) and (iv) Closing Working Capital (“Estimated Closing Working Capital”), in each case, together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Estimates Statement. The Estimates Statement shall also include the Seller’s calculation of the Closing Purchase Price based on the amounts included in the Estimates Statement. The Estimates Statement shall be prepared in accordance with (x) the same accounting principles, policies, methods and procedures, consistently applied, as those used in the Company Balance Sheet and (y) to the extent not addressed by the immediately preceding clause (x), GAAP (the “Accounting Principles”). During the period after the delivery of the Estimates Statement and prior to the Closing Date, the Buyer shall have an opportunity to review and provide comments to the Estimates Statement and the Seller shall and shall cause the Company to cooperate in a reasonable manner with the Buyer and consider in good faith any reasonable comments provided by the Buyer in writing; provided that in no event shall any review of the Estimates Statement by the Buyer, or any dispute relating thereto, delay or prevent the Closing. If the Seller accepts any such comments, it shall deliver to the Buyer an updated version of the Estimates Statement.

(b) The aggregate consideration payable by the Buyer at the Closing (the “Closing Purchase Price”) shall equal (i) $60,000,000 (the “Base Purchase Price”), plus (ii) the amount of Estimated Closing Cash, plus (iii) the amount, if any, by which Estimated Closing Working Capital exceeds Target Maximum Working Capital, minus (iv) the amount, if any, by which Target Minimum Working Capital exceeds Estimated Closing Working Capital, minus (v) the amount of Estimated Company Transaction Expenses, minus (vi) the amount of Estimated Closing Indebtedness, minus (vii) the Escrow Amount, in each case, determined without duplication.

1.4 Transactions to be Effected at the Closing.

(a) At or prior to the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer each of the following:

(i) certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, free and clear of all Liens (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities Laws, and restrictions created, directly or indirectly, by or on behalf of the Buyer);

(ii) a certificate, duly executed by an authorized officer of the Seller, as contemplated by Sections 8.2(a) and 8.2(b);

(iii) a certificate, duly executed by an authorized officer of the Company, as contemplated by Sections 8.2(a) and 8.2(b)

(iv) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller certifying, as applicable, that attached thereto (A) are true and complete copies of the requisite approval and all resolutions adopted by the Seller’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Acquisition and (B) are the names and signatures of the officers of the Seller authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying, as applicable, that attached thereto (A) are true and complete copies of the requisite approvals and all resolutions adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Acquisition, (B) are the names and signatures of the officers of the Company authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder, and (C) are true and complete copies of the organizational documents of the Company and its Subsidiaries;

(vi) a certificate of good standing from the Secretary of State for the State of Delaware in respect of the Company dated as of no earlier than three (3) Business Days prior to the Closing Date;

(vii) a copy of an escrow agreement substantially in the form attached as Exhibit B (the “Escrow Agreement”), duly executed by the Seller;

(viii) a copy of a reseller agreement, substantially in the form attached as Exhibit C (the “Reseller Agreement”), duly executed by the Seller and the Company;

(ix) a copy of a transition services agreement substantially in the form attached as Exhibit D with the exhibits thereto to be finalized in accordance with Section 5.18 (the “Transition Services Agreement”), duly executed by the Seller and the Company;

(x) a copy of a license agreement substantially in the form attached as Exhibit E (the “License Agreement”), duly executed by the Seller and the Company;

(xi) resignation letters in the form attached hereto as Exhibit F, effective as of the Closing, executed by each director and officer, as applicable, of the Company and its Subsidiaries as designated by the Buyer in writing to the Company (such designation to have been made at least three (3) Business Days prior to the Closing Date); and

(xii) an IRS Form W-9 of the Seller certifying that it is a United States person and not subject to backup withholding.

(b) At or prior to the Closing, the Buyer shall deliver to the Seller each of the following:

(i) payment, by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Seller (such designation to have been made at least three (3) Business Days prior to the Closing Date), of an amount equal to the Closing Purchase Price; and

(ii) a copy of the Escrow Agreement, duly executed by the Buyer;

(iii) a certificate, duly executed by an authorized officer of the Buyer, as contemplated by Sections 8.3(a) and 8.3(b).

(c) At Closing, by wire transfer of immediately available funds, the Buyer shall pay, or cause to be paid, the Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds to be held in the Escrow Account, subject to the terms and conditions of the Escrow Agreement.

(d) Promptly following the Closing, by wire transfer of immediately available funds, on behalf of the Company and its Subsidiaries, the Company shall pay, or the Buyer shall cause the Company to pay, the Company Transaction Expenses described in clause (i) of the definition thereof in accordance with wire transfer instructions provided by each payee thereof.

(e) At Closing, the Buyer shall repay, or cause the Company to repay, the obligations set forth on Section 1.4(e) of the Company Disclosure Schedule (if any) by wire transfer of immediately available funds in accordance with wire transfer instructions set forth in the Payoff Letters provided to the Buyer by the Seller prior to the Closing Date.

1.5 Taxes; Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Buyer, its Affiliates, the Company and their respective agents shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement any and all amounts required to be deducted and withheld therefrom under applicable Law on account of Taxes. Any amounts so deducted or withheld by the Buyer, its Affiliates, the Company or any of their respective agents will be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such amount was deducted or withheld.

1.6 Closing Purchase Price Adjustment.

(a) Closing Statement. Within sixty (60) days following the Closing Date, the Buyer shall prepare and deliver to the Seller a statement (the “Closing Statement”) setting forth, in reasonable detail, a good faith calculation of (i) Closing Cash, (ii) Company Transaction Expenses, (iii) Closing Indebtedness, and (iv) Closing Working Capital, in each case, together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Closing Statement. The Closing Statement shall also include, in reasonable detail, the Buyer’s good faith calculation of the Adjusted Purchase Price based on the amounts included in the Closing Statement. The Closing Statement shall be prepared in accordance with the Accounting Principles. During the period after the delivery of the Closing Statement to the Seller, the Seller shall have an opportunity to review the Closing Statement and the Buyer shall cause the Company to cooperate in a reasonable manner with the Seller in good faith during normal business hours to respond to reasonable questions regarding the Closing Statement raised by the Seller in writing.

(b) Dispute Notice. The Closing Statement shall become final, binding and conclusive upon the parties hereto on the thirtieth (30th) day following delivery to the Seller of the Closing Statement, unless prior to such thirtieth (30th) day the Seller delivers to the Buyer a written notice (a “Dispute Notice”) specifying in reasonable detail each item that the Seller disputes (each, a “Disputed Item”), the amount in dispute for each such Disputed Item and the reasons supporting the Seller’s positions. The Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement not so disputed by the Seller.

(c) Resolution Period. If the Seller timely delivers a Dispute Notice, then the Seller and the Buyer shall seek in good faith to resolve the Disputed Items during the thirty (30) day period beginning on the date on which the Dispute Notice is delivered to the Buyer (the “Resolution Period”). If the Buyer and the Seller reach agreement with respect to any Disputed Item, the Buyer shall revise the Closing Statement to reflect such agreement.

(d) Referee. If the Buyer and the Seller are unable to resolve all of the Disputed Items during the Resolution Period, then the Buyer and the Seller shall submit the unresolved Disputed Items (the “Unresolved Items”) to Deloitte & Touche LLP, or, if Deloitte & Touche LLP is unable to serve as Referee, any other Qualified Accounting Firm mutually agreed upon between the Buyer and the Seller (the “Referee”). The Referee shall act as an expert and not as an arbitrator to determine, based solely on presentations by the Buyer and the Seller that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review), only the Unresolved Items still in dispute and shall be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement. The Buyer and the Seller shall use their commercially reasonable efforts to cause the Referee to issue its written determination regarding the Unresolved Items within thirty (30) days after such items are submitted for review. The scope of the Referee’s determination with respect to the Unresolved Items shall be limited to correcting mathematical errors and determining whether the Unresolved Items were determined in accordance with the Accounting Principles. The Referee shall only make determinations with respect to Unresolved Items and only in a manner consistent with this Section 1.6(d). In no event shall the Referee’s determination of the Unresolved Items be for an amount that is outside the range of the Buyer’s and the Seller’s disagreement. Each party shall use its commercially reasonable efforts to furnish to the Referee such work papers and other documents and information pertaining to the Unresolved Items as the Referee may reasonably request. The determination of the Referee shall be final, binding and conclusive upon the Buyer and the Seller absent fraud or manifest error and an order may be entered in respect thereof by a court having jurisdiction over the party against which such determination is to be enforced. The final determination of the Referee shall be in writing and shall include the Referee’s determination of each matter submitted to it pursuant to this Section 1.6(d) along with a brief summary of the Referee’s reasons for its determination of each Unresolved Item. The Referee shall be retained by the Buyer and the fees, expenses and costs of the Referee in connection with the Closing Statement shall be borne equally by the Buyer and the Seller. Any determination by the Referee, and any work or analyses performed by the Referee, may not be offered as evidence a breach of Section 2.9, a breach of any other representation or warranty in this Agreement or a breach of any covenant in this Agreement (other than a breach of this Section 1.6) in any Action.

(e) Access to Information. Each party shall use its commercially reasonable efforts to provide promptly to the other party (and, in the case of the Buyer, the Company) all information and reasonable access to employees or such other accountants or personnel as such other party shall reasonably request in connection with review of the Closing Statement or the Dispute Notice, as the case may be, within the time periods provided herein, including all work papers of the accountants who audited, compiled or reviewed such statements or notices, and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Closing Statement; provided, that no such efforts shall be required of any party to the extent that it would require such party to disclose information in a manner that would jeopardize attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which such party is bound, or violate any applicable Law; provided further, that such party shall (and, in the case of the Buyer, shall cause the Company to) use its commercially reasonable efforts to provide such information or access (or as much access as is possible) or develop any alternative method of providing such information or access in a manner that does not result in such jeopardy, conflict or violation.

(f) Adjusted Purchase Price. The “Adjusted Purchase Price” shall equal (i) the Base Purchase Price, plus (ii) the amount of Closing Cash, plus (iii) the amount, if any, by which Closing Working Capital exceeds Target Maximum Working Capital, minus (iv) the amount, if any, by which Target Minimum Working Capital exceeds Closing Working Capital, minus (v) the amount of Company Transaction Expenses, minus (vi) the amount of Closing Indebtedness, minus (vii) the Escrow Amount, in each case, determined without duplication and using, in the case of each of the immediately preceding clauses (ii) through (vi), the finally determined amounts of such items pursuant to this Section 1.6(f). Within five (5) Business Days after the Closing Statement is finalized pursuant to this Section 1.6(f):

(i) if the Adjusted Purchase Price exceeds the Closing Purchase Price (such excess, the “Positive Adjustment Amount”), (A) the Buyer shall pay or cause to be paid, to the Seller, an amount in cash equal to such Positive Adjustment Amount, and (B) the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to distribute to the Seller any funds remaining in the Adjustment Escrow Account; or

(ii) if the Closing Purchase Price exceeds the Adjusted Purchase Price (such excess, the “Negative Adjustment Amount”), (A) the Buyer shall be entitled to payment of an amount in cash equal to such Negative Adjustment Amount (1) first, from the Adjustment Escrow Account pursuant to clause (B) of this Section 1.6(f)(ii) and (2) second, in the event that such Negative Adjustment Amount exceeds the remaining funds in the Adjustment Escrow Account, from the Seller, and (B) the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to distribute, from the Adjustment Escrow Account, (1) first, to the Buyer, an amount in cash equal to the lesser of (x) such Negative Adjustment Amount and (y) the funds remaining in the Adjustment Escrow Account, and (2) second, to the Seller, after giving effect to the payment to the Buyer in the immediately preceding clause (1), any funds remaining in the Adjustment Escrow Account.

Any payment required to be made pursuant to the immediately preceding clause (i) or (ii) shall be made by wire transfer of immediately available funds to a bank account or accounts designated in writing by the Seller or the Buyer, respectively, which designation shall be made by the Seller or the Buyer, as applicable, no later than three (3) Business Days prior to the payment date.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Seller and the Company, jointly and severally, represent and warrant to the Buyer, except as set forth in the disclosure schedule delivered by the Company to the Buyer and dated as of the date of this Agreement (the “Company Disclosure Schedule”). For purposes of Section 2.5 through Section 2.33, all references to the Company shall include all of the Subsidiaries of the Company unless the context requires otherwise or specifically designated to the contrary:

2.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Buyer complete and accurate copies of its certificate of incorporation and by-laws and other organizational documents.

2.2 Capitalization; Consideration.

(a) The Company has 5,000 authorized shares of common stock, par value of $0.01 per share, of which 1,000 shares are issued and outstanding as of the date of this Agreement. The Shares are the only shares of common stock of the Company issued and outstanding. Except as set forth on Section 2.2(a) of the Company Disclosure Schedule, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments, instruments or agreements of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of Company Capital Stock or any security or rights convertible into or exchangeable or exercisable for any Company Capital Stock, or obligating the Company to grant, extend, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) there are no declared but unpaid dividends in respect of any Company Capital Stock. The Company does not have any outstanding stock appreciation rights, phantom stock, performance-based equity rights or other equity rights or obligations that are linked to the price of the Company Capital Stock or the value of the Company or any part thereof or any payments made in respect of Company Capital Stock. Except for the Company’s certificate of incorporation and by-laws, the Company is not a party to or bound by any agreements with respect to the voting (including voting trusts and proxies) or sale or transfer of any shares of Company Capital Stock. There are no equity securities of the Company reserved for issuance for any purpose.

(b) There is no Contract between the Company and any holder of its securities, or among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act of 1933, as amended (the “Securities Act”) or voting, of any Company Capital Stock (each, a “Shareholder Agreement”).

(c) The Seller is the record owner of, and owns legally and beneficially, all of the issued and outstanding shares of the Company Capital Stock.

(d) The Company has not incurred any obligations for borrowed money that is outstanding, including any such Indebtedness that provides its holder with the right to vote on any matters on which the Seller may vote.

2.3 Subsidiaries.

(a) The equity interests or other securities of each of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable (where applicable) and owned (except as set forth in Section 2.3(b) of the Company Disclosure Schedule) by the Company, free and clear of any encumbrances (other than Permitted Liens and transfer restrictions imposed by applicable securities Laws). None of the Subsidiaries of the Company have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equity holders of the Company or its Subsidiaries (as applicable) on any matter. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, or any borrowings or loan agreements with respect to any of the Subsidiaries of the Company.

(b) Section 2.3(b) of the Company Disclosure Schedule sets forth (i) each of the Subsidiaries of the Company and the ownership interest of the Company (or any of its Subsidiaries) in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) a listing of the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, or any Person with respect to which the Company or any of its Subsidiaries has a right or obligation to acquire such an interest.

(c) Each Subsidiary of the Company is duly incorporated or formed, as applicable, validly existing and in good standing (where such status is applicable) under the Laws of the jurisdiction of its formation. Each Subsidiary of the Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All of the corporate and accounting records, data and information of each Subsidiary of the Company have been properly and accurately kept as per the Laws of the jurisdiction of its formation, and in possession of the relevant Subsidiary and will be handed over to the Buyer upon Closing. The Company has made available to the Buyer complete and accurate copies of the certificate of incorporation and by-laws and other organizational documents including any issued share certificates of each Subsidiary of the Company.

2.4 Power and Authority; Binding Agreement; Authorization. The Company has all requisite legal capacity and corporate power and authority to enter into and deliver this Agreement and each Ancillary Agreement to which it is (or, in the case of the Ancillary Agreements, will be at Closing) a party and to consummate the Acquisition, and the other transactions contemplated by this Agreement and any such Ancillary Agreement. The execution and delivery by the Company of this Agreement, and each Ancillary Agreement to which it is (or, in the case of the Ancillary Agreements, will be at Closing) a party and the consummation by the Company of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, any such Ancillary Agreement or to consummate the Acquisition and the other transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement to which the Company is (or, in the case of the Ancillary Agreements, will be at Closing) a party has been duly executed and delivered by the Company and constitutes (or, in the case of the Ancillary Agreements, will constitute at Closing) the valid and binding agreement of the Company, enforceable against the Company, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

2.5 Powers of Attorney. The Company has not granted a power of attorney to any person which has not been or will not have been terminated prior to the Closing, other than ministerial, de minimis powers of attorney which are revocable on demand by the Company without liability.

2.6 Solvency. The Company is not insolvent or unable to pay its debts within the meaning of any Law relating to insolvency binding upon it.

2.7 No Conflict; Required Approvals.

(a) The execution and delivery of this Agreement and any Ancillary Agreement to which it is a party by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement and any such Ancillary Agreement will not, contravene, conflict with, or result in any violation or breach of or default under (with or without notice or lapse of time or both), or require any notice to, or waiver, consent or approval of, any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Entity or other entity (each, a “Person”), or give rise to any right of termination, cancellation or acceleration, or loss of any benefit, or result in the creation of any lien, security interest, mortgage, pledge, lease, adverse claim, levy, charge or other encumbrance or restriction of any kind, whether arising by Contract or by operation of Law, or any conditional sale Contract, title retention Contract or other Contract to grant any of the foregoing (“Liens”) in or upon any Shares or any of the properties, assets or rights of the Company, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, (i) any provision of the certificate of incorporation or by-laws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by Section 2.7(b) have been obtained and all filings described in such clause have been made, any permit, concession, franchise or license, or any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity or arbitrator (“Order”) or any law, common law, statute, code, rule, ordinance, notice, treaty, ruling, procedure, executive order or regulation of any Governmental Entity (“Law”) to which the Company may be subject; or (iii) any contract, loan, note, bond, lease, mortgage, indenture, license, franchise, permit, agreement or other binding instrument or obligation, including all amendments, supplements or modifications thereto (each, whether written or oral, a “Contract”) to which the Company is a party, or by which the Company or its properties or assets are bound, except in the cases of the immediately preceding clauses (ii) and (iii), where such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents, notices or waivers not obtained or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except for (i) such filings and notifications as may be required or deemed desirable to submit to CFIUS or under Turkish Competition Law or (ii) any other filings or notifications the failure of which to obtain or make, as the case may be, would not reasonably be expected to have, a Company Material Adverse Effect, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which it is a party by the Company or the consummation by the Company of the Acquisition and the other transactions contemplated by this Agreement or any such Ancillary Agreement, except for such consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to delay or prevent the Closing.

2.8 Financial Statements.

(a) The Company has furnished the Buyer with true and correct copies of the following: (i) the unaudited consolidated balance sheets of the Company as of December 31, 2020, and December 31, 2021, and the related unaudited statement of operations and cash flows of the Company for the fiscal years then ended, and (ii) the unaudited balance sheet of the Company as of December 31, 2022 (the “Company Balance Sheet”) and the related unaudited statements of operations and cash flows of the Company for the fiscal year then ended (all of the foregoing financial statements and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements fairly present in all material respects, the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified, and were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved.

(b) All of the accounts receivable of the Company that are reflected on the Company Financial Statements or the accounting records of the Company as of the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and, to the Company’s Knowledge, are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which reserves have been established.

(c) As of the Closing Date, each price to the Seller pursuant to paragraphs 2 and 3 of Appendix B of the Reseller Agreement represents a gross profit margin to the Company with respect to such product that is equal to or higher than forty percent (40%).

2.9 Absence of Certain Changes.

Except in connection with the negotiation of, or as expressly required by, this Agreement, since December 31, 2022 through the date of this Agreement, the Company has conducted its business in the ordinary course and in a manner consistent in all material respects with prior practice. Since December 31, 2022 through the date of this Agreement, except as set forth in Section 2.9 of the Company Disclosure Schedule, (a) there has not been any change, event, circumstance or development that has had or would reasonably be expected to have a Company Material Adverse Effect and (b) no member of the Company Group has, and for purposes of clause (ix) of this Section 2.9(b), the Seller and its Subsidiaries and Affiliates have not, with respect to Transferred Employees or employees of, or independent contractors providing services to, the Company:

(i) (A) declared, set aside or paid any dividends on, or made any other distributions of securities or other property (other than cash dividends) in respect of, any of its capital stock, (B) split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any other securities or equity in the Company or (C) purchased, redeemed or otherwise acquired any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(ii) issued, delivered, sold, granted, pledged or otherwise disposed of or encumbered any shares of Company Capital Stock, any other equity securities or any securities or other instruments convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, equity securities or convertible or exchangeable securities;

(iii) amended its certificate of incorporation or its by-laws or entered into any Shareholder Agreement;

(iv) acquired or agreed to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory, supplies and raw materials in the ordinary course of business consistent with past practice;

(v) sold, leased, licensed, pledged or encumbered any Company Intellectual Property or any other properties or assets of the Company or otherwise disposed of or transferred any properties or assets of the Company other than Company Intellectual Property, in any such case, except for non-exclusive licenses to customers of Company Intellectual Property or otherwise in the ordinary course of business consistent with past practice;

(vi) terminated or amended or modified in any material respect, or knowingly waived any material right of the Company under, any Contract that would constitute a Company Material Contract if it were in effect as of the date hereof, other than (A) an automatic renewal of such Contract, (B) the renewal of any such Contract on substantially similar terms, or (C) amendments to such Contracts in the ordinary course of business consistent with past practice;

(vii) (A) incurred any obligations for borrowed money, (B)(1) repurchased, prepaid or assumed any terms of any obligations for borrowed money, (2) guaranteed any obligations for borrowed money of any other Person, or (3) issued or sold any debt securities or guaranteed any debt securities or obligations of others or (C) made any loans, advances or capital contributions to, or investment in, any other Person, in each case, except for unsecured current obligations and other liabilities incurred in the ordinary course of business;

(viii) made any capital expenditures with respect to property, plant or equipment in an aggregate amount exceeding $200,000;

(ix) except as required to comply with applicable Law or as provided for in any Company Material Contracts, plans or arrangements existing on the date hereof and disclosed to Buyer (A) adopted, entered into, terminated or amended any collective bargaining agreement or Company Plan or any arrangement that would be a Company Plan if it were in existence on the date of this Agreement, (B) increased in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any Transferred Employee or any employee of the Company or any of its Subsidiaries (each, a “Participant”), except for annual increases in salaries or wages in the ordinary course of business of five percent (5%) or less that are consistent with the annual increases in salaries or wages of the employees of the Seller and its Affiliates, (C) paid to any Participant any benefit or amount not required under any Benefit Plan as in effect on the date of this Agreement and disclosed to Buyer, (D) granted or paid any change of control, severance, retention or termination compensation or benefits to, or increase in any manner the change of control, severance or termination compensation or benefits of, any Participant, (E) other than in the ordinary course of business, granted any awards under any Company Plan, (F) amended or modified any award previously granted under any Company Plan, (G) taken any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Plan, (H) taken any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan, (I) materially changed any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or changed the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined, (J) made any material determination under any Company Plan that is inconsistent with the ordinary course of business, (K) hired any officer or other employee or independent contractor or terminated the employment or engagement of any Participant except backfilling recently vacated positions with annual compensation less than $100,000 in the ordinary course of business or (L) induced, or attempted to induce, any Participant, whether directly or indirectly, to terminate his or her employment or engagement;

(x) made any material changes in Tax accounting methods, principles, practices or policies; made, revoked, or changed any material Tax elections relating to the Company; agreed to an extension or waiver of the statute of limitations with respect to any material Taxes; amended any material Tax Returns; surrendered any rights to claim a material Tax refund; or, other than in the ordinary course of business, commenced, settled, compromised or offered or proposed to settle or compromise any material claim, assessment, audit, other administrative proceeding or judicial proceeding involving Taxes;

(xi) suffered any material casualty losses not covered by insurance;

(xii) amended, extended, renewed, terminated or permitted to lapse existing insurance policies or entered into new insurance policies, except (A) as expressly required by this Agreement or (B) in the ordinary course of business consistent with past practice;

(xiii) settled or compromised any Action or cause of action, whether civil, criminal, administrative or arbitral related to the Company Intellectual Property or otherwise material to the Company;

(xiv) (A) expressly granted, extended, amended, abandoned, waived or modified any material rights in or to the Company Intellectual Property, (B) knowingly failed to diligently prosecute the Company’s Patents or any Patents with respect to which the Company is responsible for prosecution, or (C) failed to exercise a right of renewal or extension under any material agreement with respect to any material Company Intellectual Property;

(xv) made any material changes to any Company IT Systems, except as required by Law;

(xvi) failed to maintain any Company Permit;

(xvii) adopted a plan or agreement of complete or partial liquidation or dissolution, recapitalization or other reorganization of the Company under any provisions of any applicable bankruptcy Law;

(xviii) made any material changes in its methods of financial accounting, financial accounting practices, principles and practices of accounting, including tax accounting policies and procedures, except as required by changes in GAAP or applicable Law;

(xix) made any material change to its cash management receivables collection, payables or working capital practices (including the timing of collection of receivables, payment of payables or other payment practices or management of inventory);

(xx) except in the ordinary course of business, (A) accelerate the delivery or sale of products of the Company (including in a manner constituting “channel stuffing” or “front loading” of products), or offer discounts or price protections on the sale of such products, or (B) make any changes in the selling, distribution, advertising, promotion, terms of sale or collection, purchase or payment practices with respect to any of such products;

(xxi) except in the ordinary course of business, enter into any Contract with the Seller or any Affiliate of the Seller; or

(xxii) authorized, or committed or agreed to take, any of the foregoing actions.

2.10 Taxes.

(a) Each member of the Company Group has timely filed all Tax Returns that it was required to file. All Tax Returns with respect to the Company Group obligation were timely filed. All Tax Returns filed by the Company Group were correct and complete, and complied with applicable Tax Law in all material respects. All Taxes accrued or due for any applicable period prior to the date hereof were accounted for as liabilities or as provisions in accordance with applicable tax and accounting Laws. Each of the Company and its Subsidiaries has paid on a timely basis all Taxes that are due (whether or not shown to be due on any Tax Return). All amounts of Taxes that the Company Group were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b) The Company has made available to the Buyer correct and complete copies of all income Tax Returns and other material Tax Returns filed by the Company Group within the last three (3) years from the date hereof, and examination reports and statements of deficiencies assessed against or agreed to by the Company Group. The Company Group has not received any notice, examination of audit, proposal, assessment, injunction or written request for payment or deficiencies of Taxes from any Governmental Entity and has not been informed by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiary, as applicable, was or may be required to file any Tax Return that was not filed or subject to taxation in such jurisdiction. No extension or waiver of the limitation period applicable to any Tax Return of the Company Group has been granted and remains in effect, nor has any request been made in writing for any such waiver or extension by the Company or Governmental Entity (other than extensions obtained in the ordinary course related to filing of Tax Returns).

(c) There are no Liens with respect to Taxes upon any of the assets or properties of the Company Group other than Liens with respect to Taxes not yet due and payable that arose by operation of Law.

(d) Each member of the Company Group is a tax resident of only the country in which it is incorporated.

(e) The Company Group uses the accrual method of accounting in preparing its income Tax Returns.

(f) The Company Group will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in method of accounting for a Pre-Closing Tax Period, (ii) installment sale or open transaction disposition made in a Pre-Closing Tax Period, (iii) prepaid amount received or paid in a Pre-Closing Tax Period, (iv) deferred intercompany transaction, (v) “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law), (vi) gain recognition agreement under Section 367 of the Code or similar provision of foreign, state or local Tax Laws, (vii) transaction under which previously utilized Tax losses or credits may be recaptured (including a dual consolidated loss or an excess loss account), or a similar transaction or (viii) application of Sections 951, 951A, 956, 965 of the Code or any related provisions applicable to controlled foreign corporations under federal, state, local or any foreign Tax Law.

(g) None of the Company or its Subsidiaries (i) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local, or foreign Tax Law), as a transferee or successor, by contract, or otherwise or (ii) is a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement, other than ordinary-course commercial contracts the primary purpose of which do not relate to Taxes, provided, that the Tax sharing, allocation or indemnification obligation pursuant to such contract relates to the primary subject matter of such contract.

(h) The Company Group has not entered into any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

(i) None of the Company or its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.

(j) None of the Company or its Subsidiaries (i) is and has been during the past five (5) years from the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code, (ii) is or has ever been a passive foreign investment company within the meaning of Section 1297 of the Code; or (iii) is or has ever been a member of any affiliated group of corporations filing a consolidated federal income Tax Return other than the affiliated group of corporations of which it is a member as of the date hereof.

(k) For U.S. federal income Tax purposes, the Company and each Subsidiary currently is, and has been at all times since its inception, classified as a corporation. Each Subsidiary is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

(l) All payments, by, to or among the Company and any Subsidiary materially comply with all applicable transfer pricing requirements imposed by any Governmental Entity, and the Company has delivered to the Buyer accurate and complete copies of all transfer pricing documentation prepared pursuant to any applicable legal requirements.

(m) The Company has (i) to the extent deferred, properly complied in all material respects with all applicable Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, eligible, and claimed, or intended to be claimed, properly complied in all material respects with all Laws and duly accounted for any available Tax credits under Sections 7001 through 7004 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, (iii) not deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with any U.S. presidential memorandum or executive order, and (iv) not sought a PPP Loan.

2.11 Owned and Leased Real Properties.

(a) The Company does not own or hold a freehold of any real property nor has the Company ever owned or held a freehold of any real property.

(b) Section 2.11(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leases, subleases, licenses, sublicenses, or other agreements or arrangements pursuant to which the Company uses or occupies real property (collectively, “Company Leases” and such real property, the “Leased Real Property”), the names of the parties, the address of the premises, the current base rent payable, the term, and the approximate area of the premises. The Company possesses valid, existing leasehold interests in the Leased Real Property, free and clear of any Liens other than Permitted Liens, and the Leased Real Property constitutes all real property and interests in real property used in the conduct of the business of the Company and no other real property or interests in real property is required for the conduct of the business of the Company. Each Company Lease is in full force and effect and enforceable against the Company and, to the Company’s Knowledge, each other party thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception. None of the Company, or, to the Company’s Knowledge, any other party to any Company Lease is in material breach of or material default under any of the Company Leases. No event has occurred nor does any condition exist which, upon the passage of time or the giving of notice or both, would reasonably be expected to cause a material violation of, or material default under, any Company Lease or give any other party thereto the right to accelerate any of the obligations of the Company under, or to terminate, any Company Lease. No notice or claim of default or notice of termination under any Company Lease has been given to or by the Company, and the Company has made all payments due under the Company Leases. The Company has not assigned any Company Lease or subleased or licensed, or otherwise granted to any Person, the right or option to use or occupy any Leased Real Property, nor are there any parties in possession thereof other than the Company. To the Knowledge of the Company, no material violation of any applicable Law exists at any Leased Real Property. The Company has made available to the Buyer complete and accurate copies of all Company Leases, and none of the Company Leases have been modified as of the date hereof, except to the extent that such modifications have been made available to the Buyer and described on Section 2.11(b) of the Company Disclosure Schedule. No material casualty has occurred, and there is no condemnation by any Governmental Entity pending or, to the Knowledge of the Company, threatened with respect to the Leased Real Property. The performance by the Company of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereunder will not result in the termination of, or in any increase or acceleration of any material amounts payable under, any Company Lease or any material rights under any Company Lease or will require the consent or approval from any party to any such Company Lease. The Leased Real Properties, including any improvements constituting the same, are in good repair and operating condition (normal wear and tear excepted) for conduct of the business of the Company as conducted prior to Closing.

(c) The Company is not bound by any options, rights of first refusal, or contractual obligations to sell, lease or acquire any real property other than pursuant to the Company Leases.

2.12 Intellectual Property.

(a) Except to the extent set forth on Section 2.12(a) of the Company Disclosure Schedule, all Company Intellectual Property is either (i) solely and exclusively owned by the Company, free and clear of all Liens (other than Permitted Liens) or other exceptions to title that restrict use by the Company of the Company-Owned Intellectual Property in any way, or require the Company to make any payment or give anything of value as a condition to use in any way of the Company-Owned Intellectual Property, or (ii) licensed to or otherwise authorized for use by the Company free and clear of all Liens (other than Permitted Liens) or other exceptions to title that restrict use by the Company of the Company Intellectual Property in any way, pursuant to a valid and enforceable written agreement. Without limiting the generality of the foregoing, except as set forth on Section 2.12(a) of the Company Disclosure Schedule, no current or former employee, consultant, advisor or independent contractor of the Company has asserted, or, to the Company’s Knowledge, otherwise has, any written claim, license, right (whether or not currently exercisable) or interest in or to any Company-Owned Intellectual Property (other than license rights to practice such Company Intellectual Property in connection with services provided to or for the Company). Except to the extent set forth on Section 2.12(a) of the Company Disclosure Schedule, the Company has not transferred ownership of, or granted any exclusive rights in, any Company-Owned Intellectual Property to any third party. Except to the extent set forth on Section 2.12(a) of the Company Disclosure Schedule, no third party has any ownership right, title, interest, claim in or Lien on any of the Company-Owned Intellectual Property. The Company Intellectual Property constitutes all Intellectual Property (excluding generally commercially available, off-the-shelf Software or services) necessary for operation of the business of the Company as presently conducted. For purposes of this Section 2.12(a), any reference to Liens or other exceptions to title will be understood not to include (1) non-exclusive licenses granted by the Company under Company-Owned Intellectual Property if they are Excluded Licenses, or (2) restrictions or limitations (imposed by the licensor) on licenses granted to the Company under other Company Intellectual Property.

(b) With the exception of Excluded Licenses, Section 2.12(b) of the Company Disclosure Schedule sets forth a true and accurate list of all material written agreements, arrangements and understandings relating to any right in, to or under any Company Intellectual Property (including all licenses, sublicenses, options, settlement agreements, coexistence agreements, consent agreements, prior rights, right of first refusal, right of first negotiation, and right of last refusal or indemnification obligation, covenants not to sue and similar rights and immunities, assignments and security interests) that have been granted (i) to the Company or (ii) by the Company to any other Person. The Company and, to the Company’s Knowledge, each other Person that is a party to or bound by any written agreement relating to the Company Intellectual Property is in compliance in all material respects with the terms of all such agreements and other obligations. Except to the extent listed in Section 2.12(b) of the Company Disclosure Schedule and other than any Contract between the Company and the Buyer and its Affiliates, the Company has not entered into any Contract (x) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company-Owned Intellectual Property, (y) expressly agreeing to indemnify any active customer of the Company against any charge of infringement with respect to any of the Company Intellectual Property (excluding, for purposes of this clause (y), any such Contract entered into between the Company and the Buyer and its Affiliates and excluding any customer contract which is no longer in effect at the Closing Date), or (z) granting any Person the right to control the application, prosecution, or registration of any of the Company-Owned Intellectual Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) and the compliance with the provisions of this Agreement do not and will not (i) result in any breach of or an alteration or trigger of any terms in any agreement, including payment obligations, relating to any Company Intellectual Property, or create on behalf of any third party the right to terminate or modify (A) any license, sublicense or other agreement relating to any Company-Owned Intellectual Property or (B) any license, sublicense or other agreement as to which the Company is a party and pursuant to which the Company is authorized to use any third party-owned Company Intellectual Property, excluding generally commercially available, off-the-shelf Software or hosted services (the Intellectual Property described in this clause (B), “Third Party Intellectual Property”), (ii) otherwise conflict with, alter, impair or result in the loss of or Lien on any of the rights of the Company in any Company Intellectual Property or the validity, enforceability, use, right to use, transferability, ownership, priority, duration, scope or effectiveness of any Company Intellectual Property, (iii) result in additional related payment obligations to third parties in excess of those payable by the Company prior to the Closing, or (iv) result in the grant, assignment, or transfer to any Person of any license or other right, authorization, or interest under, to or in any Company Intellectual Property. The Company has the legal power to convey to a successor all of its ownership in the Company-Owned Intellectual Property.

(d) (i) Section 2.12(d)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all current registrations and pending applications for registration for Company Intellectual Property which are (A) owned or jointly-owned by the Company, or (B) licensed or sublicensed to the Company under terms requiring or permitting the Company to prosecute or maintain the same (“Registered Company IP”), indicating for each item (as applicable): (1) all current assignees and owners, including all co- or joint-owners thereof, and, in the case of any domain names, the registrant and registrar thereof; (2) as applicable, the registration number, issuance number, grant number, serial number or application number for each item of Registered Company IP; (3) as applicable, the filing, registration, issuance, and grant dates, and in the case of any domain names, the expiration date thereof; and (4) all jurisdictions in which such Registered Company IP is registered or in which an application for registration is being pursued by the Company. All Registered Company IP that is registered is subsisting and unexpired and, to the Company’s Knowledge, valid and enforceable. All applications for issuance, grant or registration for Registered Company IP which are set forth on the Company Disclosure Schedule as pending applications are active and not abandoned.

(ii) Each Patent included in the Registered Company IP properly identifies all inventors thereof and each inventor of each such Patent has executed a valid and enforceable written agreement assigning all of such inventor’s rights, title, and interests in and to such Intellectual Property right (and the inventions claimed or otherwise disclosed therein) to the Company or applicable licensor or predecessor of the Company, and all such assignments have been timely and properly filed with the United States Patent and Trademark Office or its foreign equivalent or counterpart, as applicable, as required by applicable Law; provided, however, that with respect to Registered Company IP that is not Company-Owned Intellectual Property, the representations and warranties in this sentence are made only to the Company’s Knowledge.

(iii) With respect to the Registered Company IP, all necessary filings to date have been timely filed (taking into account all extensions), and all necessary filing, issuance, extension, renewal and maintenance fees and other fees that are due or will come due by Closing have been, or will be, timely paid (taking into account all extensions), and all documents, recordations and certificates in connection with such Registered Company IP currently required to be filed have been timely filed (taking into account all extensions) with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Company IP and recording the Company’s ownership interests therein. The Company or its outside counsel, as applicable, maintains true, correct and complete copies of all agreements relating to the Company’s title to the Registered Company IP, or to the recording of Company’s ownership interests therein. To the Company’s Knowledge, it has not committed fraud on the United States Patent and Trademark Office in prosecuting any of its applications for Registered Company IP.

(iv) None of the Registered Company IP listed in Section 2.13(d)(i) of the Company Disclosure Schedule (with respect to patents only in jurisdictions in which a national phase application for any Patent has been or is being pursued), has expired, been abandoned, cancelled or disclaimed, allowed to lapse, rejected by any action or failure to take action by Company, or been declared invalid or unenforceable, in whole or in part, by any Governmental Entity, and, to the Company’s knowledge, there are no facts or circumstances that would reasonably be likely to provide a basis for unenforceability predicated on intentional acts or omissions in bad faith during prosecution. To the Company’s Knowledge, none of the Registered Company IP is, and, since the Lookback Date has not been, subject to any pending or threatened interference, inventorship dispute, reissue, reexamination, opposition, concurrent use, ownership, right to use, cancellation, invalidity, post-grant or other similar ex parte or inter partes proceeding. None of the Registered Company IP is subject to any outstanding judgment, charge, settlement or other disposition of any dispute to which the Company is a party. None of the Registered Company IP is subject to any limitations on Company’s right to license that Registered Company IP to any Person.

(e) To the Company’s Knowledge, no third party is infringing or diluting or violating or misappropriating, or since the Lookback Date has infringed, diluted, violated, or misappropriated, any Company Intellectual Property owned by or exclusively licensed to the Company. No claims, complaints, suits or proceedings regarding any matter described in the preceding sentence is currently being asserted in writing or, to the Company’s Knowledge, is currently threatened against any Person by or on behalf of the Company. The Company has taken reasonable measures to maintain, protect, and preserve the security, confidentiality, value and ownership of all confidential Know-How included in the Company-Owned Intellectual Property, including by requiring all current and former employees, consultants, contractors, and any other Person with access to such confidential Know-How to execute and deliver to the Company a written and enforceable confidentiality agreement that includes customary confidentiality and restriction on use terms requiring such Person to maintain the confidential status and limit the use of such confidential Know-How, and the Company has made available to the Buyer prior to the date hereof the standard forms of agreement used therefor. To the Company’s Knowledge, no current or former employees or consultants are, and no other Person is, in violation in any material respect of any such confidentiality agreements.

(f) The Company has secured from (i) all individuals acting as the Company’s consultants, advisors, employees, founders, independent contractors and other individuals who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company-Owned Intellectual Property for the Company or any predecessor entity of the Company that has (or is purported to have) assigned, transferred or contributed Company-Owned Intellectual Property to the Company (directly or by operation of law) (each such predecessor entity, a “Predecessor”), (ii) all named inventors of patents and patent applications owned or purported to be owned by the Company and (iii) each Predecessor and each Person described in the immediately preceding clause (i) or (ii) (each, an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Predecessor’s or Author’s right, title and interest in and to such Company-Owned Intellectual Property (or, to the extent such Company-Owned Intellectual Property is not assignable, the Company has obtained the irrevocable and perpetual waiver of all non-assignable rights in such Company-Owned Intellectual Property). Without limiting the foregoing, the Company (and each applicable Predecessor) has obtained written and enforceable invention disclosure and Intellectual Property assignments from all Persons (including any current and former employees, consultants and contractors of the Company) who are or have been providing services to, or who are or have been employed by, the Company.

(g) Except to the extent listed in Section 2.12(g) of the Company Disclosure Schedule, to the Company’s Knowledge, neither (i) the conduct of the business of the Company as currently conducted, nor (ii) the practice of the Company Intellectual Property in connection therewith infringes or violates or dilutes or constitutes a material misappropriation of any Intellectual Property of any third party. Except to the extent listed in Section 2.12(g) of the Company Disclosure Schedule, the Company has not, since the Lookback Date, received any written claim, notice, “cease and desist” letter, or offer or invitation to obtain a license, or like written correspondence, or any written threat, from any Person (i) alleging that the conduct of the business of the Company as currently conducted, or the practice of the Company Intellectual Property in connection therewith, infringes, violates, dilutes, or misappropriates the Intellectual Property of any Person or (ii) challenging the inventorship, ownership, validity, enforceability, scope, right to use, or registrability of any of the Company-Owned Intellectual Property. The Company has disclosed to the Buyer the existence of all formal written opinions of counsel received by the Company regarding the infringement or non-infringement, validity or invalidity or unenforceability or enforceability of any Intellectual Property owned by any Person other than the Company.

(h) In respect of any Company-Owned Intellectual Property, no Governmental Entity or academic institution, as a result of its support of, or contribution to, the development, modification or enhancement of such Company-Owned Intellectual Property, has any right to, ownership of (including any “step-in” or “march-in” rights with respect to), or right to royalties for the exploitation of any such Company-Owned Intellectual Property. No Governmental Entity or academic institution, as a result of the sale of any Company product in the United States, the United Kingdom, or the European Union (or, to the knowledge of Company, in any other jurisdiction), has any right to, ownership of (including any “step-in” or “march-in” rights with respect to), or right to royalties for the exploitation of any such Company-Owned Intellectual Property. Without limiting the generality of the foregoing, none of the Company-Owned Intellectual Property is subject to any restriction or obligation pursuant to the Patent and Trademark Law Amendments Act, 35 U.S.C. § 200 et seq., including with respect to any Patents that are part of the Company-Owned Intellectual Property.

(i) The Company is not obligated to pay any royalties or any other Intellectual Property-related payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company-Owned Intellectual Property.

(j) Section 2.12(j) of the Company Disclosure Schedule identifies all Open Source Materials used in any of Company products, describes the manner in which such Open Source Materials are used (such description shall include whether (and, if so, how) the Open Source Materials are modified or distributed by the Company) and identifies the licenses under which such Open Source Materials are used. All use and distribution of Open Source Materials by or through the Company is in material compliance with all Open Source Licenses applicable thereto including all copyright notice and attribution requirements and source code distribution and availability requirements. The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property, or (iii) otherwise used Open Source Materials in such a way that, with respect to the immediately preceding clauses (i), (ii) or (iii), such incorporation or distribution of, combination with or other use of such Open Source Materials creates, or purports to create, obligations for the Company with respect to any Company-Owned Intellectual Property or grants, or purports to grant, to any third party any rights or immunities under any of its Company-Owned Intellectual Property (including using any Open Source Materials in a manner that requires, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge). “Open Source Materials” means software or other material subject to an “Open Source License.” “Open Source License” means the Creative Commons licenses, GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org). Neither the Company nor any of its current or former employees, while employed by the Company, have contributed any Company-Owned Intellectual Property to Open Source Materials or any project regarding Open Source Materials.

(k) With respect to the Company-Owned Intellectual Property, (i) the Company is not subject to any obligation to grant or offer to any other Person any licenses to or rights in any such Company-Owned Intellectual Property on royalty-free or fair, reasonable and non-discriminatory terms; and (ii) no Company-Owned Intellectual Property is invalid or unenforceable as the result of a failure to comply with the contractual commitments to, or the policies of, any industry standards body or any similar organization.

2.13 Contracts.

(a) Section 2.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of the following Contracts to which the Company is a party or by which the Company or its assets are bound and under which the Company has any remaining rights or obligations (the “Company Material Contracts”):

(i) any Contract set forth on Section 2.12(b) of the Company Disclosure Schedule;

(ii) any Contract (or group of related Contracts) with the Material Customers and Material Suppliers;

(iii) any Contract (or group of related Contracts) for the lease of personal property from or to third parties providing for annual lease payments of more than $100,000 in the aggregate;

(iv) any Contract (or group of related Contracts) for the purchase of raw materials, inventory, or finished goods or for the receipt of services of more than $100,000 in the aggregate;

(v) any Contract (or group of related Contracts) providing for annual payments by or to the Company of more than $100,000;

(vi) any Contract for capital expenditures or the acquisition or construction of fixed assets providing for payments by the Company of more than $100,000 in the aggregate;

(vii) any Contract with the Seller or its Affiliates;

(viii) any Contract concerning the establishment or operation of a partnership, joint venture, limited liability company or a similar arrangement;

(ix) any Contract containing covenants of the Company or any of its Affiliates not to (or otherwise restricting or limiting or purporting to restrict or limit the ability of the Company or any of its Affiliates to) compete in any line of business or geographic area, including any covenant not to compete with respect to the manufacture, marketing, distribution or sale of any product or product line;

(x) any Contract (or group of related Contracts) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, in each case, involving amounts in excess of $100,000;

(xi) any Contract for the disposition of any material assets of the Company (other than sales of the Company’s inventory in the ordinary course of business consistent with past practice);

(xii) any Contract for the acquisition of any material assets or any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except for purchases of inventory, supplies, and raw materials in the ordinary course of business consistent with past practice;

(xiii) any employment or consulting Contract with any employee or consultant of the Company, in each case having an annual salary or annual contractual payments in excess of $100,000, other than those that are terminable by the Company without advance notice exceeding thirty (30) days and without penalty or the requirement to provide additional payments or benefits and that do not provide for any change in control benefits;

(xiv) any Contract (other than purchase orders or similar arrangements with no continuing obligations lasting beyond thirty (30) days) under which the Company covenants and agrees to purchase all or substantially all of its requirements for a specific product or service from any Person, or to supply all or substantially all of any Person’s requirements (or provide for monetary payment in lieu of supplying such requirements) for a specific product or service, or any agreement under which the Company has minimum purchase or sale obligations;

(xv) any Contract granting any Person an option, a preferential or other right to purchase or license any of the Company’s assets or properties;

(xvi) any Government Contract;

(xvii) any Contract providing for the indemnification of any Person with respect to liabilities relating to any current or former business of the Company, other than this Agreement or any such Contract entered into in the ordinary course of business consistent with past practice;

(xviii) any engagement letter or similar Contract with any broker, finder or investment banker;

(xix) any settlement agreement (A) with respect to any Action involving an aggregate amount in respect of such Action in excess of $100,000, (B) that imposes any non-monetary obligations on the Company, other than obligations relating to confidentiality or public disclosures of the matters set forth in such settlement agreement, or (C) that involves any criminal matter or otherwise would reasonably be expected to result in the disbarment of the Company;

(xx) any Contract pursuant to which the Company has granted to any Person a power-of-attorney other than any such power-of-attorney granted to advisors, agents and other representatives of the Company to act solely in a ministerial capacity, including in connection with Tax filings and similar activities;

(xxi) any Contract under which the Company has received any grants, funds and other money for the purposes of funding research and development by the Company; and

(xxii) any Contract pursuant to which the Company has an ongoing obligation to issue any Company Capital Stock.

(b) With respect to each Company Material Contract, (i) such agreement is in full force and effect, binding and enforceable against the Company and, to the Company’s Knowledge, against each other party thereto, except to the extent it has previously expired in accordance with its terms, in each case, subject to the Bankruptcy and Equity Exception, (ii) the Company and, to the Company’s Knowledge, each other party thereto, is in material compliance with the terms of such Company Material Contract, (iii) no party thereto has repudiated any material provision of such Company Material Contract, (iv) to the Company’s Knowledge, no event has occurred or condition exists which, upon the passage of time or the giving of notice or both, would reasonably be expected to cause a material violation of, or material default under, such Company Material Contract or give any other party thereto the right to accelerate any of the Company’s obligations under, or to terminate, such Company Material Contract and (v) no party to such agreement is attempting to renegotiate any material terms of such Company Material Contract other than in the ordinary course of business consistent with past practice. The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract.

(c) With respect to the Contract set forth on Section 2.13(c) of the Company Disclosure Schedule (the “Design Agreement”), (i) the Company and the Seller are using the Designs (as defined in the Design Agreement) only in the United States and Turkey and use in such jurisdictions has been approved by the counterparty thereto in accordance with the terms thereof, and (ii) neither the Company nor the Seller has received notice under the Design Agreement modifying or discontinuing the Company’s use of or access to the Designs (as defined in the Design Agreement).

2.14 Customers and Suppliers.

(a) Section 2.14(a) of the Company Disclosure Schedule lists the ten largest customers (the “Material Customers”) and suppliers (the “Material Suppliers”) of the Company, based on revenues generated during the twelve (12) month period ended December 31, 2022 (as to customers and products) and expenditures made during the twelve (12) month period ended December 31, 2022, and the amount of such revenues or expenditures, as applicable.

(b) As of the date hereof, no customer or supplier listed on Section 2.14(a) of the Company Disclosure Schedule has threatened in writing or delivered written notice (i) to terminate such customer’s or supplier’s relationship with the Company or (ii) to materially reduce its purchase of the Company’s products or its sale of products or services to the Company, in each case, other than because of the transactions contemplated hereby.

(c) The Company has not agreed with an existing customer to repurchase, issue a credit or allow a return in respect of any of the Company’s products following the Closing, except to the extent such products fail to meet specifications.

2.15 Effect of the Acquisition. As of the date hereof, no Governmental Entity, creditor, supplier, officer, employee, contractor, consultant, client, customer or other person having a material business relationship with the Company has threatened in writing or delivered written notice to terminate such relationship, or change such relationship in a manner that is materially adverse to the Company, in each case because of the transactions contemplated hereby.

2.16 Litigation. Except as set forth on Section 2.16 of the Company Disclosure Schedule, there is no action, suit, proceeding, claim, audit, hearing, arbitration or investigation, whether civil, criminal, administrative or arbitral (each, an “Action”) pending by or against the Company. To the Company’s Knowledge, no such Action has been threatened against the Company within the past five (5) years. There are no Orders outstanding against the Company that are, or would reasonably be expected to be, individually or in the aggregate, material to the Company (including any such Order that would reasonably be expected to impose any material limitation on the ability of the Buyer to continue to operate the business of the Company as currently conducted). No Order has been made, no proceeding has been initiated, and no resolution has been passed, for the dissolution, winding-up, merger, consolidation or liquidation of the Company.

2.17 Environmental Matters.

(a) The Company is, and has been since the Lookback Date, in compliance with all Environmental Laws in all material respects. The Company has not received any written notice, or, to the Knowledge of the Company, oral communication, alleging any violation by it with respect to any Environmental Laws or permits, licenses, or authorizations issued pursuant to any Environmental Laws.

(b) The Company has obtained, currently maintains and is in compliance in all material respects with, all permits, licenses and authorizations required under any Environmental Laws. There is no proceeding pending or, to the Knowledge of the Company, threatened, to revoke, modify or otherwise fail to renew any such permit, license or authorization.

(c) The Company has not expressly assumed, undertaken, become subject to by operation of Law, provided an indemnity with respect to, or, to the Knowledge of the Company, otherwise become subject to, any liabilities of any other Person arising under Environmental Laws.

(d) The Company is, and has been since the Lookback Date, in compliance in all material respects with all requirements and Orders relating to Hazardous Substances or any Environmental Law. No Order has been issued and is currently in effect, and no penalty or fine has been assessed, involving the Company relating to, or arising out of, any Environmental Law. To the Company’s Knowledge, the properties currently or formerly owned or operated by the Company are not, and have not been, contaminated with any Hazardous Substances in an amount or concentration that would give rise to (i) an obligation to act or disclose that condition under any Environmental Law or (ii) any material liability to any Person arising out of the exposure thereto. The Company has not released any Hazardous Substance into the environment except in compliance with Law. The Company has not, nor, to the Knowledge of the Company, has any manufacturer of the Company’s products in the course of manufacturing those products, generated, sold, recycled, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including any Hazardous Substances, in a manner that has given rise to any material Liabilities for the Company (including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigatory, corrective or remedial obligations) pursuant to Environmental Law. The Company has not designed, manufactured, sold, marketed, installed, repaired, or distributed products or other items containing asbestos.

(e) The Company has made available a copy of all material environmental and occupational health and safety permits, reports, assessments and similar documents that are in the possession or custody of the Company, or under their reasonable control.

2.18 Employee and Benefits Matters.

(a) Section 2.18(a) of the Company Disclosure Schedule sets forth a true and complete list of all Benefit Plans, indicating whether each such Benefit Plan is a Company Plan or a Seller Plan. With respect to each Company Plan, the Company has made available to the Buyer: (i) a fully executed copy of each writing constituting a part of any written Company Plan, including any amendments thereto, and all trust or service agreements relating to the administration and recordkeeping of the Company Plan as well as all required governmental or compliance filings; (ii) all required audited or unaudited financial statements, as applicable, actuarial reports for the most recent plan year, if any, and the most recently filed Form 5500, if any; (iii) the most recent summary plan description and any material modifications thereto, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, and any pending applications for such a determination or opinion letter; and (v) all material written correspondence given to such Company Plan or the Company or its Subsidiaries by the Internal Revenue Service or Department of Labor or any other Governmental Entity during the three (3) years preceding the date of this Agreement relating to such Company Plan. A description of any unwritten Company Plans, including a description of any material terms thereof, is described in Section 2.18(a) of the Company Disclosure Schedule. With respect to each Seller Plan, the Company has made available to the Buyer a true and complete copy of the most recent summary plan description together with the summaries of material modifications thereto, if any, or, for any Seller Plan for which no summary plan description is required, a true and complete written summary of the material terms of such Seller Plan.

(b) Each Company Plan is in compliance with applicable Law, and has been administered and operated in accordance with its terms and with applicable Law, in each case in all material respects. Each Company Plan which is maintained for the benefit of non-U.S. employees and which are exempt from ERISA by reason of Section 4(b)(4) thereof (each, a “Foreign Plan”) has been maintained in all material respects in accordance with its terms and with all applicable Law and is funded or provided for in accordance with applicable Law as described in Section 2.18(b) of the Company Disclosure Schedule. Except for the Foreign Plans, each Company Plan is subject only to the Laws of the United States and political subdivisions thereof.

(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable, up-to-date determination letter or is established on a pre-approved form of plan document that is subject to a favorable opinion letter from the Internal Revenue Service on which such Benefit Plan may rely (or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the document sponsor) and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to result in the revocation of or loss of reliance on any such determination letter or opinion letter or the imposition of material Liability, penalty, or tax under ERISA, the Code or other applicable Law with respect to such plan. Neither the Company nor any ERISA Affiliate has now or at any time contributed to (or been required to contribute to), sponsored, maintained, or had any Liability with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or similar Foreign Plan, (ii) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code or any defined benefit pension plan (including any Foreign Plan that is a defined benefit pension plan), (iii) a “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA) or similar Foreign Plan, (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA or applicable state Law) or similar Foreign Plan, (v) or a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits, or (vi) a plan, program, or arrangement that provides for health or welfare benefits on a less-than-fully insured basis. There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan that reasonably could be expected to result in a Liability to the Company. Neither the Company, nor any Subsidiary of the Company, has or could reasonably be expected to have any liability for Taxes under Sections 4975 through 4980 or Sections 4980B through 4980I of the Code or any penalty under Section 502 of ERISA. None of the Company, any of its Subsidiaries, any of their respective employees or committees or any Benefit Plan fiduciary has breached a fiduciary duty with respect to any Benefit Plan that reasonably could be expected to result in Liability to the Company, its Subsidiaries, or any such fiduciaries (including the imposition of a penalty pursuant to Section 502(i) of ERISA, a tax pursuant to Section 4975 of the Code or other Liability). No claim, Action, investigation or litigation has been made, commenced or, to the Knowledge of the Company, threatened, and there are no facts that reasonably would be expected to give rise to any such claims, actions, investigations or litigation, with respect to any Company Plan, any fiduciary with respect to a Company Plan or the assets of a Company Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims). No Company Plan is invested in assets other than cash or actively traded securities.

(d) Prior to the Closing Date, the Company and its Subsidiaries shall have made all contributions required to be made to or with respect to each Company Plan as of the Closing Date and paid or accrued all Liabilities on account of any Company Plan in existence on or before the Closing Date. All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due have been made to each Company Plan within the time periods prescribed by applicable Law, including, as applicable, ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been made to each Company Plan or accrued in accordance with past custom and practice. The Company or at least one of its Subsidiaries, as applicable may terminate or amend any Company Plan, at any time in its sole discretion without incurring any Liability other than with respect to benefits that have already accrued under a retirement plan. Neither the Seller nor any of its Subsidiaries (including the Company and its Subsidiaries) has a formal plan, commitment, or proposal, whether legally binding or not, or has made a commitment to employees to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any current or former employee, director or other non-employee service provider of the Company or any of its Subsidiaries. No events have occurred or are expected to occur with respect to any Company Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other Liabilities of such plan.

(e) The Company and its Subsidiaries have no Liability or obligation to provide life, health or medical benefits or insurance coverage to any individual, or any dependent or beneficiary thereof, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or similar provisions of applicable Law (including any obligations under applicable foreign Laws) and for which the covered individual pays the full cost of coverage.

(f) The Company and the Subsidiaries are not and have never been a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, or works council or similar body. As of the date of this Agreement, no labor organization or group of employees of the Company or any Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any Subsidiary.

(g) Section 2.18(g) of the Company Disclosure Schedule sets forth a complete list (as of the date set forth therein): (i) of each of the employees of the Company and its Subsidiaries and each other employee of the Seller or any of its Affiliates providing services to the Company or its Subsidiaries, including each Transferred Employee, including, as applicable, for each such employee: name, employee identification number, job title, whether such employee is a part-time or full-time employee, Fair Labor Standards Act and state wage and hour Law exempt or non-exempt designation, applicable Fair Labor Standards Act exemption, applicable state wage and hour Law exemption, status as salaried or hourly, employing entity, country of work, work location (identified by street address), current salary or wage rate, current target and maximum bonus opportunities, bonus and other compensation or benefit arrangements other than standard benefit arrangements with all Company employees, accrued paid time off, accrued sick time, other compensatory time, and vacation time, period of service credited for vesting purposes and immigration status; and (ii) of all independent contractors and other non-employees currently engaged by or providing services to the Company and the Subsidiaries, including for each such Person: name, country of work, location (identified by street address), entity that engages the service provider, description of services, consulting or contracting fee, such employees and independent contractors and other non-employee service providers, the “Company Personnel”.

(h) The Company and the Subsidiaries have no employment agreement (other than employment agreements with at-will terms) or severance agreement to which the Company or any Subsidiary is a party or by which it is otherwise bound (excluding employment or severance obligations under applicable foreign Laws), and the employment of each current employee and the services of each current independent contractor and other non-employee service provider are therefore terminable at will by the Company or the Subsidiaries, as applicable, without compensation or other penalty. A copy of each Contract governing employment of any employee with, or services of any nonemployee service provider to, the Company or any of its Subsidiaries has been made available to the Buyer prior to the date hereof. To the Knowledge of the Company, no Company Personnel are party to, or otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of the Company Personnel’s duties for the Company or any of its Subsidiaries.

(i) The Company and the Subsidiaries have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, wages, severance and accrued vacation pay of the employees due to be paid through the Closing Date. The Company and the Subsidiaries are in compliance in all material respects with all applicable Laws relating to labor and employment, including all applicable Laws relating to the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such applicable Laws relating to wages, hours, affirmative action, plant closings, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes. Neither the Company nor the Subsidiaries are, and in the last three (3) years have been, a government contractor. The Company and the Subsidiaries are in compliance with all requirements under the Families First Coronavirus Response Act and any state or local Laws regarding employee leave. To the Knowledge of the Company, (i) no allegations of sexual abuse or harassment have been made by or against any employee or nonemployee service provider of the Company or any of its Subsidiaries or any and (ii) neither the Seller, the Company, nor any of their respective Subsidiaries or Affiliates has entered into any settlement agreement related to allegations of sexual abuse or harassment in any way relating to the Company, any of its Subsidiaries, or any of their respective employees, officers, directors, or other service providers.

(j) There is no labor or employment-related Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(k) The Company and the Subsidiaries have not (i) used the services of temporary employees or leased employees (including “leased employees” as that term is defined in Section 414(n) of the Code) or (ii) used the services of any staffing or professional employer organization. The Company and Subsidiaries have not used the services of individuals who have provided services while classified as independent contractors under circumstances that would entitle them to be eligible to participate in any Company Plans. All individuals who perform services for the Company or any of its Subsidiaries and who have been classified as other than employees have been properly classified. Neither the Company nor any of its Subsidiaries has any obligation or Liability with respect to any taxes (or the withholding thereof) in connection with any Person treated by the Company or its Subsidiaries as a nonemployee service provider.

(l) The Company has delivered or otherwise made available to the Buyer or its counsel a current, accurate and complete copy of each material personnel handbook, policy, rule, or procedure applicable to employees of the Company or the Subsidiaries.

(m) No Company Personnel have provided written notice to the Company or the Subsidiary, as applicable, of intent to terminate employment or engagement with the Company or the Subsidiary, as applicable, as of the date hereof, and, as of the date hereof, to the Knowledge of the Company, no Company Personnel intend to terminate their employment or engagement with the Company or Subsidiary, as applicable, before Closing.

(n) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the conduct of the business of the Company will trigger a right to any payment or benefit under a Company Plan, policy, Contract, arrangement or commitment, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may: (i) accelerate the time of payment or vesting, result in any payment becoming due, or increase the amount of compensation due to any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries; (ii) increase benefits otherwise payable under a Company Plan; or (iii) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any of its Subsidiaries to amend or terminate any Company Plan.

(o) All options to purchase stock of Seller or any parent or Affiliate of Seller that are held by Company Personnel were granted with an exercise price at least equal to the fair market value of the underlying stock on the date of grant and are otherwise exempt from Section 409A of the Code pursuant to the exemption for stock rights under Treasury Regulations Section 1.409A-1(b)(5). Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has a plan document that satisfies the requirements of Section 409A of the Code and has been operated in compliance with the requirements of Section 409A of the Code and in material compliance with the terms of such plan document, in each case such that no Tax is or has been due or payable under Section 409A of the Code with respect to any Company Personnel.

(p) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the conduct of the business of the Company will (either alone or upon the occurrence of any additional or subsequent event) trigger a right to any payment or benefit under a Company Plan, policy, Contract, arrangement or commitment, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment or benefit that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code, without regard to subsection (b)(4) thereof). Neither the Company nor any Subsidiary has any obligation to gross-up or otherwise reimburse any person for any Taxes incurred by such person pursuant to Section 409A, Section 280G of the Code or, with respect to any current or former officer, employee, director, or independent contractor, for any other Taxes.

(q) Each Transferred Employee (i) is employed or engaged, directly or indirectly, as a non-employee service provider by the Seller or one of its Affiliates, (ii) provides services material to the conduct of the Company’s business and (iii) spends his or her working time primarily in providing services to the Company Group. There are no employees or non-employee service providers of the Seller or its Affiliates who satisfy conditions (i), (ii) and (iii) set forth in the immediately preceding sentence other than (x) Transferred Employees, (y) employees of the Company Group, and (z) employees of the Seller and its Affiliates who will provide services to the Company until the end of the transition period pursuant to the Transition Services Agreement.

2.19 Compliance With Laws; Permits.

(a) Except with respect to Taxes, Intellectual Property matters, environmental matters and employee and benefits matters (which are the subject of Sections 2.10, 2.12, 2.17 and 2.18, respectively), the Company is, and has been since the Lookback Date, in material compliance with any applicable Laws with respect to the conduct of its business, or the ownership or operation or use of its properties or assets. Except with respect to Taxes, Intellectual Property matters, environmental matters and employee and benefits matters, (which are the subject of Sections 2.10, 2.12, 2.17 and 2.18, respectively), the Company has not since the Lookback Date, received any written notice from any Governmental Entity or other third party alleging any violation with respect to any applicable Laws with respect to the conduct of its business, or the ownership or operation or use of its properties or assets.

(b) Except with respect to Taxes, Intellectual Property matters, environmental matters and employee and benefits matters, (which are the subject of Sections 2.10, 2.12, 2.17 and 2.18, respectively), the Company has all permits, clearances, authorizations, registrations and licenses from Governmental Entities, including, for the avoidance of doubt, homologation approvals with respect to the Company products, that are material to the conduct of its business as now being conducted (the “Company Permits”), and all Company Permits are valid and in full force and effect. The Company is in material compliance with the terms of the Company Permits. The Company has made all notifications to Governmental Entities required by applicable Law in connection with the Company Permits. The Company has not, since the Lookback Date, received any written notice of termination or cancellation of any Company Permit, or received any written notice of breach or default in any material respect under any Company Permit which breach or default has not been cured. To the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute the basis for the termination, revocation or impairment of any Company Permit. None of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the consummation of the transactions contemplated hereby.

(c) Without limiting the foregoing, (i) the Company is in material compliance with the FCC Laws, (ii) the Company does not hold any FCC Licenses, (iii) neither the Seller nor any of its other Affiliates holds any FCC License that is used by the Company, and (iv) no FCC License is required for the business of the Company as currently conducted.

2.20 Insurance. The insurance policies set forth on Section 2.20 of the Company Disclosure Schedule (the “Insurance Policies”) are in full force and effect and all premiums due thereunder have been paid or accrued. The Company has made available to the Buyer complete and accurate copies of each Insurance Policy. The Company has complied in all material respects with its obligations under or in connection with each Insurance Policy. No insurer under any Insurance Policy has provided written notice to the Company of actual or threatened cancellation, termination, nonrenewal or material reduction in coverage. The Company has not submitted any claim or notice of circumstance under any of the Insurance Policies and, to the Company’s Knowledge, there are no matters of which it is required to give notice under any Insurance Policies. There are no pending insurance coverage claims as to which any insurer has notified to the Company that it has denied coverage or reserved its right to deny coverage.

2.21 Product Liability. No written product liability claims have been received by the Company since the Lookback Date, and, to the Company’s Knowledge, no such claims have been threatened against the Company since the Lookback Date. There is no Order outstanding against the Company relating to product liability claims.

2.22 Privacy and Information Security; Regulatory Matters.

(a) Since the Lookback Date, neither the Company nor, to the Company’s Knowledge, any Third Party Service Provider (in relation to Personal Information received from or processed for the Company) has received or been subject to any written: (i) notice, complaint, or investigation (including investigations by any Governmental Entities), alleging material non-compliance with any Privacy and Information Security Requirements; (ii) claim for compensation for loss or unauthorized collection, processing or disclosure of Personal Information in an amount in excess of $100,000; or (iii) notification of an application for rectification, erasure, or destruction of Personal Information which application is still outstanding. To the Company’s Knowledge, there are no facts or circumstances that are likely to form the basis for any such claims, investigations, or allegations. The Company and, to the Company’s Knowledge, its Third Party Service Providers’ data, privacy, and security practices comply, and at all times have complied, in all material respects, with applicable Privacy and Information Security Requirements. The Company is not a “Covered Entity” or “Business Associate” as those terms are defined in 45 C.F.R. § 160.103. The Company has reasonably provided all requisite notices, obtained all required consents, and satisfied all other requirements for its Processing of Personal Information and that are materially necessary for the conduct of business as currently conducted and in connection with the consummation of the transaction contemplated hereunder.

(b) The Company has implemented and maintained reasonable and appropriate organizational, physical, administrative, and technical measures consistent with industry-standard measures for the industry in which the Company operates, to protect the operation, confidentiality, integrity, and security of all of the Company’s Business Data and Company IT Systems (including, for clarity, all information and transactions stored or contained therein or transmitted thereby) against unauthorized access, acquisition, interruption, alteration, modification, or use and to facilitate the continued, uninterrupted and error-free operation of its products, services, and Systems. Without limiting the generality of the foregoing, the Company has (i) timely and reasonably remediated and addressed any and all audit or security assessment findings related to its implementation of administrative, technical, and physical security measures, (ii) implemented an information security program that (A) identifies internal and external risks to the security of the Business Data, products, services, and Company IT Systems; and (B) implements, monitors, and improves adequate and effective safeguards to control those risks. Each Company employee has received annual training regarding information security that is relevant to each such employee’s access to Personal Information, Business Data, and Systems.

(c) None of the Company IT Systems have materially malfunctioned as a result of any virus, “time bombs”, “back doors”, “trap doors”, Trojan horse, spyware, keylogger software, worm or other software routines, faults, malicious code, damaging devices, or hardware components designed to permit unauthorized access, acquisition, interruption, alteration, modification, or other misuse of the Company IT Systems or any data thereon.

(d) Neither the Company nor, to the Company’s Knowledge, any third parties acting on the Company’s behalf has, since the Lookback Date, experienced any actual or alleged Security Incident, including any material breach of unsecured protected health information, and to the Company’s Knowledge, there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. Neither the Company nor, to the Company’s Knowledge, any third parties acting on the Company’s behalf have notified in writing, or been required to notify in writing, any Person of any Security Incident or other similar event involving Personal Information that is in the custody, possession, or control of the Company or such other entities, including any loss or unauthorized access, use, or disclosure, of protected health information that would constitute a breach for which notification is required under applicable Law. In addition, to the Company’s Knowledge, the Company does not have any data security, information security, or other technological vulnerabilities would reasonably be expected to adversely impact the operation of relevant Company IT Systems or cause a Security Incident.

(e) The Company has contractually obligated its Third Party Service Providers to reasonably appropriate contractual terms relating to the protection and use of Personal Information and Systems, including obligations to comply with applicable Privacy and Information Security Requirements and Laws.

(f) None of the Company or, to the Company’s Knowledge, any of its officers, employees or agents, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, 21 U.S.C. §335a, or exclusion under applicable Law from participation in government programs, including 42 U.S.C. §1320a-7. No written claims, actions, proceedings or investigations that would reasonably be expected to result in such a debarment or exclusion of the Company are pending or, to the Company’s Knowledge, threatened, against the Company or, to the Company’s Knowledge, any of its officers, employees or agents.

2.23 Absence of Undisclosed Liabilities. The Company does not have any material Liabilities, except for (i) Liabilities expressly set forth or reserved against as liabilities in the Company Financial Statements; (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet; (iii) Liabilities incurred in connection with the transactions contemplated hereby; (iv) Liabilities arising from performance of executory obligations under any Contract (none of which arise as the result of breach of contract, breach of warranty, product liability claim, tort, infringement, claim, lawsuit, violation of Law or environmental Liability or clean-up obligation); and (v) Liabilities that are set forth in Section 2.23 of the Company Disclosure Schedule. Except as will be set forth in the Closing Statement, the Company does not have any liability or obligation with respect to any Closing Indebtedness or Company Transaction Expenses.

2.24 Related Party Transactions. Section 2.24 of the Company Disclosure Schedule lists each Contract, if any, since the Lookback Date, between the Company, on the one hand, and any current or former officer or director of the Company, or any equity holder of the Company or (each, a “Related Party”) on the other hand. To the Company’s Knowledge, no Related Party (a) owns or has any interest in any material property (real or personal, tangible or intangible), Company Intellectual Property or Contract used in or pertaining to the business of the Company, (b) has any claim or cause of action against the Company or its officers or directors, or (c) owes any material obligation to, or is owed any obligation by, the Company. Neither the Company nor, to the Company’s Knowledge, any Related Party possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person that is a client, supplier, customer, lessor, lessee, competitor or potential competitor of the Company. The Company has made available to the Buyer true and correct copies of each such Contract (including any amendments or modifications thereto) providing for any transaction between the Company and any Related Party.

2.25 Trade Controls Laws.

(a) At all times since the Lookback Date, the Company, its directors, officers, employees, and, to the Knowledge of the Company, each agent and third party acting on the behalf of any of the foregoing, has complied with, and is currently in compliance with, applicable economic sanctions, export and import controls, and trade control Laws, including the U.S. Export Administration Regulations, U.S. International Traffic in Arms Regulations, and their implementing statutes; the U.S. Foreign Trade Regulations; the economic sanctions Laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control; U.S. antiboycott Laws; and non-U.S. economic sanctions and trade controls Laws, except to the extent inconsistent with U.S. law (collectively, “Trade Control Laws”). Without limiting the foregoing, at all times since the Lookback Date, (i) the Company has obtained all registrations required under the Trade Control Laws and all export, reexport/retransfer, and import licenses and other approvals required under the Trade Control Laws; (ii) the Company is in compliance with the terms of the applicable licenses granted or other authorizations upon which it has relied under the Trade Control Laws; and (iii) there are no pending or, to the Company’s Knowledge, threatened, claims against the Company with respect to the Company’s compliance with any Trade Control Laws, and the Company has not taken any action which would subject it to penalty or other adverse consequences under any Trade Control Laws.

(b) None of the Company or, to the Knowledge of the Company, any of its respective directors, officers, or employees, or any agents acting on behalf of the Company, is or has been (i) subject to sanctions or other restrictions under any Trade Control Laws; (ii) owned or controlled by any such persons described in the immediately preceding clause (i); or (iii) located in, ordinarily resident in, a blocked national of, or organized under the laws of any country or territory subject to comprehensive sanctions under any Trade Control Laws.

2.26 Government Contract Matters.

(a) With respect to each Government Contract and bid, quotation, proposal or offer made by the Company that, if accepted, could result in a Government Contract (“Government Bid”), (i) all representations, certifications, disclosures and warranties made by the Company were current, accurate and complete in all material respects as of their effective date and the Company has complied in all material respects with all such representations, certifications, disclosures and warranties; (ii) neither the Company nor, to the Company’s Knowledge, any of its respective officers, senior management or employees has been debarred, suspended or excluded from participation in the award of any contract with a Governmental Entity nor, to the Company’s Knowledge has any debarment, suspension or exclusion Action been threatened in writing or initiated against the Company or to the Company’s Knowledge, any of its respective officers, senior management, or employees; and (iii) since the Lookback Date, the Company has not conducted any internal investigation or initiated or made a voluntary or mandatory disclosure to a Governmental Entity, or other prime contractor or higher-tier subcontractor with respect to any irregularity, misstatement or omission with respect to a Government Contract or Government Bid.

(b) Since the Lookback Date, the Company has (i) complied in all material respects with the Laws, certifications, representations, clauses, provisions and requirements under or incorporated into each Government Contract; (ii) not received any written notice of breach, cure, show cause or default with respect to any Government Contract; or (iii) not had any Government Contract threatened to be terminated for default, failure to perform or other cause.

(c) The Company has complied in all material respects with all terms, conditions, and eligibility requirements for any loans applied for or received by the Company pursuant to Section 7(a) of the Small Business Act (15 U.S.C. § 636(a)).

2.27 Anti-Corruption Laws. Since the Lookback Date neither the Company, nor, any of its officers, directors, employees, agents, or stockholders acting on behalf of the Company, nor, to the Company’s Knowledge, any distributor, representative, consultant, or other Person acting on behalf of the Company, (i) has made, authorized, solicited, or received any bribe, unlawful rebate, payoff, influence payment, or kickback; (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties; (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses; (iv) has violated or is violating in any respect the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other legal requirements applicable to the Company that prohibit bribery, corruption, fraud, or other improper payments (“Anti-Corruption Laws”); or (v) has, directly or indirectly, made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial, or other advantage, or anything else of value, regardless of form or amount, to any (A) official or employee of a U.S. or foreign Governmental Entity, (B) officer, director, or employee of a U.S. or foreign government-owned or -controlled enterprise, (C) U.S. or foreign political party or official thereof or any candidate for political office, (D) officer or employee of a public international organization, (E) other Person acting in an official capacity for or on behalf of any such Governmental Entity, government-owned or-controlled enterprise, political party, or public international organization, or (F) officer, director, employee, agent, or representative of another company or organization without that company’s or organization’s knowledge and consent, in each case of the immediately preceding clauses (A) through (F), in order to obtain an improper advantage, induce the recipient to violate a lawful duty, or for any other improper purpose. The Company is not, and since the Lookback Date, has not been the subject of any enquiry or enforcement proceeding or, to the Company’s Knowledge, any investigation, regarding any violation or alleged violation under any Anti-Corruption Laws, and no such enquiry or proceeding, or, to the Company’s Knowledge, investigation, is pending or has been threatened in writing, and to the Company’s Knowledge there are no circumstances reasonably likely to give rise to any such investigation, enquiry or proceedings.

2.28 Title to and Sufficiency of Assets. The Company has good and marketable title or, in the case of leased personal property, a valid leasehold interest in, all properties and assets of the Company reflected on the Company Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business. Except as set forth on Section 2.28 of the Company Disclosure Schedule, the properties and assets of the Company are as of the date of this Agreement, and as of the Closing will be, in each case, together with the Transferred Intellectual Property and the services to be provided pursuant to the Transition Services Agreement, sufficient for the operation of the Company’s business after Closing in the ordinary course of business in substantially the same manner as the Company’s business (i) conducted as of the date of this Agreement and (ii) conducted during the twelve (12) months prior to the date of this Agreement.

2.29 Books and Records. The minute books and stock record books of the Company, all of which have been made available to the Buyer, are materially complete and correct and have been maintained in accordance with applicable Law. The minute books of the Company contain accurate and complete record of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all such books and records will be in the possession of the Company.

2.30 Directors and Officers; Bank Accounts. Section 2.30(a) of the Company Disclosure Schedule sets forth each of the directors and officers (or equivalent thereof) of the Company. Section 2.30(b) of the Company Disclosure Schedule sets forth, each of the bank accounts of the Company and the signatories thereto.

2.31 PPP Loan. The Company has not applied for, or been a borrower under, any PPP Loan.

2.32 Brokers. No agent, broker, investment banker, financial advisor or other Person engaged by or on behalf of the Company is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, the Company or any Subsidiary, other than any such agent, broker, investment banker, financial advisor or other Person engaged and paid solely by Seller.

2.33 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article II and by the Seller in Article III, none of the Company, any of its Subsidiaries, the Seller or any other person makes any other express or implied representation or warranty with respect to the Company Group or its businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company Group, notwithstanding the delivery or disclosure to the Buyer or any of its representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries, the Seller or any other person makes or has made any express or implied representation or warranty to the Buyer or any of its representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company Group or its businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects or (ii) except for the representations and warranties made by the Company in this Article II and by the Seller in Article III, any oral or written information presented to the Buyer or any of its affiliates or representatives in the course of their due diligence investigation of the Company Group, the negotiation of this Agreement and the Ancillary Agreements or the course of the Acquisition and the other transactions contemplated hereby and thereby. The Seller, the Company and each of its Subsidiaries disclaims any and all other representations and warranties, whether express or implied.

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as of the date hereof and as of the Closing Date, as follows:

3.1 Organization, Standing and Power. The Seller is a corporation, duly organized, validly existing and in good standing under the laws of Delaware. The Seller has all requisite entity power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Seller Material Adverse Effect.

3.2 Authority; No Conflict; Required Filings and Consents.

(a) The Seller has all requisite entity power and authority to enter into this Agreement and each Ancillary Agreement to which it is (or, in the case of the Ancillary Agreements, will be at Closing) a party and to consummate the Acquisition and the other transactions contemplated by this Agreement and any such Ancillary Agreement. The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or, in the case of the Ancillary Agreements, will be at Closing) a party and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement by the Seller has been duly authorized by all necessary corporate action on the part of the Seller. This Agreement and each Ancillary Agreement to which it is (or, in the case of the Ancillary Agreements, will be at Closing) a party has been (or, in the case of the Ancillary Agreements, will be at Closing) duly executed and delivered by the Seller and constitutes (or, in the case of the Ancillary Agreements, will constitute at Closing) the valid and binding obligation of the Seller, enforceable against the Seller, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or, in the case of the Ancillary Agreements, will be at Closing) a party by the Seller do not (or, in the case of the Ancillary Agreements, will not at Closing), and the consummation by the Seller of the Acquisition and the other transactions contemplated by this Agreement and any such Ancillary Agreement will not, contravene, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time or both), or require any notice to, or waiver, consent or approval of, any Person, or give rise to any right of termination, cancellation or acceleration, or loss of any benefit, or result in the creation of any Liens in or upon any of the properties, assets or rights of the Seller, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, (i) any provision of the certificate of incorporation or by-laws of the Seller, (ii) any Contract to which the Seller is a party or by which they or any of their respective properties or assets may be bound, or (iii) any permit, concession, franchise, license, Law or Order applicable to the Seller or any of its respective properties or assets, except in the case of the immediately preceding clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

(c) Except for (i) such filings and notifications as may be required or deemed desirable to submit to CFIUS or under Turkish Competition Law or (ii) any other filings or notifications, the failure of which to obtain or make, as the case may be, would not reasonably be expected to have, a Seller Material Adverse Effect, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Seller in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which it is a party by the Seller or the consummation by the Seller of the Acquisition or the other transactions contemplated by this Agreement or any such Ancillary Agreement, except for such consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to delay or prevent the Closing.

3.3 Title to Shares. The Seller owns and has good, valid and marketable title to the Shares, free and clear of all Liens (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities Laws, and restrictions created, directly or indirectly, by or on behalf of the Buyer, if any), and is the record owner of all of the Shares. Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

3.4 Litigation. There is no Action pending or, to the knowledge of the Seller, threatened, against the Seller, and the Seller is not subject to any outstanding Order that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

3.5 Brokers. No agent, broker, investment banker, financial advisor or other Person engaged by or on behalf of the Seller is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

3.6 No Other Representations or Warranties. Except for the representations and warranties made by the Seller in this Article III and by the Company in Article II, none of the Company, any of its Subsidiaries, the Seller or any other person makes any other express or implied representation or warranty with respect to the Company Group or its businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company Group, notwithstanding the delivery or disclosure to the Buyer or any of its representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries, the Seller or any other person makes or has made any express or implied representation or warranty to the Buyer or any of its representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company Group or its businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects or (ii), except for the representations and warranties made by the Seller in this Article III and by the Company in Article II, any oral or written information presented to the Buyer or any of its affiliates or representatives in the course of their due diligence investigation of the Company Group, the negotiation of this Agreement and the Ancillary Agreements or the course of the Acquisition and the other transactions contemplated hereby and thereby. The Seller, the Company and each of its Subsidiaries disclaims any and all other representations and warranties, whether express or implied.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller and the Company as follows:

4.1 Organization, Standing and Power. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of Oregon. The Buyer has all requisite entity power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Buyer Material Adverse Effect.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) The Buyer has all requisite entity power and authority to enter into this Agreement and each Ancillary Agreement to which it is (or, in the case of the Ancillary Agreements, will be at Closing) a party and to consummate the Acquisition and the other transactions contemplated by this Agreement and each such Ancillary Agreement. The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or, in the case of the Ancillary Agreements, will be at Closing) a party and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement by the Buyer has been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each Ancillary Agreement to which it is (or, in the case of the Ancillary Agreements, will be at Closing) a party has been (or, in the case of the Ancillary Agreements, will be at Closing) duly executed and delivered by the Buyer and constitutes (or, in the case of the Ancillary Agreements, will constitute at Closing) the valid and binding obligation of the Buyer, enforceable against the Buyer, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or, in the case of the Ancillary Agreements, will be at Closing) a party by the Buyer do not (or, in the case of the Ancillary Agreements, will not at Closing), and the consummation by the Buyer of the Acquisition and the other transactions contemplated by this Agreement and each such Ancillary Agreement will not contravene, conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time or both), or require any notice to, or waiver, consent or approval of, any Person, or give rise to any right of termination, cancellation or acceleration, or loss of any benefit, or result in the creation of any Liens in or upon any of the properties, assets or rights of the Buyer, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, (i) any provision of the certificate of incorporation or by-laws of the Buyer, (ii) any Contract to which the Buyer is a party or by which they or any of their respective properties or assets may be bound, or (iii) any permit, concession, franchise, license, Law or Order applicable to the Buyer or any of its respective properties or assets, except in the case of the immediately preceding clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(c) Except for (i) such filings and notifications as may be required or deemed desirable to submit to CFIUS or under Turkish Competition Law or (ii) any other filings or notifications the failure of which to obtain or make, as the case may be, would not reasonably be expected to have, a Buyer Material Adverse Effect, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which it is a party by the Buyer or the consummation by the Buyer of the Acquisition or the other transactions contemplated by this Agreement or any such Ancillary Agreement.

4.3 Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened, against the Buyer, and the Buyer is not subject to any outstanding Order that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

4.4 Sufficient Funds. As of the Execution Date, the Buyer and its Subsidiaries collectively have access to, and, as of the Closing Date, the Buyer and its Subsidiaries collectively will have, sufficient funds in order to enable the Buyer to perform all of its obligations under this Agreement and any Ancillary Agreement to which it is a party.

4.5 Securities Act. The Shares are being acquired by the Buyer for its own account with the intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable federal, state or provincial securities Laws. The Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. The Buyer understands that the Shares have not been registered under the Securities Act or any other applicable federal, state or provincial securities Laws and may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and are being transferred to the Buyer, in part, in reliance on the foregoing representation.

4.6 Brokers. No agent, broker, investment banker, financial advisor or other Person engaged by or on behalf of the Buyer is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.7 No Additional Representations; No Reliance. The Buyer acknowledges and agrees that except for the representations and warranties made by the Company in Article II and by the Seller in Article III, none of the Company, any of its Subsidiaries, the Seller or any other person makes any other express or implied representation or warranty with respect to the Company Group or its businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company Group, notwithstanding the delivery or disclosure to the Buyer or any of its representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. In furtherance of the foregoing, the Buyer acknowledges and represents that it is not relying on any representation or warranty of the Company, its Subsidiaries or the Seller other than those representations and warranties specifically set forth in Article II and Article III.

Article V

COVENANTS

5.1 Confidentiality.

(a) Confidential Information. Subject to the provisions of Section 5.1(b) and 5.1(c), from the date of this Agreement and until the fifth (5th) anniversary of the date of this Agreement (except with respect to Confidential Information that constitutes a trade secret under applicable Law, which shall remain subject to the terms of this Article V for so long as such Confidential Information remains a trade secret under applicable Law), the Buyer and its Affiliates, in the case of information disclosed to the Buyer or its Affiliates, by Seller or its Affiliates or representations, on the one hand, and the Company, the Seller and their Affiliates, in the case of information disclosed to the Company, the Seller or their Affiliates, by Buyer or its Affiliates or representations, on the other hand (each of the Buyer and its Affiliates and the Company, the Seller and their Affiliates, a “Receiving Party”), shall (1) keep completely confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Buyer and its Affiliates, in the case of information disclosed to the Company, the Seller or their Affiliates, or by the Company, the Seller and their Affiliates, in the case of information disclosed to the Buyer or its Affiliates (each such disclosing party, a “Disclosing Party”), except to (A) those of the Receiving Party’s Affiliates, directors, officers, employees, agents, representatives, advisors, consultants or contractors who have a need to know such information (collectively, “Recipients”) to perform such party’s obligations or exercise such party’s rights hereunder or under any Ancillary Agreement and (B) subject to the restrictions set forth herein with respect to the issuance of any equity securities, any bona fide actual or prospective equity investor to the Company or any consultants or advisors thereof (in each case, of the Persons set forth in the immediately preceding clause (A) and this clause (B), who shall be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality obligations with respect to such Confidential Information substantially similar to those set forth in this Agreement) and (2) not use any Confidential Information of the Disclosing Party except in connection with the transactions contemplated hereby or by the Ancillary Agreements. Each Receiving Party shall be liable for any breach by any of such Receiving Party’s Recipients of the restrictions set forth in this Agreement. For purposes of this Agreement, the term “Confidential Information” means any and all confidential or proprietary information or material that, at any time before, on or after the date hereof, has been or is provided or communicated to a Receiving Party by or on behalf of a Disclosing Party pursuant to this Agreement or in connection with the transactions contemplated hereby or the Ancillary Agreements or any discussions or negotiations with respect thereto, including any data, ideas, concepts or techniques contained therein. Any Confidential Information of the Company shall, following the Closing, be deemed to be the Confidential Information of the Buyer, and, with respect to such Confidential Information of the Company, the Seller and its Affiliates shall, following the Closing, be the Receiving Parties with respect thereto, the Buyer and its Affiliates shall be the Disclosing Parties with respect thereto, the Seller and its Affiliates shall be subject to the provisions of this Section 5.1(a) as Receiving Parties thereof, and the Buyer and its Affiliates shall no longer have any obligations to the Seller and its Affiliates under this Section 5.1(a) with respect thereto. Confidential Information may be disclosed either orally, visually, in writing, by delivery of materials containing Confidential Information or in any other form now known or hereafter invented. This Agreement and the terms and conditions hereof shall be deemed to be the Confidential Information of each of the Seller, the Company and the Buyer.

(b) Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of a Disclosing Party:

(i) that is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the Receiving Party or its Recipients;

(ii) that is received from a third party without restriction and without breach of any agreement between such third party and the Disclosing Party;

(iii) that the Receiving Party can demonstrate was already in its possession prior to its receipt from the Disclosing Party; provided, that, with respect to the Confidential Information of the Company, the Seller shall, following the Closing, be deemed to have received such Confidential Information from a Disclosing Party from and after the Closing;

(iv) that is generally made available to third parties by the Disclosing Party without restriction on disclosure;

(v) that the Receiving Party can demonstrate was independently developed by the Receiving Party without use of or reliance on Confidential Information of the Disclosing Party; or

(vi) to the extent necessary to enforce such receiving Party’s rights under this Agreement or any Ancillary Agreement.

(c) Permitted Disclosure. The Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent that such disclosure is made in response to a valid Order of a court of competent jurisdiction or other Governmental Entity of competent jurisdiction or otherwise required by Law, in the opinion of legal counsel to the Receiving Party; provided, that the Receiving Party shall, if permitted by Law, first have given written notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to seek an appropriate Order or other remedy protecting the Confidential Information; provided, further, that if a protective Order or other remedy is not obtained, the Receiving Party may only disclose the Confidential Information of the Disclosing Party in response to such court or Order or as otherwise required by Law solely to the extent that the Receiving Party is legally required to disclose such Confidential Information.

5.2 Public Disclosure. The initial press release by the Buyer and the Seller to be issued on the date hereof or promptly after the execution of this Agreement (but no later than the fourth (4th) Business Day after the Execution Date), with respect to the transactions contemplated hereby shall be in the form agreed to in writing (including by email) by the Buyer and the Seller. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange or listing authority, in which case, the party required to make such release or announcement shall, to the extent permitted by applicable Law, allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, that each of the Buyer and the Seller may make (x) public statements or announcements to the extent such public statements or announcements are consistent in all material respects with, and do not disclose any information not included in, previous public statements or announcements with respect to the transactions contemplated by this Agreement by the parties hereto made not in violation of this Agreement and (y) internal announcements to its employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby after reasonable prior notice to and consultation with the other parties; provided, further, that to the extent this Agreement is filed in connection with a release or announcement required by any applicable Law or the rules or regulations of any applicable securities exchange or listing authority, the parties shall cooperate with one another to redact, to the extent permitted by applicable Law, necessitating such release or announcement, those portions of this Agreement that a party reasonably determines to be sensitive or confidential information.

5.3 Tax Matters.

(a) (i) The Company shall timely prepare and file, or cause to be timely prepared and filed, any Tax Return required to be filed by the Company or any Subsidiary on or before the Closing Date (not including any extensions thereof), and timely pay in full any amount of Tax reflected thereon, except to the extent provided for by Section 5.3(a)(ii). The Company shall prepare such Tax Returns, or cause such Tax Returns to be prepared, in accordance with applicable Law and consistent with past custom and practice unless otherwise required by applicable Law. The Company shall provide a copy of any such Tax Return to the Buyer at least thirty (30) days before the due date for filing such Tax Return, and the Buyer shall no more than ten (10) days after receiving such Tax Return notify the Company in writing of any reasonable comments which the Company shall consider in good faith.

(ii) The Seller shall timely prepare and file, or cause to be timely prepared and filed, all consolidated, combined, unitary or similar Tax Returns reflecting (x) the operations of the Company or any of its Subsidiaries (y) together with those of the Seller or any of its Affiliates (other than the Company and its Subsidiaries) and with respect to which the Seller or any of its Affiliates (other than the Company and its Subsidiaries) is the common parent (“Consolidated Returns”). The Buyer shall have no rights with respect to the preparation of Consolidated Returns.

(iii) The Buyer shall prepare, or cause to be prepared, any Tax Return of the Company or its Subsidiaries that is not a Consolidated Return relating to any Pre-Closing Tax Period that is required to be filed after the Closing Date, including any Tax Returns in respect of any Straddle Tax Period, (a “Post-Closing Tax Return”) and pay any amount of Tax reflected thereon. All Post-Closing Tax Returns shall be filed in accordance with applicable Law, professional standards and rules, and, where not unreasonable, consistent with past practice. Notwithstanding the foregoing, the Buyer shall not be required to adopt any position on any Post-Closing Tax Return that is not more likely than not to be sustained. The Buyer shall provide a copy of any income Tax Return that shows a liability for Tax for which the Seller is responsible to indemnify the Buyer hereunder to the Seller at least thirty (30) days before the due date for filing such Tax Return, and the Seller shall no more than ten (10) days after receiving such Tax Return notify the Buyer in writing of any items the income Tax treatment of which the Seller disputes, together with a reasonably detailed basis for such dispute, and the Buyer shall incorporate any such reasonable comments. Seller shall be responsible for, and shall pay to Buyer at least three (3) Business Days before the due date of filing any Post-Closing Tax Return, the amount of Tax with respect to such Tax Return relating to a Pre-Closing Tax Period, except to the extent the liability for such Tax has been taken into account in determining Closing Indebtedness.

(iv) For purposes of determining Taxes of the Company relating to a Pre-Closing Tax Period, the portion of Tax liability with respect to any Straddle Tax Period that is attributable to a Pre-Closing Tax Period shall be computed as follows: (x) any real or personal property Taxes or other Taxes imposed on a periodic basis shall be equal to the amount of such Taxes for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days of the Straddle Tax Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the entire Straddle Tax Period and (y) all other Taxes for the Pre-Closing Tax Period shall be determined based on an actual closing of the books used to calculate such Taxes as if such Pre-Closing Tax Period ended as of the close of business on the Closing Date (without taking into account any actions taken by the Buyer or the Company on the Closing Date after the Closing, other than actions taken in the ordinary course of business or the Buyer or the Company, as applicable, is required to take pursuant to this Agreement), provided, that any items determined on a time basis shall be pro-rated on a per diem basis. For purposes of any amount of Taxes that would be imposed as a result of the application of Sections 951(a)(1) or 951A(a) of the Code (or any corresponding provision of state or local law) with respect to any Subsidiary, such Subsidiary’s taxable year will be treated as ending on the Closing Date. For the avoidance of doubt, this Section 5.3(a)(iv) shall not apply to Consolidated Returns or limit the Seller’s exclusive rights over Consolidated Returns as provided for in Section 5.3(a)(ii).

(b) The Seller shall be responsible for any and all transfer, documentary, sales, use, recordation, registration and other such similar Taxes and related fees (including any penalties, interest and additions to Tax) incurred in connection with the consummation of the transactions contemplated by this Agreement as required by applicable Law (“Transfer Taxes”). All Transfer Taxes shall be paid to the relevant Governmental Entity when due by the party that is legally responsible in the first instance under applicable Law for paying such Transfer Taxes, and such party shall, at its own expense and with the reasonable cooperation of the other party, timely file any Tax Return or other document with respect to such Transfer Taxes. If any such Tax Return is filed by the Company or the Buyer, then the Seller shall, within three (3) Business Days after delivery of an invoice or statement from Buyer or the Company, remit payment of such Transfer Taxes to the Buyer. The Buyer and the Seller shall reasonably cooperate with each other to file such Tax Returns and lawfully minimize any such Transfer Taxes.

(c) The Company Group shall terminate the provisions of any Tax allocation, indemnity or sharing Contract to which the Company Group is party effective no later than the Closing and shall have no further obligation pursuant to any such Tax allocation, indemnity or sharing Contract after the Closing, including the making of any payment thereunder.

(d) The Buyer, the Company and the Seller shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns (including Consolidated Returns) pursuant to this Agreement and any audit, administrative proceeding or judicial proceeding involving Taxes. Such cooperation shall include (i) the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns, audits, or administrative or judicial proceedings related to Taxes, including all records and information reasonably capable of being obtained or created, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder through the applicable statute of limitations, (ii) retaining all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and abiding by all record retention Laws of, and agreements entered into with, any Governmental Entity; (iii) delivering or making available to the Buyer, within sixty (60) days after the Closing Date, copies of all such books and records not in the Company’s possession; (iv) giving the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer, the Company, and the Seller, as the case may be, allowing the other party to take possession or to prepare copies of such books and records at such party’s expense; and (v) providing the Seller, within ninety (90) days following the close of the taxable year, a package of Tax information with respect to the Company and its Subsidiaries, prepared reasonably consistently with past practice, in order to enable the Seller to file its Consolidated Returns. For the avoidance of doubt, this Section 5.3(d) shall not confer a right to the Buyer, the Company or any of their Affiliates to review or otherwise have access to the Consolidated Returns of the Seller.

(e) If notice of any action, suit, investigation or audit with respect to Taxes of the Company relating to a Pre-Closing Tax Period shall be received by the Buyer or any Affiliate that would reasonably be expected to be subject to indemnification pursuant to Article VI (a “Tax Claim”), the notified party shall promptly notify the Seller in writing of such Tax Claim; provided, that failure to provide such notice shall not limit the obligation of the Seller to indemnify the Buyer with respect to any Taxes of the Company relating to a Pre-Closing Tax Period. The Seller shall have the right to participate in the defense of any such Tax Claim at its own expense; provided, that the Buyer shall keep the Seller reasonably informed of the proceedings with respect to the Tax Claim and shall not settle such Tax Claim without the consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Buyer shall have no rights as to Tax Claims with respect to any Consolidated Returns. Notwithstanding anything to the contrary herein, Section 6.6 shall not apply to any Tax Claim and this Section 5.3(e) shall govern the procedures relating to indemnification for any Tax Claim in lieu of Section 6.6.

(f) The Buyer shall promptly pay to the Seller the amount of any refund of Taxes of the Company in respect of any Pre-Closing Tax Period actually received by the Company net of any expenses (including Taxes) with respect thereto or incurred in connection therewith, provided, that such Taxes have been paid prior the Closing or are reflected in the Adjusted Purchase Price; and provided, further, that the Buyer shall have the right to offset any amounts otherwise payable to the Seller pursuant to this Section 5.3(f) against any indemnification obligation of the Seller pursuant to Section 6.2.

(g) The Seller shall join with the Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and non-U.S. Law) with respect to the purchase and sale of the Shares hereunder (each, a “Section 338(h)(10) Election”) and shall report the purchase and sale of the Shares hereunder as a “qualified stock purchase” of the Shares consistent with the Section 338(h)(10) Election for federal and applicable state, local, and non-U.S. Tax purposes. Within the earlier of (i) thirty (30) days after the determination of the Adjusted Purchase Price and (ii) one hundred and eighty (180) days after the Closing, the Buyer shall provide the Seller an allocation of the Purchase Price and any other item or items treated as consideration for U.S. federal income tax purposes among the assets of the Company and any Subsidiary with respect to which the Buyer makes an election under Section 338 of the Code (the “Initial Allocation”). The Initial Allocation shall become final and binding on the Buyer and the Seller (the “Final Allocation”) within fifteen (15) days following delivery of the Initial Allocation to the Seller, unless the Seller provides in writing comments disputing any item or items of the Initial Allocation before the end of the fifteenth (15th) day following such delivery. If the Seller provides any such comments, then the Buyer and the Seller shall negotiate in good faith to resolve such comments and, if the Buyer and the Seller do not reach an agreement within thirty (30) days after the Buyer’s receipt of such comments, the Buyer and the Seller shall submit the items of the Initial Allocation that remain in dispute to the Referee, acting as an expert and not as an arbitrator, in accordance with the procedures described in Section 1.6(d) mutatis mutandis. The Initial Allocation shall be the Final Allocation, (i) with respect to the items not in dispute, on the fifteenth (15th) day after delivery of the Initial Allocation and, (ii) with respect to the items in dispute, as modified pursuant to their resolution between the Parties or by the Referee, as applicable. The Buyer, the Seller and their respective Affiliates shall file any and all Tax Returns in a manner consistent with the Final Allocation and shall not take any position with respect to such Tax Return that is inconsistent with the Final Allocation unless required to do so by a “determination” within the meaning of Section 1313(a) of the Code. The Initial Allocation and the Final Allocation shall be prepared in accordance with Section 1060 and Section 338(h)(10) of the Code and the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. Law, as appropriate).

5.4 Indemnification of Directors and Officers.

(a) From and after the Closing, the Buyer shall cause the Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the organizational documents of the Company as in effect on the date of this Agreement and pursuant to any indemnity agreements between the Company and such Person as in effect on the date of this Agreement (the directors and officers entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Company, being referred to collectively as the “Indemnified Persons”). The Buyer shall cause the organizational documents of the Company to contain the same (or substantially similar) provisions with respect to indemnification and exculpation from liability set forth in the Company’s organizational documents as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that could adversely affect the rights thereunder of any Indemnified Persons.

(b) This Section 5.4 shall survive the Closing, is intended to benefit and may be enforced by the Company, the Buyer and the Indemnified Persons, and shall be binding on all successors and assigns of the Buyer and the Company. If the Buyer, the Company, or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 5.4.

5.5 Interim Operations of the Company.

(a) Between the Execution Date and the earlier to occur of (x) the Closing Date and (y) the termination of this Agreement pursuant to Section 9.1, except (i) as consented to in writing in advance by the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise expressly permitted by this Agreement or any Ancillary Agreement, (ii) as required by applicable Law, Order or a Governmental Entity, or (iii) as set forth in Section 5.5 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries (A) to, in all material respects, carry on its business in the ordinary course consistent with past practice, (B) to use commercially reasonable efforts to preserve intact its business and its present relationships with customers, suppliers, landlords and other persons with which it has business relations, and to keep available the services of its current officers, in each case, set forth in this clause (B) where the failure to do so would be materially adverse to the Company Group taken as a whole, and (C) not to take any of the actions specified in Section 2.10(b).

(b) Nothing contained in this Agreement or any Ancillary Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Company or any Subsidiary prior to the Closing. Between the Execution Date and the earlier to occur of (x) the Closing Date and (y) the termination of this Agreement pursuant to Section 9.1, each of the Company and the Subsidiaries, on the one hand, and the Buyer and its subsidiaries, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement and the Ancillary Agreements, complete control and supervision over their respective business operations.

5.6 Consents, Approvals, and Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, between the Execution Date and the earlier to occur of (x) the Closing Date and (y) the termination of this Agreement pursuant to Section 9.1, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable (and in any event prior to the Termination Date), the transactions contemplated by this Agreement, including using commercially reasonable efforts to cause each of the conditions precedent set forth in Article VIII to be satisfied; provided however, that nothing in this Agreement shall require the Buyer or any of its Subsidiaries to, and except with the prior written consent of Buyer, the Company shall not take any action to, and shall not allow any of its Subsidiaries to, (i) enter into any settlement, undertaking, consent decree, stipulation, letter of assurance or agreement with any Governmental Entity, including CFIUS, in connection with the transactions contemplated by this Agreement, (ii) agree, propose, negotiate, offer, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, or take any other action, or otherwise proffer or agree to do any of the foregoing, (iii) terminate any existing relationships or contractual rights or obligations and (iv) otherwise offer to take or offer to commit to take any action that would limit the Buyer’s or any of its Affiliates’ freedom of action or ability to retain, operate or otherwise exercise full rights of ownership (each of the actions set forth in the immediately preceding clauses (i), (ii), (iii) and (iv), an “Extraordinary Action”), except that the parties’ obligations under this Section 5.6(a) shall be subject to the provisions set forth on Annex A.

(b) The Buyer and the Seller shall submit, or cause to be submitted, (i) as promptly as practicable following the Execution Date, a draft of the joint written notice to CFIUS contemplated under 31 C.F.R. § 800.501(g) with respect to the transactions contemplated by this Agreement (the “CFIUS Notice”), (ii) as promptly as practicable after receiving feedback from CFIUS regarding the draft CFIUS Notice referenced in the immediately preceding clause (i), a formal CFIUS Notice as contemplated by 31 C.F.R. § 800.501(a) with respect to the transactions contemplated by this Agreement, and (iii) as promptly as practicable (and, in any event, in accordance with applicable regulatory requirements, including any extensions permitted by CFIUS), any other information formally requested by CFIUS to be submitted, or which the Buyer and the Seller mutually agree should be submitted, in each case, in connection with this Agreement and the transactions contemplated by this Agreement. The Buyer shall pay or cause to be paid the filing fee established under the DPA with respect to the CFIUS Notice. The Buyer and the Seller shall cooperate with each other in connection with (x) any submission to or filing with CFIUS and the provision of any information to CFIUS (including, to the extent permitted by applicable Law, by providing copies, or portions thereof, of all non-confidential documents and information to each other prior to submission to CFIUS and considering all reasonable additions, deletions or changes suggested by the other party in connection therewith), and (y) resolving any investigation or other inquiry of any CFIUS member agency acting pursuant to its CFIUS related authority as contemplated under 31 C.F.R. § 800.505 with respect to any such submission, filing or information or with respect to the transactions contemplated by this Agreement. The parties agree that if the Buyer or the Seller determines it to be appropriate that the Buyer and the Seller withdraw and resubmit the CFIUS Notice pursuant to this Section 5.6(c), the Seller and the Buyer shall cooperate in withdrawing and resubmitting the CFIUS Notice.

(c) As promptly as practicable following the Execution Date, (i) the Seller shall, and shall cause the Company to, provide to the Buyer all information reasonably required to enable the Buyer to submit a complete and accurate application to the Turkish Competition Board for the Turkish Competition Law Approval and (ii) the Buyer shall prepare such application. Promptly following the preparation of such application, the Buyer shall duly submit such application to the Turkish Competition Board, together with any required documentation, data, information, and a petition to maintain confidentiality of such application.

(d) To the extent permitted by applicable Law, between the Execution Date and the earlier to occur of (x) the Closing Date and (y) the termination of this Agreement pursuant to Section 9.1, upon reasonable notice, the Seller shall, and shall cause its Affiliates to, provide to the Buyer all information reasonably required to enable the Buyer to submit a complete and accurate notification of the transactions contemplated hereby to the Indonesia Competition Commission (the “ICC”). Promptly following the Closing Date, the Buyer shall submit to the ICC a notification of the consummation of the transactions contemplated hereby.

(e) To the extent permitted by applicable Law, each of the Buyer and the Company shall use its commercially reasonable efforts to (i) keep the other party apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any material communication received from, or given to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences. Each of the Buyer and the Company shall promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any of the filings or submissions contemplated by this Section 5.6, or any other filings, submissions, inquiries or requests for information made by any Governmental Entity in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, materials provided by one party to another pursuant to this Section 5.6 may be reasonably redacted as necessary in accordance with Section 5.7. The parties may designate, as they deem advisable and necessary, any sensitive materials required to be provided to another party pursuant to this Section 5.6 as “outside counsel only,” and such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the prior written consent of the party providing such materials or its counsel.

5.7 Access and Reports; Consultation. Subject to applicable Law and any applicable Order, between the Execution Date and the earlier to occur of (x) the Closing Date and (y) the termination of this Agreement pursuant to Section 9.1, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford the Buyer’s officers and other authorized representatives reasonable access, during normal business hours, to the officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement or any Ancillary Agreement or any proposals from other parties relating to any competing or alternative transactions) of the Company and its Subsidiaries, and, during such period, the Company and its Subsidiaries shall furnish promptly to the Buyer such information concerning their business, properties and personnel as may reasonably be requested, in each case, for the primary purposes of transition and integration planning; provided that the Buyer and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries; provided further, however, that nothing herein shall require the Company or any of its Subsidiaries to provide such access or information if the applicable entity determines, in its reasonable judgment, that doing so would reasonably be expected to (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) following the advice of counsel, violate applicable Law, an applicable Order or a Contract or obligation of confidentiality owing to a third party, (iii) following the advice of counsel, jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (iv) following the advice of counsel, be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Action, (v) following the advice of counsel, expose the Company or any Subsidiary to risk of liability for disclosure of Personal Information or (vi) jeopardize the health or safety of any employee of the Company or any Subsidiary; provided that, in the case of the immediately preceding clauses (ii), (iii), (v) and (vi), the parties shall reasonably cooperate in seeking an alternative means whereby the Buyer is provided access to such information in a manner that does not jeopardize such privilege, protection or confidentiality obligation or does not result in such risk. Until the Closing, all such information provided shall be governed by the terms of the Confidentiality Agreement.

5.8 Restrictive Covenants.

(a) From and after the Closing until the earlier to occur of (x) the fifth (5th) anniversary of the Closing Date and (y) the expiration of the maximum period of time permitted by applicable Law (the “Restriction Period”), none of Parent or any of its Subsidiaries (the “Parent Restricted Parties”) will, anywhere in the world, without the prior written consent of the Buyer, either directly or indirectly, whether for such Parent Restricted Party’s own account or solely or jointly with others, as a shareholder, partner, lender or joint venturer, (i) enter into or engage in the Business or (ii) promote products of the Business of another Person; provided, that the foregoing covenant shall not restrict (A) any Parent Restricted Party’s right to (x) invest in stock, bonds or other securities of any person, so long as such stock, bonds or other securities are listed on any national securities exchange or are publicly owned and regularly traded in the over-the-counter-market and constitute no more than, in the case of any class of capital stock or other securities of any issuer, five percent (5%) of the issued and outstanding shares or other securities of such issuer anywhere in the world or (y) own, invest in, or engage in any activities, services, products or systems of a nature provided by such Parent Restricted Party apart from the Business as conducted as of the date of this Agreement, and any natural evolution thereof or (B) any actions taken by any Parent Restricted Party pursuant to and in accordance with any Ancillary Agreement, including, for the avoidance of doubt, the Reseller Agreement.

(b) Without limiting the foregoing, during the Restriction Period, no Parent Restricted Party shall, either directly or indirectly, solicit or induce any employee of the Company Group (“Protected Employees”) to terminate his or her relationship with the Company Group, or hire any such Protected Employee; provided, that the foregoing covenant shall not restrict any Parent Restricted Party’s right to (i) solicit or retain the services of any Protected Employee at any time after (A) the date such Protected Employee is terminated or (B) the six (6) month anniversary of the date such Protected Employee resigns his or her employment (provided, that such Protected Employee did not terminate such relationship based upon any conduct by any Parent Restricted Party in breach of this Section 5.8(b)), (ii) conduct general solicitations for employees or public advertisements of employment opportunities (including any recruitment efforts conducted by any recruitment agency), provided, that such general solicitations, public advertisements and recruitment efforts are not specifically directed at any of the Protected Employees or (iii) hire any Protected Employee that responds to any such general solicitation, public advertisement or recruitment effort conducted in compliance with the immediately preceding clause (ii).

(c) If, at the time of enforcement of the covenants contained in this Section 5.8 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Law. The Seller has consulted with legal counsel regarding the Restrictive Covenants applicable to it and, based on such consultation, has determined and hereby acknowledges that such Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company and its Subsidiaries. The Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by such person in connection with the transactions contemplated by this Agreement and not directly or indirectly in connection with the Seller’s employment or other relationship with the Company Group.

5.9 R&W Insurance. The parties acknowledge and agree that the Buyer is obtaining the R&W Insurance Policies in connection with the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements. The Buyer shall pay or cause to be paid to the R&W Insurers, all costs and expenses related to the R&W Insurance Policies, including the total premium, underwriting costs, brokerage commission, due diligence fees, Taxes related to such policy and other fees and expenses of such policy (“R&W Costs”); provided, that the Seller shall reimburse the Buyer for fifty percent (50%) of all R&W Costs as a Company Transaction Expense. The parties acknowledge and agree that the R&W Insurance Policies shall contain a customary comprehensive waiver of any and all rights of subrogation and contribution the insurer might have against the Company Group, the Seller or any of their respective affiliates, other than in the case of Fraud. The Seller shall be given at least three (3) Business Days to review the terms of the R&W Insurance Policies and comment thereon (with such comments to be considered in good faith by the Buyer and the R&W Insurers) prior to binding any such R&W Insurance Policies. The Buyer shall make a true and complete copy of the R&W Insurance Policies, if any, available to the Seller promptly following its effectiveness.

5.10 IP Transfer. The Seller shall take all actions reasonably necessary to transfer complete ownership, free and clear of any liens or encumbrances (other than Permitted Lines) of the Intellectual Property set forth in Section 5.10 of the Company Disclosure Schedule (the “Transferred Intellectual Property”) to, as designated by the Buyer within thirty (30) days following the Execution Date, either (a) the Company or (b) any wholly owned Subsidiary of the Company organized or incorporated for the purpose of owning the Intellectual Property set forth in Section 5.10 of the Company Disclosure Schedule (the “IP Transfer”), at or prior to the Closing Date.

5.11 Employee Matters.

(a) With respect each Business Employee, for the period commencing immediately following the Closing and ending on the first (1st) anniversary of the Closing (the “Continuation Period”), the Buyer shall, or shall cause its Affiliates to, provide to such Business Employee during his or her employment with the Buyer and its Affiliates, (i) a base salary or base wage rates (as applicable) that are no less favorable than those in effect for such Business Employee immediately prior to the Closing, and, at the Buyer’s election, (ii) either (A)(1) target annual cash bonus opportunities and target long-term incentive compensation opportunities that are no less favorable than those in effect for such Business Employee immediately prior to the Closing (to the extent disclosed on Section 5.11(a)(ii)(A)(1)(I) of the Company Disclosure Schedule and excluding (x) any equity or equity-based awards and compensation and (y) the bonuses described in Section 5.11(a)(ii)(A)(1)(II) of the Company Disclosure Schedule (the “New Bonuses”); (2) other compensation and benefits (including retirement, health and welfare and fringe benefits and excluding (x) any equity or equity-based awards and compensation and (y) the New Bonuses) that, in the aggregate, are substantially comparable to those in effect for such Business Employee immediately prior to the Closing to the extent such compensation and benefits have been disclosed to the Buyer; and (3) with respect to terminations that occur during the Continuation Period, severance benefits that are no less favorable than those in effect for such Business Employee immediately prior to the Closing (to the extent disclosed on Section 5.11(a)(ii)(A)(3) of the Company Disclosure Schedule); or (B)(1) target annual cash bonus opportunities and target long-term incentive compensation opportunities (excluding any equity or equity-based awards and compensation) that are no less favorable than those of similarly situated employees of the Buyer (or the Buyer’s Affiliate, as applicable); (2) other compensation and benefits (including retirement, health and welfare and fringe benefits and excluding any equity or equity-based awards and compensation) that, in the aggregate, are substantially comparable to those of similarly situated employees of the Buyer (or the Buyer’s Affiliate, as applicable); and (3) with respect to terminations that occur during the Continuation Period, severance benefits that are no less favorable than those of similarly situated employees of the Buyer (or the Buyer’s Affiliate, as applicable). Notwithstanding the immediately preceding sentence, following the Closing Date, the Company, the Buyer, or the Buyer’s Affiliates may terminate or cause to be terminated the employment of any Business Employee without any further obligation under this Section 5.11 with respect to such Business Employee.

(b) With respect each Business Employee, from and after the Closing Date, the Buyer shall, or shall cause its Affiliates to, provide credit (without duplication) to such Business Employee for his or her service recognized by the Seller and its Affiliates and their respective predecessors before the Closing Date for purposes of eligibility, vesting, determination of service awards, vacation, paid time off and severance entitlements (but not for purposes of benefit accrual other than vacation, paid time off, and severance entitlements) to the same extent and for the same purposes as such service was credited under any similar Company Plan in which such Business Employee participated or was eligible to participate immediately prior to the Closing Date, provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Buyer and its Affiliates shall not be required to credit any service under this Section 5.11(b) that is not reflected in the Company’s service records disclosed to Buyer.

(c) From and after the Closing Date, the Buyer shall, and shall cause its Affiliates, to assume and honor all accrued but unused vacation and other paid time off of each Business Employee; provided, however, that any payment in settlement of accrued vacation or paid time off of any Business Employee that is required under applicable Law to be made by the Seller or any of its Affiliates as a result of the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements (each, a “Required PTO Payment”) shall constitute a Company Transaction Expense for purposes of this Agreement.

(d) Between the Execution Date and the Closing Date, the Seller shall (or shall cause its Subsidiaries to) (i) transfer employment of the employees set forth on Section 5.11(d)(i) of the Company Disclosure Schedule (the “U.S. Transferred Employees”) to the Company, (ii) use commercially reasonable efforts to transfer employment or engagement of the employees and non-employee service providers set forth on Section 5.11(d)(ii) of the Company Disclosure Schedule (“Non-U.S. Transferred Employees” and, together with the U.S. Transferred Employees, the “Transferred Employees”) to, as designated by the Buyer no later than thirty (30) days prior to the Closing Date, either the Company or to an Affiliate of the Buyer and (iii) use commercially reasonable efforts to ensure the employment of such employees by the Company or an Affiliate of the Buyer, as applicable, complies with applicable Law; provided, that each such transfer shall be conditioned or effective upon the consummation of the transactions contemplated hereby.

5.12 Employee Benefits.

(a) To the extent reasonably requested by the Buyer, the Company shall terminate any Company Plan (or, where such plan is a Seller Plan, terminate its participation in such Seller Plan) effective at Closing (or, with respect to any Company Plan that is intended to be qualified under Section 401(a) of the Code, one (1) day prior to the Closing). In advance of any such termination, the Seller shall deliver to the Buyer for review and approval (such approval not to be unreasonably withheld, conditioned or delayed) drafts of any corporate actions to be taken to terminate any such Company Plan or participation and any participant communications regarding the termination of any such Company Plan or participation, and the Company shall incorporate any revisions reasonably requested by the Buyer before adoption or distribution.

(b) Between the Execution Date and the Closing Date, the Seller shall (or shall cause its Subsidiaries to) use commercially reasonable efforts to assign to the Company all of the Seller’s (or its Subsidiary’s) rights under all restrictive covenant agreements (including any non-competition, non-solicitation, confidentiality, and nondisclosure agreements) between the Seller (or any of its Subsidiaries other than the Company and the Company’s Subsidiaries) and current or former employees or non-employee service providers of the Company or any of the Company’s Subsidiaries.

(c) Effective as of the Closing Date, the Seller shall take all actions necessary or appropriate to (i) cancel each equity incentive award (other than stock options) held by any Business Employee in exchange for the right to receive an amount in cash equal to the fair market value of the shares underlying such award, as determined by the Seller in good faith, and (ii) cancel each stock option held by any Business Employee in exchange for the right to receive an amount in cash equal to the intrinsic value, if any, of such option.

(d) The Seller shall retain all liabilities with respect to the Seller Plans. Buyer shall assume all liabilities with respect to the Company Plans (including with respect to any termination or revision of a Company Plan requested by Buyer under Section 5.12(a)).

(e) Effective on or before the Closing Date, the Seller shall (or shall cause its Affiliate to) amend any Benefit Plan that is intended to be qualified under Section 401(a) of the Code and under which any Business Employee has an outstanding loan to the extent necessary to permit such loan to be rolled over to a Buyer Plan. Under the terms of any such Benefit Plan (after any such amendment, if applicable), Business Employees with outstanding loans will be permitted to receive an immediate distribution from such Benefit Plan following the Closing, including a rollover distribution consisting in whole or in part of such Business Employee’s outstanding loan(s). Buyer shall cause one or more Buyer Plans qualified under section 401(a) of the Code to accept all such distributions, including any such rollover distributions consisting in whole or in part of such Business Employee’s outstanding loan(s). In addition, to the extent necessary to avoid a default of such a plan loan under the terms of any such Benefit Plan before a rollover distribution, Buyer and Seller shall cooperate to ensure that any such plan loan shall be repaid through payroll deductions from the payroll of Buyer (or the Company or another Affiliate of Buyer, as applicable).

(f) Buyer shall (or shall cause its Affiliate to) cover Business Employees who have elected to participate in a health flexible spending account plan of Seller or Seller’s Affiliate (“Seller’s Health FSA”) under a health flexible spending account plan of Buyer or Buyer’s Affiliate (“Buyer’s Health FSA”) at the same level of coverage provided under Seller’s Health FSA, subject to Seller providing to Buyer all information reasonably necessary to permit the administrator of Buyer’s Health FSA to accommodate the inclusion of the Business Employees on the basis described herein. Business Employees shall be treated as if their participation had been continuous from the beginning of Seller’s plan year in which the Closing Date falls and their existing salary reduction elections shall be taken into account for the remainder of Buyer’s plan year in which the Closing Date falls as if made under Buyer’s Health FSA. Buyer’s Health FSA shall provide reimbursement for medical care expenses incurred by enrolled Business Employees at any time during Seller’s plan year in which the Closing Date falls (including claims incurred before the Closing Date), up to the amount of such Business Employees’ elections and reduced by amounts previously reimbursed by Seller’s Health FSA. If, as of the Closing Date, the amount of contributions made by Business Employees to Seller’s Health FSA for the plan year in which the Closing Date occurs exceeds the amount reimbursed to such Business Employees under Seller’s Health FSA for such plan year, upon the Closing, Seller shall pay to Buyer an amount equal to the amount of such excess. If, as of the Closing Date, the amount reimbursed to such Business Employees under Seller’s Health FSA for the plan year in which the Closing Date occurs exceeds the amount of contributions made by Business Employees to Seller’s Health FSA for such plan year, upon the Closing, Buyer shall pay to Seller an amount equal to the amount of such excess. This Section 5.12(g) shall be interpreted and administered in a manner consistent with Rev. Rul. 2002-32, 2002-1 C.B. 1069 (June 6, 2002).

(g) On or before the Closing Date, the Seller shall deliver to the Buyer a true, correct and complete list of all employees of the Company and its Subsidiaries whose employment has been terminated within ninety (90) days preceding the Closing Date, or whose work hours have been reduced within six (6) months preceding the Closing Date; such list will indicate, to the extent permitted by applicable Law, the employee’s name, site of employment, position or job title, starting date of employment, and date of employment loss, termination or layoff, and, if applicable, the amount of hour reduction for each calendar month during the six (6) month period preceding the Closing Date.

(h) This Agreement shall not create any rights or interests, except as between the parties to this Agreement, and no employee or other person shall be treated as a third party beneficiary by, in or under this Agreement or any related document. Nothing in this Agreement shall constitute an amendment to any Company Plan or employee benefit plan, policy, or arrangement of the Buyer or any of its Affiliates (“Buyer Plan”), and no Company Plan or Buyer Plan shall be amended absent a separate written amendment that complies with such Company Plan’s or Buyer Plan’s amendment procedures.

5.13 Notice of Material Events.

(a) The Seller or the Company shall notify the Buyer upon becoming aware of the occurrence of a Seller Material Adverse Effect or a Company Material Adverse Effect. The Buyer shall notify the Seller upon becoming aware of the occurrence of a Buyer Material Adverse Effect.

(b) The Seller shall give the Buyer prompt written notice of any event, condition or circumstance, that would constitute a violation or breach of any of the representations and warranties of the Company set forth in Article II or the representations and warranties of the Seller set forth in Article III, provided, that, (A) any such notification shall not be deemed to be disclosure against any of the representations and warranties of the Seller or the Company and (B) the representations and warranties of the Company or the Seller shall not be qualified by any such notification. The Buyer shall give the Seller prompt written notice of any event, condition or circumstance, that would constitute a violation or breach of any of the representations and warranties of the Buyer set forth in Article IV, provided, that, (A) any such notification shall not be deemed to be disclosure against any of representations and warranties of the Buyer and (B) the representations and warranties of the Buyer shall not be qualified by any such notification.

5.14 Intercompany Arrangements. Prior to the Closing, the Company shall, and shall cause its Affiliates to, terminate all Contracts or arrangements, written or unwritten, of any kind (other than (i) this Agreement, (ii) the Ancillary Agreements, and (iii) the Contracts and arrangements set forth in Section 5.14 of the Company Disclosure Schedule), between the Seller and any of its Affiliates with respect to the business of the Company Group, such termination to have effect as of the Reference Time. Such termination shall be effected in a manner so as not to give rise to any Liability for which the Buyer or any of its Affiliates (including, after the Closing, the Company) may become responsible on or after the Closing.

5.15 Contact with Customers and Suppliers. Between the Execution Date and the earlier of (x) the Closing Date and (y) the termination of this Agreement pursuant to Section 9.1, the Buyer, the Company Group and the Seller shall cooperate in good faith in communicating with the Company employees and any other employees of the Seller performing services for the Company Group, customers, suppliers, licensors, licensees, partners or distributors of the Company Group concerning the transactions contemplated hereby, including the Buyer’s intentions concerning the operation of the Company Group’s business following the Closing.

5.16 Subsidiary Dissolution. Prior to Closing, the Seller shall cause the Company to, and the Company shall take all reasonably necessary actions under applicable Law to dissolve Mimosa Networks International, LLC (“Mimosa International”), including the making of all required filings, payment of all taxes owing, and payment and settlement of any outstanding obligations or liabilities of Mimosa International.

5.17 Delivery of Financial Statements. Between the Execution Date and the earlier of (x) the Closing Date and (y) the termination of this Agreement pursuant to Section 9.1, the Seller shall deliver to the Buyer no later than thirty (30) days following the end of each calendar quarter a copy of the unaudited consolidated balance sheets of the Company Group and the related unaudited statement of operations and cash flows of the Company for the quarter then-ended.

5.18 Transition Services Agreement. During the period from the date of this Agreement until the earlier of (x) the Closing Date and (y) the termination of this Agreement pursuant to Section 9.1, the parties shall negotiate in good faith and finalize the exhibits to the Transition Services Agreement, in accordance with the covenants set forth herein and therein and consistent with the general terms and conditions outlined therein (including, for the avoidance of doubt, Section 5.7, to enable the Buyer to determine, among other things, the scope of the services to be provided thereunder and an indicative budget for Buyer’s Service Migration (as defined in the Transitional Services Agreement) planning).

5.19 Transfer of Seller Homologations. During the period from the date of this Agreement until the earlier of (x) the Closing Date and (y) the termination of this Agreement pursuant to Section 9.1, the Seller shall use commercially reasonable efforts to (i) transfer the permits, clearances, authorizations, registrations and licenses from Governmental Entities set forth on Section 2.19(b) of the Company Disclosure Schedule (the “Seller Homologations”) to the Company or (ii) cause the Company to apply for and obtain replacements for such Seller Homologations in the name of the Company.

5.20 Additional Pre-Closing Actions. Upon the terms and subject to the conditions set forth in this Agreement, between the Execution Date and the earlier to occur of (x) the Closing Date and (y) the termination of this Agreement pursuant to Section 9.1, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause each of the actions set forth on Exhibit J to be completed on or prior to the Closing Date.

Article VI

INDEMNIFICATION

6.1 Survival of Representations and Warranties. The parties hereto, intending to modify any applicable statute of limitations, agree that (i) the representations and warranties of the Company, the Seller, and the Buyer contained in this Agreement (other than the Fundamental Representations, the Buyer Fundamental Representations and the Tax Representations) or in any schedule, exhibit or certificate attached hereto or delivered pursuant to this Agreement shall survive the Closing until the date that is eighteen (18) months following the Closing Date and shall not survive such date for any purpose; (ii) the Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing until the date that is twenty four (24) months following the Closing Date and shall not survive such date for any purpose, except that the Tax Representations and the obligation to indemnify for Indemnified Taxes hereunder shall survive the Closing until 60 days after the expiration of the statute of limitations applicable to the assessment of the relevant Taxes or their collection; (iii) the covenants and agreements of the parties required to be performed prior to the Closing shall survive the Closing until the date that is (12) months following the Closing Date and shall not survive such date for any purpose; and (iv) the covenants and agreements of the parties required to be performed on or after the Closing shall survive in accordance with their terms or if a date is not specified therein, until the earlier of the full performance or satisfaction thereof or the expiration of the applicable statute of limitations (each of the foregoing periods, a “Survival Period”) and, in the case of each of the immediately preceding clauses (i) through (iv), following the expiration of the applicable Survival Period there shall be no liability with respect thereto on the part of, nor shall any claim be made by, any party hereto or affiliate of any of the parties hereto. No Person shall be liable for any claim for indemnification under this Article VI unless a claim for indemnification is delivered in good faith by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable Survival Period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such indemnification notice only, until such claim is resolved.

6.2 Indemnification of the Buyer. Subject to the other provisions of this Article VI, from and after the Closing, the Seller shall indemnify the Buyer and Affiliates, officers, directors, partners, managers, employees, agents, successors and assigns (the “Buyer Indemnitees”) and hold each of them harmless against any Losses incurred, arising out of or in connection with or paid by them as a result of:

(a) any inaccuracy in, or breach of, a representation or warranty made by the Company or the Seller (i) in this Agreement or (ii) any certificate executed and delivered by the Company or the Seller, respectively, in connection with the consummation of the transactions contemplated hereby;

(b) any breach of any covenant or agreement made by the Company, the Seller or the Parent in: (i) this Agreement or (ii) any certificate executed and delivered by the Company or the Seller, respectively, in connection with the consummation of the transactions contemplated hereby;

(c) any Fraud or willful misconduct by the Company, the Seller or the Parent in connection with this Agreement, the Acquisition, or the other transactions contemplated hereby;

(d) any Action brought by any current or former securityholder of the Company (whether or not a party hereto) or by any other Person, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of Company Capital Stock (or any rights or options to acquire any such shares or any other equity interests in the Company), (ii) any rights as a securityholder in the Company (other than the right to receive the consideration payable to such Person pursuant to this Agreement), including any option, preemptive right or right to notice or to vote or (iii) any rights under the certificate of incorporation or by-laws of the Company (or any Shareholder Agreement), in the case of each of the immediately preceding clauses (i), (ii) and (iii), arising out of facts or circumstances existing on or prior to the Closing;

(e) any claim for indemnification pursuant to the Company’s certificate of incorporation or bylaws or any indemnification agreement, by any Person that was an officer or director of the Company prior to the Closing with respect to any actual or asserted act or omission prior to the Closing Date;

(f) any Company Transaction Expenses that were not taken into account in the calculation of the Adjusted Purchase Price as finally determined, in accordance with Section 1.6;

(g) any and all litigation, demands, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any Buyer Indemnitee with respect to the foregoing; and

(h) any Indemnified Taxes.

6.3 Indemnification of the Seller. Subject to the other provisions of this Article VI, from and after the Closing, the Buyer shall indemnify the Seller and each of its officers, directors, partners, managers, employees, agents, successors and assigns (the “Airspan Indemnitees”) and hold each of them harmless against any Losses incurred, arising out of or in connection with or paid by them as a result of:

(a) any inaccuracy in, or breach of, a representation or warranty made by the Buyer (i) in this Agreement or (ii) any certificate executed and delivered by the Buyer in connection with the consummation of the transactions contemplated hereby;

(b) any breach of any covenant or agreement made by the Buyer in: (i) this Agreement or (ii) any certificate executed and delivered by the Buyer in connection with the consummation of the transactions contemplated hereby;

(c) any Fraud or willful misconduct by the Buyer in connection with this Agreement, the Acquisition, or the other transactions contemplated hereby; and

(d) any and all litigation, demands, assessments, judgments, damages, awards, costs and expenses (including third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any Airspan Indemnitee with respect to the foregoing.

6.4 Limitations on Indemnification.

(a) Subject to Section 6.4(c), none of the Indemnifying Party shall be required to make payments for indemnification pursuant to Section 6.2 or Section 6.3 in an aggregate amount in excess of the Base Purchase Price (the “Aggregate Cap”), provided, that, (i) solely with respect to claims for indemnification under Section 6.2(a) based on any inaccuracy in, or breach of, any representation or warranty (other than any Fundamental Representations, Excluded Representations or Intellectual Property Representations), the Seller’s aggregate maximum liability for indemnification shall not exceed an amount equal to fifty percent (50%) of the Retention Amount; (ii) solely with respect to claims for indemnification (x) under Section 6.2(a) based on any inaccuracy in, or breach of, a Fundamental Representation or (y) under Section 6.2(h), the Seller’s aggregate maximum liability for indemnification shall not exceed an amount equal to fifty percent (50%) of the Base Purchase Price; and (iii) solely with respect to claims for indemnification under Section 6.2(a) based on any inaccuracy in, or breach of, Excluded Representations or Intellectual Property Representations, the Seller’s aggregate maximum liability for indemnification shall not exceed an amount equal to five percent (5%) of the Base Purchase Price.

(b) Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that certain representations and warranties contained in this Agreement are qualified by references to materiality, material respects and similar qualifications, or by matters having or not having a Company Material Adverse Effect, Seller Material Adverse Effect or Buyer Material Adverse Effect. For purposes of determining (i) whether any breach of representation or warranty contained in this Agreement has occurred and (ii) the amount of Loss resulting from such breach, in each case, in connection with the right to indemnification pursuant to this Article VI, the parties hereto acknowledge and agree that the representations and warranties of the Company contained herein or in any certificate executed and delivered in connection with the transactions contemplated herby shall be read as if references therein to “materiality”, “Company Material Adverse Effect”, “Seller Material Adverse Effect”, “Buyer Material Adverse Effect” and all similar phrases and words were deleted therefrom.

(c) Notwithstanding the foregoing, the Aggregate Cap shall not apply to any indemnification claims for Fraud and any indemnification pursuant to Section 6.2 or Section 6.3 arising out of a breach of Section 5.1 or Section 5.8(a).

(d) Subject to the limitations set forth in Section 6.4(a), with respect to any Losses indemnifiable pursuant to:

(i) Section 6.2(a) based on any inaccuracy in, or breach of, any representation or warranty (other than any Fundamental Representations, Excluded Representations or Intellectual Property Representations) of the Company or the Seller (except with respect to claims for Fraud or willful misconduct), the Buyer Indemnitees (A) first, may recover all or any portion of such Losses up to an amount equal to fifty percent (50%) of the Retention Amount from the Indemnification Escrow Account; and (B) second, to the extent such Losses are in excess of an amount equal to fifty percent (50%) of the Retention Amount, shall seek recovery under the R&W Insurance Policies;

(ii) Section 6.2(a) based on any inaccuracy in, or breach of, any Fundamental Representation or Intellectual Property Representation or Section 6.2(h) (in each case, except with respect to claims for Fraud or willful misconduct), the Buyer Indemnitees (A) first, may recover all or any portion of such Losses up to an amount equal to one hundred percent (100%) of the Retention Amount from the Indemnification Escrow Account; (B) second, to the extent such Losses are in excess of the Retention Amount, shall seek recovery under the R&W Insurance Policies; and (C) third, to the extent, after taking into account all recoveries available under the immediately preceding clauses (A) and (B), any such Losses remain unrecovered, may recover any such remaining Losses directly from the Seller; and

(iii) Section 6.2(a) based on any inaccuracy in, or breach of, any Excluded Representations or Section 6.2 (other than as set forth in the immediately preceding clauses (i) and (ii)), the Buyer Indemnitee may recover all or any portion of such Losses directly from the Seller.

(e) The parties hereto acknowledge and agree that the denial of any claim made by any Buyer Indemnitee under the R&W Insurance Policies, in and of itself, shall not be construed as, or used as evidence that, such Buyer Indemnitee is not entitled to indemnification under this Article VI. Nothing contained in this Article VI is intended to limit any rights of any Buyer Indemnitee under the R&W Insurance Policies, including with respect to survival periods and amount thresholds and limitations.

6.5 Other Limitations and Guidelines.

(a) The amount of any Loss for which indemnification is provided under this Article VI shall be net of (i) Losses that have already been taken into account in the calculation of the Closing Purchase Price or the Adjusted Purchase Price or have previously been subject to a claim for indemnification pursuant to this Article VI (it being understood and agreed by the parties that the intent of this Section 6.5 is to agree to avoid duplicative claims for the same Losses); (ii) any amounts recovered by the Indemnified Party (net of any costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any Person (other than this Agreement); and (iii) any insurance proceeds (including, for the avoidance of doubt, from the R&W Insurance Policies) (net of any reasonable costs of investigation of the underlying claim and of collection, and the net present value of any increased insurance costs attributable to any insurance claim associated with such Loss for the three (3) years following the date of such claim), indemnity, contribution or other similar payment actually received by or on behalf of such Indemnified Party in respect of such Loss (each source of recovery referred to in this clause (iv), a “Collateral Source”). If the amount to be netted hereunder in connection with a Collateral Source from any payment required under this Article VI is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VI, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VI had such receipt occurred at or prior to the time of such payment.

(b) The parties hereto acknowledge the applicability of the common law duty to mitigate damages.

(c) Losses that are indemnifiable or recoverable hereunder or in connection herewith shall be determined without duplication such that no Indemnified Party recovers more than once for any Losses payable by the Indemnifying Party arising out of the same set of facts or circumstances, irrespective of whether such set of facts or circumstances gives rise to more than one indemnification claim hereunder. For the avoidance of doubt, in no event shall any Indemnified Party have any rights to indemnification under this Article VI to the extent that any Losses, or portion thereof, as applicable, for which indemnification is sought hereunder (x) are taken into account in determining the Adjusted Purchase Price, as finally determined in accordance with Section 1.6. or (y) are recovered under the R&W Insurance Policies.

(d) Notwithstanding anything in this Agreement to the contrary, (i) the Seller shall not be required to indemnify any Buyer Indemnitee and shall have no liability under Section 6.2 or otherwise to the extent the Losses for which indemnification is being sought arose from any breach of a representation, warranty, covenant or agreement made or to be performed by the Buyer under this Agreement, any Ancillary Agreement or any certificate executed and delivered by the Buyer hereunder or thereunder, and (ii) the Buyer shall not be required to indemnify any Airspan Indemnitee and shall have no liability under Section 6.3 or otherwise to the extent the Losses for which indemnification is being sought arose from any breach of a representation, warranty, covenant or agreement made or to be performed by the Seller or the Company under this Agreement, any Ancillary Agreement or any certificate executed and delivered by the Seller or the Company hereunder or thereunder.

6.6 Third Party Claims.

(a) If, after the Closing, a claim by a third party (a “Third Party Claim”) is made against any Buyer Indemnitee or Airspan Indemnitee (any such Person, an “Indemnified Party”), and if such party intends to seek indemnity with respect thereto under this Article VI, such Indemnified Party shall promptly provide written notice to the party from which indemnification is sought under this Article VI (the “Indemnifying Party”) of such Third Party Claim; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnified Party shall include in such written notice to the Indemnifying Party a description of the facts giving rise to such Third Party Claim in reasonable detail, the basis for the indemnification claim, a description of any material evidence relating to such Third Party Claim, copies of all notices and documents (including court papers) received by the Indemnified Person relating to such Third Party Claim, and an estimate of the Losses sustained by the Indemnified Person (to the extent known to and based upon the information then possessed by the Indemnified Party).

(b) The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party within thirty (30) days after receipt of notice of such Third Party Claim, to assume the conduct and control of the settlement or defense of such Third Party Claim and in such case, the Indemnified Party shall reasonably cooperate with it in connection therewith; provided, that the right of the Indemnifying Party to assume the control of such defense pursuant to the terms hereof is subject to the Indemnifying Party (i) acknowledging in writing the obligation to indemnify the Indemnified Party hereunder, and (ii) demonstrating to the Indemnified Party in writing that, after giving effect to the application of the limitations in Article VI, the Indemnifying Party would be responsible for a greater portion of the Losses related to such Third Party Claim than the Indemnified Party and the Indemnifying Party has adequate creditworthiness to pay the reasonable amount thereof. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if (i) the Indemnified Party shall have been advised by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual and material conflict of interest, (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding or seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, or (iii) in the event the Third Party Claim were to be decided adversely to the Indemnified Party, such decision could reasonably be expected to materially impair the conduct of the business conducted by the Indemnified Party. For the avoidance of doubt, the right to defend any Third Party Claim hereunder shall expressly include the obligation to post all appeal bonds, sureties, guaranties or similar obligations in connection with such Third Party Claim or proceedings related thereto.

(c) Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless the Indemnifying Party shall have elected not to assume the defense of such Third Party Claim in accordance with Section 6.6(b). The Indemnifying Party shall not have any indemnification obligations pursuant to this Article VI with respect to any settlement by the Indemnified Party of any Third Party Claim without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed).

(d) The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement unless such settlement (i) is entirely indemnifiable by the Indemnifying Party pursuant to this Article VI; (ii) includes as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of a release (with prejudice) from all liability with respect to such Third Party Claim; and (iii) does not impose any injunctive relief or non-monetary relief on any Indemnified Party.

(e) The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense to the Indemnifying Party or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.

6.7 Remedies. Except for claims based on or arising out of Fraud or willful misconduct and, except for the right to seek specific performance or injunctive relief pursuant to Section 10.9, the parties hereto acknowledge and agree that, in the event that the Closing occurs, (i) the Indemnification Escrow Amount and the rights provided under the R&W Insurance Policies shall be the sole and exclusive source of remedy of the Buyer with respect to any inaccuracy in, or breach of, a representation or warranty (other than a Fundamental Representation, Excluded Representation or Intellectual Property Representation) made by the Company or the Seller in: (A) this Agreement or (B) any certificate executed and delivered by the Company or the Seller, respectively, in connection with the consummation of the transactions contemplated hereby, and (ii) the remedies provided for in this Article VI shall be the parties’ sole and exclusive monetary remedies for breach of any covenants or agreements contained in, or any other claims arising out of or relating to this Agreement and any certificates delivered in connection herewith, in each case, that are not the subject of the immediately preceding clause (i).

6.8 Tax Treatment of Indemnification Claims. All payments made in respect of indemnification obligations under this Agreement shall be treated as an adjustment to the Closing Purchase Price for U.S. federal tax purposes except as otherwise required under applicable Law.

6.9 Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NONE OF THE PARENT, THE SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO ANY BUYER INDEMNITEE PURSUANT TO THIS ARTICLE VI FOR ANY PUNITIVE DAMAGES, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY IN RESPECT OF ANY LOSS RECOVERED OR RECOVERABLE WITH RESPECT TO DAMAGES ACTUALLY AWARDED TO ANY THIRD PARTY AS A RESULT OF A THIRD PARTY CLAIM FOR WHICH AN INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT OR FOR ANY CLAIM BASED ON OR ARISING OUT OF FRAUD.

6.10 Release of Funds in Indemnification Escrow Account. The Buyer and the Seller shall, on the Business Day following the first (1st) anniversary of the Execution Date, deliver joint written instructions to the Escrow Agent directing the Escrow Agent to make payment, within two (2) Business Days after receipt of such instructions, of the portion of the Indemnification Escrow Amount in excess of an amount equal to the aggregate amount in respect of all claims for indemnification of the Buyer Indemnitees which have been asserted prior to such date and remain pending and unresolved or resolved but undistributed to the applicable Buyer Indemnitees on such date from the Indemnification Escrow Account to, or as directed by, the Seller. Thereafter, as soon as reasonably practicable after the resolution of any such claims, the Buyer and the Seller shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to make payment of any portion of the remaining amounts in the Indemnification Escrow Account in excess of an amount equal to the aggregate amount of all claims for indemnification that remain pending and unresolved or resolved but undistributed to the applicable Buyer Indemnitees from the Indemnification Escrow Account to, or as directed by, the Seller. Each payment from the Indemnification Escrow Account to be paid to or as directed by the Seller under this Section 6.10 shall be made by wire transfer of immediately available funds (or other alternative delivery arrangement permitted by the Escrow Agreement and/or mutually agreed by the Seller and the Escrow Agent in writing) to, or as directed by, the Seller.

Article VII

DEFINITIONS

7.1 Certain Terms.

The following terms have the respective meanings given to them below:

(a) “Adjustment Escrow Account” means the subaccount for the Adjustment Escrow Amount established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

(b) “Adjustment Escrow Amount” means an amount equal to $500,000.

(c) “Affiliate” means with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person; provided, that, for purposes of this definition, the term “control” (including, the correlative meanings, “controlled by” and “under common control with”) means, with respect to any entity, the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

(d) “Ancillary Agreement” means any agreement, certificate, or other document entered into in connection with the transactions contemplated hereby, including the following: the Reseller Agreement, the License Agreement, the Transition Services Agreement and the Escrow Agreement.

(e) “Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), and all other compensation or benefit plans, programs, arrangements, contracts, or schemes, written or oral, statutory or contractual, (including any cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, employee stock ownership, stock purchase, stock option or other equity based compensation plans, supplemental executive retirement plan, profit sharing plan, unemployment or severance compensation plan, or employment, independent contractor, consulting, severance or change in control agreement, vacation, indemnification, loan, disability, hospitalization, sickness, death, medical insurance, dental insurance, life insurance and any other employee or fringe benefit plan, agreement, program, policy, trust, fund, contract or arrangement) with respect to which the Company has or would reasonably be expected to have any obligation or liability or that are maintained, contributed to (or required to be contributed to) or sponsored by the Seller, the Company, any ERISA Affiliate, or any of their respective Subsidiaries or Affiliates, for the benefit of any current or former employee, independent contractor, officer, director, or other service provider of the Company or any of its Subsidiaries or any other current or former employee or service provider of the Seller or any of its Affiliates who provides or provided services to the Company or its Subsidiaries.

(f) “Business” means the development, deployment, manufacture or sale of point-to-point and point-to-multi-point wireless access solutions based on wifi standards for use in fixed wireless applications or backhaul applications, but shall not include (i) the deployment of such wireless access solutions incidental to, and as part of, a larger engagement by the Seller with a customer involving the provision and deployment of solutions from multiple equipment and software vendors together with products of the Seller or (ii) the development or manufacture of consumer wifi access point products.

(g) “Business Data” means all data, information, and works of authorship in any medium collected, generated, or used in the conduct of the Company’s business, including all proprietary information of or relating to the Company’s business and all Personal Information in the possession, custody, or control of the Company, or otherwise held or processed on the Company’s behalf.

(h) “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Mumbai, India or New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

(i) “Business Employee” means each employee of the Company Group as of immediately after the Closing (including each Transferred Employee), in each case, including each such employee who, as of the Closing Date, is on leave of absence (including medical leave, military leave, workers compensation leave and short-term or long-term disability) or vacation.

(j) “Buyer Fundamental Representations” means, with respect to the Buyer, the representations and warranties of the Buyer set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority, No Conflict, Required Filings and Consents), Section 4.4 (Sufficient Funds) and Section 4.5 (Brokers).

(k) “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or effect likely to impair in any material respect the ability of the Buyer to consummate, including any material delay in the ability of the Buyer to consummate, the Acquisition and the other transactions contemplated by this Agreement.

(l) “Capital Stock” means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, any Person.

(m) “Cash and Cash Equivalents” means cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organization), cash equivalents, security deposits and marketable securities, net of uncleared checks outstanding and pending wire transfers, but excluding Restricted Cash, in each case, determined in accordance with the Accounting Principles.

(n) “CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

(o) “CFIUS Approval” means that (i) CFIUS has issued written notice to the parties that the transactions contemplated by this Agreement do not constitute a “covered transaction” (as defined in 31 C.F.R. § 800.213); (ii) CFIUS has issued written notice to the parties that it has concluded all action under the DPA and has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision and either (x) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (y) the President has not taken any action within fifteen (15) days from the date the President received the report from CFIUS.

(p) “Closing Cash” means, as of the Reference Time, all Cash and Cash Equivalents of the Company Group, on a consolidated basis, including all interest accrued thereon.

(q) “Closing Indebtedness” means all Indebtedness of the Company Group, on a consolidated basis, that remains unpaid as of the Reference Time, including any intercompany debt owed by the Company to the Seller or its Affiliates (other than a Subsidiary of the Company).

(r) “Closing Working Capital” means (without duplication) an amount, calculated consistent with the sample calculation of Closing Working Capital set forth in Exhibit G, equal to (i) the sum of the Company Group’s total Current Assets as of the Reference Time, minus (ii) the sum of the Company’s total Current Liabilities as of the Reference Time. For the avoidance of doubt, Closing Working Capital shall exclude all Closing Cash, Closing Indebtedness and Company Transaction Expenses.

(s) “Code” means the Internal Revenue Code of 1986, as amended.

(t) “Common Stock” means the Common Stock of the Company, par value $0.01 per share.

(u) “Company Capital Stock” means the Capital Stock of the Company.

(v) “Company Group” means the Company, Turkish Subsidiary and Mimosa International.

(w) “Company Intellectual Property” means any and all Intellectual Property that is owned by or licensed or sublicensed to the Company Group.

(x) “Company IT Systems” means all information technology and computer systems (including Software, information technology infrastructure and assets, and telecommunication hardware and other equipment) used by or for the benefit of the Company, including those relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of its data.

(y) “Company Material Adverse Effect” means any state of facts, circumstance, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, has a material and adverse effect on the business, assets, properties, liabilities, financial condition or results of operations of the Company Group, taken as a whole, but excluding any such state of facts, circumstances, changes, developments, events, effects, conditions, occurrences, actions or omissions to the extent arising, individually or in the aggregate, out of, resulting from or in connection with (i) those generally affecting (A) the domestic, foreign or international economic, financial, credit, commodity, capital market or political conditions, including changes in interest rates, exchange rates or inflation; or (B) the industries in which the Company Group operates; (ii) acts of terrorism, acts of war (whether or not declared), military activity, acts of armed hostility, civil disobedience, terrorism or other international or national calamity or any worsening or escalation of such conditions; (iii) any hurricane, tropical storm, tropical depression, earthquake, flood or other natural disaster, act of God, weather-related events or other force majeure events; (iv) any epidemic, pandemic, disease, outbreak, health emergency or crisis or other public health conditions (or restrictions that relate to, or arise out of, an epidemic pandemic or disease outbreak) or any worsening or escalation of such conditions; (v) any adoption, proposal or implementation of, or change or prospective changes in Law or GAAP (or any change or prospective changes in interpretation or enforcement of Law or GAAP after the date hereof); (vi) the negotiation, execution, disclosure or pendency of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (it being understood that this subclause shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or the performance of obligations under this Agreement); (vii) the loss of revenue to the Company resulting from the termination or cancellation by the Buyer or any of its Affiliates of any purchase order with the Company that constitutes a breach of the terms and conditions of such purchase order; provided that this clause (vii) shall not prevent a determination that any state of facts, circumstance, change, development, event, effect, condition, occurrence, action or omission underlying such termination or cancellation has resulted in a Company Material Adverse Effect (to the extent such state of facts, circumstance, change, development, event, effect, condition, occurrence, action or omission is not otherwise excluded from this definition of Company Material Adverse Effect); (viii) the compliance with the terms of this Agreement or the taking of any action (or the omission of any action) required or contemplated by this Agreement or otherwise at the request or with the consent of the Buyer; or (ix) any failure by the Company Group to meet any estimates of revenues, earnings, projections or other indicia of performance, whether published, internally prepared or provided to the Buyer or any of its respective representatives, provided that this clause (ix) shall not prevent a determination that any state of facts, circumstance, change, development, event, effect, condition, occurrence, action or omission underlying such failure to meet estimates or other indicia of performance has resulted in a Company Material Adverse Effect (to the extent such state of facts, circumstance, change, development, event, effect, condition, occurrence, action or omission is not otherwise excluded from this definition of Company Material Adverse Effect); provided that, with respect to the immediately preceding clauses (i) through (v), only to the extent that such state of facts, circumstance, change, development, event, effect, condition, occurrence, action or omission does not have a disproportionate adverse effect on the Company Group compared to other participants in the industries in which the Company Group operates.

(z) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company.

(aa) “Company Plans” means all Benefit Plans that are sponsored or maintained by the Company at the Company level (including Subsidiaries of the Company).

(bb) “Company Transaction Expenses” means the aggregate amount of (i) all third party transaction expenses, including legal, accounting, broker’s, investment banker’s and finder’s fees and expenses, that are incurred by or on behalf of the Company Group in connection with the transactions contemplated by this Agreement (or any other agreement or documentation entered into in connection with this Agreement), (ii) all Required PTO Payments, and (iii) any outstanding New Bonuses or change of control or other bonuses or incentives that become payable by the Company Group to any Business Employee as a result of the transactions contemplated by this Agreement or any other agreement or documentation entered into by the Company Group in connection with this Agreement (in each case, other than in connection with any agreement entered into by the Buyer with any Business Employee), in each case, unpaid as of the Reference Time, including the employer portion of any Taxes related thereto. For purposes of this Agreement and solely to avoid any double counting or duplication, any amounts to the extent actually taken into account in the calculation of Closing Indebtedness will not be included in the calculation of Company Transaction Expenses.

(cc) “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 18, 2022, between the Company and Reliance Jio Infocomm USA, Inc.

(dd) “Current Assets” means total current assets of the Company Group, on a consolidated basis, excluding all current and deferred Tax assets; provided, however, that Current Assets shall not include (i) Cash and Cash Equivalents, (ii) intercompany accounts receivable owed by the Seller or its Affiliates to a member of the Company Group, or (iii) current lease assets, in each case, determined in accordance with the Accounting Principles.

(ee) “Current Liabilities” means total current liabilities of the Company Group, on a consolidated basis, excluding all current and deferred Tax liabilities; provided, however, that Current Liabilities shall not include (i) Indebtedness or Company Transaction Expenses, (ii) accrued FAS 5 liabilities, (iii) liabilities for accrued paid time off with respect to the employees of the Company, (iv) deferred service revenue (excluding customer advances), or (v) current lease liabilities, in each case, determined in accordance with the Accounting Principles.

(ff) “DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C.§ 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800- 801 et seq.

(gg) “Environmental Law” means any foreign, federal, state or local law, statute, rule, ordinance, regulation, or other provision having the force or effect of law, relating to the environment or occupational health and safety, including any statute, regulation, judicial or administrative decision or order and all common law pertaining to (i) treatment, storage, disposal, generation or transportation of industrial, toxic, infectious, biological, radioactive or hazardous materials or substances or solid, medical, mixed or hazardous waste; (ii) air, indoor air, water or noise pollution; (iii) groundwater or soil contamination; (iv) the release or threatened release into the environment of industrial, toxic, infectious, biological, radioactive or hazardous materials or substances, or solid, medical, mixed or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) health and safety of employees and other persons; or (vi) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic, infectious, biological, radioactive or hazardous materials or substances or oil or petroleum products or solid, medical, mixed or hazardous waste, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), Occupational Safety and Health Act (Act) of 1970 (OSHA).

(hh) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

(ii) “ERISA Affiliate” means any Person that would be considered a single employer with the Company within the meaning of Section 4001 of ERISA or Section 414 of the Code.

(jj) “Escrow Account” means the account containing the Adjustment Escrow Account and the Indemnification Escrow Account subaccounts established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

(kk) “Escrow Agent” shall mean SRS Acquiom Inc., or a successor thereto, in its capacity as escrow agent pursuant to the Escrow Agreement.

(ll) “Escrow Amount” means the Adjustment Escrow Amount and the Indemnification Escrow Amount, collectively.

(mm) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(nn) “Excluded Licenses” shall mean any: (i) non-exclusive Software licenses or hosted services agreements (such as software-as-a-service or platform-as-a-service agreements) on the Company’s or third-party vendor’s standard form for commercially available Software or hosted services with a replacement cost of no greater than $50,000 on an annual basis; (ii) non-exclusive licenses granted in the ordinary course of business ancillary to (A) the sale or distribution of the Company’s products or (B) services provided to the Company by the Company’s contract manufacturers and suppliers; and (C) confidentiality agreements, consulting agreement, and service agreements executed in the ordinary course of business, in which the Intellectual Property licenses or assignments are not the primary purpose of the agreement and are not material to the Company or its business, including customary powers of attorney granted to the Company’s representatives and attorneys in connection with the prosecution, management and enforcement of its Intellectual Property.

(oo) “Excluded Representations” means the representations and warranties of the Company and Buyer excluded from coverage under the R&W Insurance Policies and set forth on Exhibit H.

(pp) “Existing Credit Documentation” means the Fortress Agreements listed on Section 2.8(a) of the Company Disclosure Schedule.

(qq) “FCC Laws” means the Communications Act of 1934, as amended, and the rules, regulations and written policies of the Federal Communications Commission promulgated pursuant thereto.

(rr) “FCC License” shall any license, permit, grant of special temporary authority, or other authorizations issued by the Federal Communications Commission, other than equipment authorizations issued pursuant to 47 C.F.R. § 2.901 et seq.

(ss) “Fraud” means actual common law fraud under Delaware law with respect to a representation or warranty contained in Articles II, III or IV of this Agreement (as modified, subject to the limitations and qualifications set forth in Section 10.7, in each case, by the Company Disclosure Schedule, as the case may be). For the avoidance of doubt, “Fraud” does not include equitable fraud, constructive fraud, statutory fraud, negligent misrepresentation or omission, promissory fraud, unfair dealings fraud, or any form of fraud premised on recklessness, negligence, or similar theories.

(tt) “Fundamental Representations” means (i) with respect to the Company, the representations and warranties of the Company set forth in Section 2.1 (Organization, Standing and Power), Section 2.2 (Capitalization; Consideration), Section 2.3 (Subsidiaries), Section 2.4 (Power and Authority; Binding Agreement; Authorization) and Section 2.33 (Brokers), and (ii) with respect to the Seller, the representations and warranties of the Seller set forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Authority, No Conflict, Required Filings and Consents), Section 3.3 (Title to Shares), and Section 3.5 (Brokers).

(uu) “GAAP” means generally accepted accounting principles in the United States (and, solely with respect to Sections 1.3 and 1.6, as in effect as of the Reference Time).

(vv) “Government Contract” means any Contract between the Company, on the one hand, and (i) any Governmental Entity, (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor, (iii) any higher-tier subcontractor of a Governmental Entity in its capacity as a subcontractor, or (iv) any lower-tier subcontractor with respect to any Contract of a type described in the immediately preceding clause (i), (ii) or (iii), on the other hand.

(ww) “Governmental Entity” means any federal, state, domestic, territorial, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any supranational organization or authority, or any authority, department, commission, board, bureau, agency, court, arbitral body (public or private), tribunal, or any instrumentality of a government, or any applicable self-regulatory organization (including a stock exchange) or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

(xx) “Hazardous Substance” means (i) any substance which is subject to regulation, investigation, control or remediation or which falls within the definition of a “hazardous substance,” “hazardous waste,” “toxic substance,” “pollutant,” “contaminant,” “hazardous material,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or adverse effect on human health or the environment, pursuant to any Environmental Law or any other substances or material that may lead to claims or compensation for damages under any Environmental Law, (ii) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iii) any explosives or any radioactive materials, (iv) asbestos in any form, (v) polychlorinated biphenyls, (vi) toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise), and (vii) any other substance capable of causing harm to the environment or human health.

(yy) “Indebtedness” means, without duplication: (i) all obligations of the Company Group for borrowed money (including (A) all obligations for principal, interest, premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder, and (B) any obligations owed to the Seller or its Affiliates) or with respect to deposits or advances of any kind, (ii) all obligations of the Company Group evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of the Company Group created or arising under conditional sale or other title retention agreements with respect to property acquired by the Company Group (to the extent applicable conditions to such payment are satisfied (other than the passage of time)), but excluding trade payables incurred in the ordinary course of business other than any such trade payables outstanding for more than 120 days, (iv) all obligations of the Company Group in respect of the deferred purchase price of property or services (excluding accounts payable, intercompany charges of expenses and other accrued obligations, in each case, incurred in the ordinary course of business), (v) liabilities of the Company Group under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction or any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet (but excluding any amount in respect of operating leases), (vi) any obligations of the Company Group under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging or similar agreements, to the extent payable as a result of the consummation of the Acquisition, (vii) any liabilities of the Company Group for bonuses, deferred compensation and severance, in each case, accrued, vested or owed to current or former employees of the Company Group (including, for the avoidance of doubt, any employer portion of payroll taxes associated with any such payments or benefits), (viii) all Indebtedness referred to in the immediately preceding clauses (i) through (vii) of others guaranteed by the Company Group (except for such guarantees that will be automatically released at Closing), (ix) all Indebtedness referred to in the immediately preceding clauses (i) through (viii) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets owned or acquired by the Company Group (except for such Liens that will be automatically released at Closing), whether or not the Indebtedness secured thereby has been assumed, (x) bonuses, commissions, and all other types of compensation payable by the Company Group to any employee of the Seller or its Affiliates, that have accrued or been earned in connection with the Seller employee’s sale of the products of the Company; (xi) Pre-Closing Taxes; and (xii) all accrued interest, fees, premiums, penalties, indemnities, costs, expenses and/or other amounts due in respect of any of the foregoing, in each case, determined in accordance with the Accounting Principles; provided, that, in each case, the terms “obligations” or “liabilities” shall include obligations and liabilities, whether absolute, accrued, contingent, fixed or otherwise, or whether due to or to become due or asserted or unasserted.

(zz) “Indemnification Escrow Account” means the subaccount for the Indemnification Escrow Amount established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

(aaa) “Indemnification Escrow Amount” means an amount equal to the Retention Amount.

(bbb) “Indemnified Taxes” means any and all liabilities for Taxes (i) that are Pre-Closing Taxes that have not been taken into account in determining Closing Indebtedness and have not been paid in accordance with Section 5.3(a)(iii), (ii) of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or was a member on or prior to the Closing Date (which shall, for the avoidance of doubt, include the Seller and Parent for Indian tax purposes), including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (iii) of any person if such liability for Taxes is imposed on the Company or any of its Subsidiaries (as determined prior to the Closing) for any period as a transferee or successor in respect of a transaction occurring on or before the Closing Date, by contract, operation of law or otherwise.

(ccc) “Infringement” means any unauthorized use, unauthorized disclosure, infringement, dilution or misappropriation of Intellectual Property.

(ddd) “Intellectual Property” means all intellectual property and proprietary rights of any nature or kind, including the following, whether protected, created or arising under any applicable Law, and all worldwide common law, statutory and other rights in, arising out of, or associated therewith: (i) Patents; (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, taglines, slogans, corporate names and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof; (iii) all works of authorship, mask works and any and all other copyrights and copyrightable works, and all applications, registrations, extensions, and renewals thereof; (iv) all inventions (whether patentable or not), discoveries, ideas, and improvements; (v) all Know-How and all documentation relating to any such Know-How; (vi) all databases and data collections and all rights therein; (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (viii) all Web addresses, sites and domain names; (ix) moral rights, rights of publicity, industrial designs, and industrial property rights; and (x) the right to sue for past, present and future infringement, misappropriation, dilution or violation of any of the foregoing or for any injury to goodwill and to recover all proceeds relating to any of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees and expert fees) and proceeds of suit.

(eee) “Intellectual Property Representations” means with respect to the Company, the representations and warranties of the Company set forth in Section 2.13 (Intellectual Property).

(fff) “Know-How” means tangible materials, inventions, ideas, improvements, practices, discoveries, developments, data, information, technology, methods, protocols, formulas, knowledge, know-how, trade secrets and other confidential and proprietary information, processes, assays, skills, experience, techniques and results of experimentation or testing, including analytical and quality control data, in all cases, whether or not confidential, proprietary or patentable, in written, electronic or any other form now known or hereafter developed, including any physical embodiments of any of the foregoing, but excluding in any event any Patent.

(ggg) “Law No. 6698” means Turkish Law on the Protection of Personal Data numbered 6698, which has been published on the Official Gazette of Republic of Turkey dated April 7th, 2016, and time to time amended.

(hhh) “Liabilities” means with respect to any Person, any liability of such Person of any kind, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed, disputed, liquidated or executory, in each case whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(iii) “Lookback Date” means November 20, 2018.

(jjj) “Losses” means all probable and reasonably foreseeable claims, losses, Liabilities, damages, deficiencies, Taxes, assessments, fines, judgments, costs and expenses (including all reasonable out-of-pocket attorneys’ fees and costs and expenses of investigating and pursuing a claim).

(kkk) “Patents” means all patents and applications therefor, including all applications and filings made in any jurisdiction and including all applications and filings made with the United States Patent and Trademark Office or its foreign equivalents or counterparts, provisionals, non-provisionals, requests for continuing examination, continuations, divisionals, continuations-in-part, substitutions, reexaminations and reissues, all rights in respect of utility models and certificates of invention, and all rights and priorities and all extensions and renewals thereof.

(lll) “Payoff Letters” means customary payoff or release letters setting forth, or other written evidence of, the amount or amounts required to be paid to the Persons to whom the Company is indebted in respect of Indebtedness or Company Transaction Expenses, to cause such indebtedness to be paid and satisfied in full and all Liens securing such indebtedness to be released.

(mmm) “Permitted Liens” means (i) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith and for which adequate reserves have been established; (ii) mechanics’, materialmens’, carriers’, workers’, warehousemens’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent or are being contested in good faith and for which adequate reserves have been established and that are not, in any such case, individually or in the aggregate, material to the business of the Company and its Subsidiaries; (iii) Liens that have been placed on non-material office equipment used by the Company in the ordinary course of business, (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property, which individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the value or continued use of such Leased Real Property for the purposes for which it is currently being used by the Company and its Subsidiaries; (v) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Company’s or any of its Subsidiaries’ present uses or occupancy of such real property; (vi) Liens described on Section 7.1(m)(vi) of the Company Disclosure Schedule; (vii) any non-exclusive license of Company Intellectual Property to a customer entered into in the ordinary course of business in accordance with the Company’s standard form agreements therefor, one or more copies of which have been made available to the Buyer; and (viii) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicense, lessor or sublessor under any license or lease agreement or in the property being leased or licensed.

(nnn) “Personal Information” means data or information in any medium that alone or in combination with other information allows the identification of an individual or that otherwise is personal data, protected health information, or other data regulated under applicable Privacy and Information Security Requirements, including, by way of example: name, street address, telephone number, e-mail address, photograph, social security number, bank account number, pin code, race, gender, religion, political affiliation, sexual orientation, driver’s license number, passport number or customer or account number, IP address, and unique identifier.

(ooo) “Post-Closing Tax Period” means a tax period beginning after the Closing Date and any portion of any Straddle Tax Period beginning after the Closing Date.

(ppp) “PPP Loan” means a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(qqq) “Pre-Closing Tax Period” means a tax period ending on or prior to the Closing Date and the portion of any Straddle Tax Period ending on the Closing Date.

(rrr) “Pre-Closing Taxes” means any accrued but unpaid Taxes of or with respect to the Company or any of its Subsidiaries incurred in respect of ordinary operations during any Pre-Closing Tax Period, including any liability for Taxes with respect to any Straddle Tax Period that are attributable to a Pre-Closing Tax Period pursuant to Section 5.3(a)(iv); provided, that such amount does not include (x) any amount properly reported on a Consolidated Return or (y) any Taxes in respect of transactions contemplated by this Agreement.

(sss) “Privacy and Information Security Requirements” means all (i) applicable Laws relating to privacy, information security, or the Processing of Personal Information, including Regulation (EU) 2016/679 (the General Data Protection Regulation), the California Consumer Privacy Act (to the extent applicable to the Company), and Law No. 6698; (ii) all applicable Laws, rules, guidelines and regulations concerning the security of the Company’s products, services and Systems; (iii) all Contracts to which the Company is a party or is otherwise bound that relate to Personal Information or protecting the security or privacy of information or Systems, (iv) the Company’s internal and posted policies and notices relating to Personal Information or the privacy and the security of the Company’s products, services, Systems and Business Data, and (v) to the extent applicable, the Payment Card Information Data Security Standards.

(ttt) “Process” or “Processing” means any operation or set of operations that is performed upon Personal Information or other Business Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

(uuu) “Qualified Accounting Firm” means any of (i) PriceWaterhouseCoopers LLP, (ii) Deloitte & Touche LLP, or (iii) KPMG LLP.

(vvv) “R&W Insurance Policies” means the representation and warranty insurance policies issued by the R&W Insurers to the Buyer with respect to the representations and warranties in this Agreement, substantially in the form attached hereto as Exhibit I.

(www) “R&W Insurers” means Euclid Transactional, LLC and Liberty Surplus Insurance Corporation.

(xxx) “Reference Time” means 12:01 a.m., New York time, on the Closing Date.

(yyy) “Restricted Cash” means any Cash and Cash Equivalents of the Company Group, wherever and however held, the usage of which is not readily available pursuant to applicable Law or Contract;

(zzz) “Retention Amount” means $600,000.

(aaaa) “Security Incident” means (i) any unauthorized access, acquisition, alteration or modification, loss, theft, corruption or (ii) any breach of the security of, or other unauthorized access to, or use of, or other unauthorized activity resulting in the compromise to, the integrity or availability of the Systems.

(bbbb) “Seller Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or effect likely to impair in any material respect the ability of the Seller to consummate, including any material delay in the ability of the Seller to consummate, the Acquisition and the other transactions contemplated by this Agreement.

(cccc) “Seller Plans” means all Benefit Plans other than Company Plans.

(dddd) “Software” means all computer programs, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to computer programs.

(eeee) “Straddle Tax Period” means any tax period that includes but does not end on the Closing Date.

(ffff) “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (i) more than fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity or (ii) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(gggg) “Systems” means those information technology assets, computer systems, devices, mobile devices, equipment, hardware, servers, Software, networks, telecommunications systems and related infrastructure and facilities, used or held for use by the Company.

(hhhh) “Target Maximum Working Capital” means an amount equal to $6,010,000.

(iiii) “Target Minimum Working Capital” means an amount equal to $4,440,000.

(jjjj) “Tax Representations” means the representations and warranties of the Company set forth in Section 2.10 (Taxes).

(kkkk) “Tax Returns” means all reports, returns, declarations, elections, claims for refund, statements, information returns, designations, estimated tax filings, vouchers, elections, notices, certificates, or other information supplied, or required to be supplied, to the appropriate Governmental Entity in connection with Taxes, including the determination, assessment, reporting, withholding, collection or payment of any Taxes, and including any schedule or attachment thereto and including any amendments thereof.

(llll) “Taxes” means (i) any income, capital gains, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, value added, ad valorem, franchise, capital stock or other equity securities, net worth, profits, license, registration, withholding, employment, unemployment, disability, severance, occupation, social security (or similar, including Federal Insurance Contributions Act), payroll, workers’ compensation, transfer, financial transaction, conveyance, documentary, stamp, property (real, tangible or intangible), commercial rent, premium, environmental, windfall profits, diverted profits, escheat, or unclaimed property taxes, repayments of any grants, subsidies, state aid or similar amounts from a Governmental Entity, customs duties, and other taxes of any kind, and any levies, excises, duties, imposts, recovery or liability in respect of state aid, and assessments in the nature of taxes, together with any interest, penalties or addition thereto (including any penalties for a failure to file, or to timely or correctly file, any Tax Return), whether disputed or not, imposed by a Governmental Entity, (ii) any liability for the payment of any amount of any type described in the immediately preceding clause (i) as a result of being or having been a member of an affiliated, consolidated, controlled, fiscal, combined, unitary or aggregate group for any tax period; and (iii) any liability for the payment of any amounts of the type described in the immediately preceding clause (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

(mmmm) “Third Party Service Provider” means a third party that provides outsourcing or other data or IT-related services for the Company Group, including any third party that the Company Group engages to Process Personal Information on behalf of the Company Group or to develop Software on behalf of the Company Group.

(nnnn) “Turkish Competition Board” means the decision-making body of the Competition Authority of the Republic of Turkey.

(oooo) “Turkish Competition Law” means the Turkish Law on the Protection of Competition numbered 4054.

(pppp) “Turkish Competition Law Approval” means the unconditional approval of the Turkish Competition Board of the consummation of the Acquisition and the other transactions contemplated hereby, which shall be deemed satisfied upon (i) the receipt, by the Buyer, of the short form decision with the express permission of the Turkish Competition Board with respect thereto, (ii) the receipt, by the Buyer, of the decision of the Turkish Competition Board stating that such transactions do not fall within the scope of transactions subject to such approval, or (iii) failure by the Buyer to receive, within 30 (thirty) days of the filing of the application to obtain such approval, a formal written response or other official communication from the Turkish Competition Board with respect thereto.

(qqqq) “Turkish Subsidiary” means Mimosa Networks Bilişim Teknolojileri Limited Şirketi, a limited liability company organized and existing under the laws of Republic of Turkey, headquartered at the address of Kemal Nehrozoğlu Caddesi GOSB Teknopark 3. Üretim Binası, 1 No’lu Üretim Alanı Gebze / Kocaeli / Republic of Turkey and registered at the Gebze Trade Registry with the registration number 23953, which also is a Subsidiary of the Company as defined in this Agreement.

Article VIII

CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligation of each party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the parties hereto entitled to the benefit thereof) by the Buyer and the Seller, at or prior to the Closing, of each of the following conditions:

(a) No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, injunction, order or decree (whether temporary, preliminary or permanent) that is in effect and makes it illegal, restrains, enjoins or otherwise prohibits the consummation of the Acquisition or the other transactions contemplated by this Agreement and the Ancillary Agreements;

(b) All consents, waivers, authorizations and approvals of any Governmental Entity, domestic or foreign, required in connection with the execution, delivery, and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date;

(c) All consents, waivers, authorizations and approvals under the Existing Credit Documentation required in connection with the execution, delivery, and performance of this Agreement, including, for the avoidance of doubt, the release of any Liens created thereunder on the Shares, the property of the Company Group and the Transferred Intellectual Property, shall have been duly obtained and shall be in full force and effect on the Closing Date;

(d) CFIUS Approval shall have been obtained; and

(e) Turkish Competition Law Approval shall have been obtained.

8.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are also subject to the satisfaction (or waiver by the Buyer) at or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Company and the Seller. (i) The Fundamental Representations shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company and the Seller (other than the representations set forth in the immediately preceding clause (i)) shall be true and correct (disregarding the terms “material,” “Company Material Adverse Effect,” “Seller Material Adverse Effect” and other similar qualifications based upon materiality which shall be given no effect) as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect or a Seller Material Adverse Effect, as applicable, and (iii) the Buyer shall have received at the Closing a certificate signed by or on behalf of the Company and the Seller to the effect that the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Performance of Obligations of the Company and the Seller. Each of the Company and the Seller shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and the Buyer shall have received a separate certificate signed on behalf of the Company and the Seller to the effect the condition set forth in this Section 8.2(b) has been satisfied as they relate to the Company and the Seller, respectively.

(c) Deliverables. The Buyer shall have received all items required to be delivered, or caused to be delivered, by the Seller pursuant to Section 1.4(a) at or prior to the Closing.

(d) No Company Material Adverse Effect or Seller Material Adverse Effect. Since the Execution Date, there shall not have occurred and be continuing, any change, event, circumstance or development that has had, or would, individually or in the aggregate, reasonably be likely to have, a Company Material Adverse Effect or a Seller Material Adverse Effect.

(e) IP Transfer. The IP Transfer shall have been completed to the reasonable satisfaction of the Buyer.

(f) Retained Employees. As of the Closing, at least eighty percent (80%) of the Company’s and its Subsidiaries’ employees shall be employed by the Company or one of its Subsidiaries and shall not have given notice of his or her intention to terminate his or her employment.

(g) Subsidiary Dissolution. The Seller shall have delivered to the Buyer evidence of the dissolution of Mimosa International, in form and substance reasonably satisfactory to the Buyer.

(h) Additional Closing Conditions. The transactions set forth on Exhibit K hereto shall have been completed.

8.3 Conditions to Obligations of the Company and the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is also subject to the satisfaction (or waiver by the Seller) at or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Buyer. (i) The Buyer Fundamental Representations shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Buyer (other than the representations set forth in the immediately preceding clause (i)) shall be true and correct (disregarding the terms “material,” “Buyer Material Adverse Effect” and other similar qualifications based upon materiality which shall be given no effect) as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Buyer Material Adverse Effect, and (iii) the Seller shall have received at the Closing a certificate signed by or on behalf of the Buyer to the effect that the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Performance of Obligations of Buyer. The Buyer shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, and the Seller shall have received a certificate signed on behalf of the Buyer to the effect the condition set forth in this Section 8.3(b) has been satisfied.

(c) Deliverables. The Seller or the Company, as the case may be, shall have received all items required to be delivered by the Buyer pursuant to Section 1.4(b) at or prior to the Closing.

8.4 Frustration of Closing Conditions. Neither the Buyer, on the one hand, nor the Seller, on the other hand, may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s or its respective Affiliates’ failure to act in good faith or to comply with its agreements set forth herein.

Article IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the Buyer and the Seller;

(b) by either the Buyer or the Seller, by giving written notice of such termination to the other party, if (i) the Closing shall not have occurred on or prior to the later of (x) the date that is one hundred and thirty (130) days from the Execution Date and (y) in the event that the draft CFIUS Notice has not been submitted on or before the date that is thirty (30) days from the Execution Date, the date that is one hundred (100) days from the date of submission of the draft CFIUS Notice (the “Termination Date”); provided, that if all conditions to the Closing have been satisfied or waived other than the receipt of CFIUS Approval or Turkish Competition Law Approval, the Termination Date may be extended by either the Buyer or the Seller for an additional eighty (80) days or (ii) any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure of a condition to the consummation of the transactions contemplated by this Agreement;

(c) by the Seller if there has been a breach of any representation, warranty, covenant or agreement made by the Buyer in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Section 8.3(a) or 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Seller to the Buyer and (ii) the Termination Date; or

(d) by the Buyer if there has been a breach of any representation, warranty, covenant or agreement made by the Company or the Seller in this Agreement, or any such representation and warranty shall have become untrue after the Execution Date, such that Section 8.2(a) or 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Buyer to the Company and (ii) the Termination Date.

9.2 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party (or of any of its representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that:

(a) no such termination shall relieve any party of any liability or damages to the other party resulting from such party’s Fraud or willful breach; and

(b) the provisions set forth in this Section 9.2, in Article X and Section 5.1 shall survive the termination of this Agreement;

Article X

MISCELLANEOUS

10.1 Notices.

All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly delivered (a) when delivered, if delivered personally to the intended recipient, (b) three (3) Business Days following sending by overnight delivery via an international courier service and, in each case, addressed to a party at the following address for such party, and (c) upon the earlier to occur of (i) confirmation of receipt or (ii) one (1) Business Day following sending by e-mail transmission:

(a)	if to the Buyer or, after the Closing, to the Company, to:

Radisys Corporation
3010 Gaylord Parkway, Suite 150
Frisco, TX 75034
Attn: Joe Harness
Email: joe.harness@ril.com

1st Floor, Maker Chambers IV, 222,

Nariman Point, Mumbai 400 021, India
Attn: Shashank More
Email: Shashank.more@ril.com

with a copy, that shall not constitute notice, to:

Covington & Burling LLP
One CityCenter

850 Tenth Street, NW
Washington, DC 20001
Attn: Ralph C. Voltmer
Email: rvoltmer@cov.com

(b)	if to Parent or the Seller, to:

Airspan Networks Holdings Inc.
Airspan Networks Inc.
777 Yamato Road, Suite 310
Boca Raton, FL 33431
Attn: Chris Riley
Email: criley@airspan.com

with a copy, that shall not constitute notice, to:

Cravath, Swaine & Moore LLP
Worldwide Plaza

825 Eighth Avenue

New York, NY 10019
Attn: Minh van Ngo; Bethany Pfalzgraf
Email: mngo@cravath.com; bpfalzgraf@cravath.com

and

Dorsey & Whitney LLP
Suite 1500, 50 South Sixth Street

Minneapolis, MN 55402
Attn: Brian Burke
Email: burke.brian@dorsey.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

10.2 Entire Agreement.

This Agreement (including the Company Disclosure Schedule and Exhibits and Schedules hereto and thereto and the documents and instruments referred to herein and therein that are to be delivered at or prior to the Closing, including the Ancillary Agreements and the Confidentiality Agreement) constitute the entire agreement among the parties to this Agreement and supersede any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof and thereof.

10.3 No Third Party Beneficiaries.

Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

10.4 Assignment.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer (and the Company after the Closing) may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, (i) to one or more of its Affiliates; or (ii) to any purchaser or other successor to substantially all of the business to which this Agreement relates; provided, that such transfer or assignment to an Affiliate shall not relieve the Buyer (or the Company, as applicable) of its primary liability for its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(b) Neither Parent nor the Seller shall enter into any agreement or arrangement (i) pursuant to which any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than Parent, the Seller or any other Subsidiary of the Parent) acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of Parent or the Seller, (ii) in respect of a merger or consolidation of Parent or the Seller with or into another corporation pursuant to which the stockholders of Parent or the Seller immediately prior to the consummation of such merger or consolidation would not, immediately after the consummation of such merger or consolidation, beneficially own (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in such merger or consolidation (or of its ultimate parent corporation, if any), or (iii) in respect of the sale or other disposition of all or substantially all of Parent’s or the Seller’s assets to any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than Parent, the Seller or any other Subsidiary of the Parent), in each case, unless such agreement or arrangement provides for the assumption of the obligations of Parent and the Seller under this Agreement and includes provisions requiring the successors and assigns of Parent and the Seller, as the case may be, to assume the obligations of Parent and the Seller under this Agreement, including Section 5.8 and Article VI. Parent and the Seller shall promptly, but no later than three (3) Business Days after entering into any such agreement or arrangement, notify the Buyer in writing.

10.5 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.6 Counterparts and Signature.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable Law.

10.7 Interpretation.

Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (ii) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) “will” has the same meaning as the word “shall”; (vi) “day” or “days” refers to calendar days; (vii) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (viii) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (ix) references to a Person are also to its permitted successors and assigns; (x) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (xi) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; (xii) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (xiii) “ordinary course of business” means, with respect to any Person or business, the ordinary course of business consistent with the applicable Person’s or business’ past custom and practice; (xiv) unless the context otherwise requires, references to a federal, state, local or foreign statute or Law, are to such statute or Law, as amended, supplemented or otherwise modified from time to time, including by succession of comparable successor Laws, and to the rules, regulations and delegated legislation promulgated or issued thereunder; (xv) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; (xvi) accounting terms not specifically defined herein shall be construed in accordance with GAAP; (xvii) “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties; (xviii) time periods based on the number of days within or following which an act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and, if applicable, by extending the period to the next Business Day immediately following if the last day of such period is not a Business Day; and (xix) except as otherwise agreed in writing (which writing shall refer to this Agreement and this provision and may include email communication) by counsel for the Buyer, on the one hand, and counsel for the Seller and the Company, on the other hand, a document being “made available to the Buyer” refers to the Company making such document available to the Buyer in the Company’s electronic data room at least two (2) Business Days prior to the date of this Agreement. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.8 Governing Law.

This Agreement, and all matters, claims or causes of action (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware; provided, that matters involving the internal corporate affairs of the Buyer, the Seller or the Company shall be governed by the Laws of the jurisdiction in which such corporation is organized.

10.9 Remedies.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law, in equity or otherwise. The right of specific enforcement is an integral part of the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements and without that right, none of the Sellers, the Company or the Buyer would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.9 shall not be required to provide any bond or other security in connection with any such order or injunction, and the party opposing such injunction or injunctions hereby agrees that it shall not contest the amount or absence of any such bond or other security requested or offered by the party seeking such injunction or injunctions. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.10 Consent to Jurisdiction.

Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Chancery Court of the State of Delaware, New Castle county located in Wilmington, Delaware and (b) the United States District Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, the Chancery Court of the State of Delaware, New Castle county located in Wilmington, Delaware. Each party hereto further agrees that service of any process, summons, notice or document in any of the manners set forth in this Section 10.10 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.10. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement and the transactions contemplated hereby in (a) the Chancery Court of the State of Delaware, New Castle county located in Wilmington, Delaware and (b) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives, and agrees not to plead, claim or assert by way of motion, defense, or otherwise in any such court that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and, that the venue of such action suit or proceeding is improper, or that this Agreement or the Acquisition may not be enforced in or by any of the above-named courts.

10.11 Waiver of Jury Trial.

Each party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other documents and instruments referred to herein by, among other things, the mutual waivers and certifications in this Section 10.11.

10.12 Company Disclosure Schedule.

The Company Disclosure Schedule is qualified in its entirety by reference to the specific provisions of this Agreement, and is not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements of the Company or the Seller. The Company Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit, or constitute a disclosure for purposes of, the representations, warranties and covenants of the Company and the Seller contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants. Reference to any document, contract or agreement, including this Agreement, therein is deemed to include any and all exhibits, schedules and annexes hereto. The Company Disclosure Schedule shall be arranged in numbered and lettered Sections and sub-Sections corresponding to the numbered and lettered Sections and sub-Sections contained in this Agreement and the disclosure in any Section or sub-Section of the Company Disclosure Schedule shall be deemed to qualify the corresponding Sections or sub-Sections contained in this Agreement, and the other Sections and sub-Sections contained in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other Sections and sub-Sections. The inclusion of any information in the Company Disclosure Schedule, or in any update thereto, shall not be deemed to be an admission or acknowledgment or otherwise imply that such information is or is not material, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect, or is outside the ordinary course of business or inconsistent with past practice. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein. Any additional matters set forth therein are set forth for informational purposes, do not necessarily include other matters of a similar nature and shall not be deemed to be an admission that such items must or should be disclosed. Disclosure in the Company Disclosure Schedule of any allegations with respect to any alleged failure to perform, or breach or default of a contractual or other duty or obligation, is not an admission that such has in fact occurred. The annexes, exhibits or schedules to the Company Disclosure Schedule, if any, form an integral part of the Company Disclosure Schedule and are incorporated by reference for all purposes as if set forth fully therein. The information contained in the Company Disclosure Schedule is in all events subject to the Confidentiality Agreement. In disclosing the information contained in Company Disclosure Schedule Letter, each of the Seller and Company expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

10.13 Knowledge.

For purposes of this Agreement, the terms “Company’s Knowledge,” “Known to the Company,” and “to the Knowledge of the Company” mean the actual knowledge of Eric Stonestrom, David Brant, Glenn Laxdal, Syed Aon Mujtaba, Reni Ninan and Sudanshu Mehta after due inquiry (including of each of the Company’s and its Affiliates’ applicable employees and, if applicable, outside counsel).

10.14 Fees and Expenses.

Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, that any Company Transaction Expenses shall be subtracted from the Closing Purchase Price unless paid prior to the Closing.

10.15 Amendment. Except as otherwise set forth in this Agreement, this Agreement may not be amended except by an instrument in writing signed by the Buyer, the Company and the Seller.

10.16 Joint Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

10.17 Fulfillment of Obligations. Any obligation of one party to the other party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such first party, shall be deemed to have been performed, satisfied or fulfilled by such first party.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed, as the case may be, in person or by their respective representatives or officers thereunto duly authorized as of the date first written above.

RADISYS CORPORATION

By:	/s/ Don Crosby
	Name:	Don Crosby
	Title:	Chief Financial Officer

AIRSPAN NETWORKS INC.

By:	/s/ Eric Stonestrom
	Name:	Eric Stonestrom
	Title:	Chief Executive Officer

MIMOSA NETWORKS INC.

By:	/s/ Eric Stonestrom
	Name:	Eric Stonestrom
	Title:	Chief Executive Officer

AIRSPAN NETWORKS HOLDINGS INC., solely for purposes of Section 5.8, Article VI and Article X

By:	/s/ Eric Stonestrom
	Name:	Eric Stonestrom
	Title:	Chief Executive Officer

[Signature Page to the Stock Purchase Agreement]